     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 2000

                                                      REGISTRATION NO. 333-37510
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 2


                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                              SYNC RESEARCH, INC.

             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                        3577                    33-0676350
 (State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
Incorporation or Organization)  Classification Code Number)

                                   12 MORGAN
                            IRVINE, CALIFORNIA 92618
                                 (949) 588-2070

          (Address, Including Zip Code and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                               WILLIAM K. GUERRY
                              SYNC RESEARCH, INC.
                                   12 MORGAN
                            IRVINE, CALIFORNIA 92618
                                 (949) 588-2070

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                           BLASE P. DILLINGHAM, ESQ.
                             GLENN M. HAMMOND, ESQ.
                      ORRICK, HERRINGTON & SUTCLIFFE, LLP
                           777 SOUTH FIGUEROA STREET
                         LOS ANGELES, CALIFORNIA 90017
                                 (213) 629-2020
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:


    As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of a subsidiary of the Registrant with and into Osicom Technologies, Inc., a Delaware corporation, as described in the Amended and Restated Agreement and Plan of Merger dated as of August 2, 2000.



    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE     AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
              REGISTERED                     REGISTERED              UNIT               PRICE(2)         REGISTRATION FEE
Common Stock, par value $0.001 per
  share...............................      7,300,000(1)              N/A             $9,900,333.33           $2,614



(1) The maximum number of shares of Sync common stock issuable in connection with the merger, based on the sum of (a) 3,537,401 shares of Sync common and
    (b) 700,000 shares of Sync Series A convertible preferred stock outstanding on July 31, 2000, and up to 3,000,000 additional shares.



(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(c) and (f) under the Securities Act. Pursuant to Rule 457(c), as to 3,000,000 shares, the proposed maximum offering price of the registrant's common stock is $3.30 per share, or an aggregate offering price of $9,900,000. Pursuant to Rule 457(f)(2) as to 4,300,000 shares, the proposed maximum aggregate offering price of the registrant's common stock was calculated in accordance with Rule 457(f)(2) under the Securities Act as one-third of the par value of the Osicom securities being received in the transaction or $333.33.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                              SYNC RESEARCH, INC.


                                                                  GREGORIO REYES
                                                           CHAIRMAN OF THE BOARD


Dear Stockholder:


    As most of you are aware, Sync has entered into a merger agreement with Osicom Technologies, Inc. (which we will refer to as "Parent"), a publicly held New Jersey corporation (Nasdaq:FIBR), to acquire a wholly-owned subsidiary of Parent doing business as Entrada Networks (which we will refer to as "Entrada"). As a result, we have delayed our annual meeting of stockholders in order to cover this very important matter. Our meeting is scheduled to be held at 10:00 a.m. local time, on Wednesday, August 30, 2000, at the Newport Beach Marriott Suites, 500 Bayview Circle, Newport Beach, California.



    In order to complete the merger, the holders of a majority of the shares of Sync common stock and Series A Preferred Stock voting at the meeting must vote in person or by proxy to authorize the issuance of shares of Sync common stock under the merger agreement. As part of the merger, stockholders are also being asked for approval to change Sync's name to "Entrada Networks, Inc." Only stockholders who held shares of Sync common stock or Series A Preferred Stock at the close of business on Tuesday, July 18, 2000 will be entitled to vote at the annual meeting. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSALS.



    We believe that the combination of Sync and Entrada will allow Sync to significantly improve its operating results. In addition, the merger represents a significant business opportunity to enter into the emerging and rapidly growing market for data storage systems (a.k.a. storage area networks or SANs). Entrada has already implemented its strategy for the SAN market and has SAN products currently in development.



    The merger involves the issuance of Sync common stock to Parent in exchange for all of the outstanding capital stock of Entrada and the Parent's contribution of additional cash to the capital of Entrada prior to the merger. The number of shares of Sync common stock to be issued to Parent will be equal to between approximately 55% and 63% of the outstanding Sync common stock after the merger. Immediately after the merger, Sync will own all of the outstanding capital stock of Entrada and Parent will own approximately 56% to 64% of the outstanding Sync common stock (includes shares owned by Parent on the record date).



    Details of the proposed merger, important information concerning Sync and Entrada, and information concerning other important proposals to be considered at the annual meeting appear in the accompanying proxy statement/prospectus. WE URGE YOU TO CAREFULLY READ THE PROXY STATEMENT/ PROSPECTUS, INCLUDING THE SECTION DESCRIBING RISK FACTORS THAT BEGINS ON PAGE 16.



    We need your support to successfully complete this transaction. Your board urges you to mark the enclosed proxy "FOR" the proposals and to sign and return the proxy promptly.


    All shareholders are cordially invited to attend our annual meeting in person. However, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it promptly to us in the enclosed postage-prepaid envelope. It is very important that your shares be represented and voted at the annual meeting. Your prompt cooperation is greatly appreciated.

                                          Sincerely,

                                          /s/ Gregorio Reyes


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSIONS HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



Dated: August   , 2000

                              SYNC RESEARCH, INC.

                                ----------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 30, 2000


                            ------------------------

    To the Stockholders of Sync Research, Inc.:


    We will hold an annual meeting of the stockholders of Sync Research, Inc. on Wednesday, August 30, 2000, at 10:00 a.m. local time at the Newport Beach Marriott Suites, 500 Bayview Circle, Newport Beach, California, to consider and vote upon the following proposals:



        1. To authorize the issuance of shares of Sync common stock under a merger agreement between Sync and Osicom Technologies, Inc. (which we will refer to as "Parent"). Through the merger, Sync will become the owner of all of the outstanding common stock of a wholly-owned subsidiary of Parent doing business as Entrada Networks (which we will refer to as "Entrada"), and the Parent will receive a number of shares of Sync common stock equal to between 55% and 63% of the outstanding Sync common stock after the merger;



        2. To approve, as part of the merger, the change of the name of Sync to "Entrada Networks, Inc.";



        3. To elect directors to serve for the ensuing year and until their successors are elected and qualified;



        4. To amend the 1995 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the Plan by an additional 100,000 shares;



        5. To ratify the appointment of Ernst & Young LLP as Sync's independent auditors for the fiscal year ending December 31, 2000; and



        6. To transact such other business as may properly come before the meeting or any postponements or adjournments of it by the Sync board of directors.



    Only holders of record of shares of Sync common stock and Series A Preferred Stock at the close of business on Tuesday, July 18, 2000, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of it. We cannot complete the merger unless the holders of a majority of the shares of Sync common stock and Series A Preferred Stock voting at the meeting in person or by proxy vote to authorize the issuance of shares of Sync common stock under the merger agreement.



    FOR MORE INFORMATION ABOUT THE MERGER, PLEASE REVIEW THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS AND THE MERGER AGREEMENT ATTACHED AS ANNEX A.


    Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope.

                                          By Order of the Board of Directors,

                                          [LOGO]

                                          William K. Guerry
                                          SECRETARY


Irvine, California
August   , 2000

                      REFERENCES TO ADDITIONAL INFORMATION

    This proxy statement/prospectus incorporates important business and financial information about Sync from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Sync at the following address and telephone number:

                               Ms. Gloria Corken
                               Investor Relations
                              Sync Research, Inc.
                                   12 Morgan
                                Irvine, CA 92618
                           Telephone: (949) 588-2070


    If you would like to request documents, please do so by August 18, 2000 in order to receive them before the Sync annual meeting. See "Where You Can Find More Information" (page 84).

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................       1

SUMMARY.....................................................       4

The Companies...............................................       4

General.....................................................       4

The Sync Annual Meeting.....................................       6

The Merger And The Merger Agreement.........................       7

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA AND SUMMARY
  UNAUDITED PRO FORMA INFORMATION...........................       9

COMPARATIVE PER SHARE DATA..................................      14

COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY...........      15

RISK FACTORS................................................      16

Risks Related to the Merger.................................      16

Risks Related to the Combined Companies' Business...........      18

Risks Related to the Combined Companies' Industry...........      23

THE SYNC ANNUAL MEETING.....................................      27

Date, Time and Place........................................      27

Purpose of Annual Meeting...................................      27

Record Date; Voting Power; Quorum...........................      27

Votes Required..............................................      28

Voting By Sync Directors And Executive Officers and
  Parent....................................................      28

Voting of Proxies...........................................      29

Revocability of Proxies.....................................      29

Solicitation of Proxies.....................................      29

THE MERGER..................................................      30

Ownership of Sync and Entrada Following the Merger; Stock
  Options...................................................      30

Background to the Merger....................................      30

Reasons for the Merger and Board of Directors
  Recommendation............................................      32

Fairness Opinion of Financial Advisor.......................      34

Private Placement Financing; Bring-Down of Alliant
  Opinion...................................................      38

Interests of Sync Directors and Management in the Merger....      39

Accounting Treatment........................................      40

Appraisal Rights............................................      40

Form of the Merger; Name Change.............................      40

Merger Consideration........................................      40

Conversion of Shares........................................      40

Effective Time of the Merger................................      40

Stock Exchange Listing of Sync Common Stock.................      41

Material United States Federal Income Tax Consequences of
  the Merger................................................      41

                                                                PAGE
                                                              --------
Regulatory Matters..........................................      41

Resale of Sync Common Stock.................................      41

THE MERGER AGREEMENT........................................      42

Conditions to the Completion of the Merger..................      42

No Solicitation.............................................      43

Termination.................................................      43

Conduct of Entrada's Business Prior to the Merger...........      44

Conduct of Sync's Business Prior to the Merger..............      46

Amendment; Waiver...........................................      48

Fees and Expenses...........................................      48

Representations and Warranties..............................      48

COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY...........      50

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION...............................................      51

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET....      52

SYNC RESEARCH, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED BALANCE SHEET................................      53

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
  OPERATIONS................................................      55

SYNC RESEARCH, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED STATEMENT OF OPERATIONS......................      57

BUSINESS OF ENTRADA.........................................      58

Description of Business.....................................      58

Entrada's Strategic Plan....................................      58

Markets for Entrada's Products..............................      58

Entrada's Product Development Approach......................      59

Products....................................................      60

Sales and Marketing.........................................      61

Customers and Markets.......................................      61

Customer Service and Support................................      62

Research and Development....................................      62

Manufacturing and Quality...................................      63

Availability of Raw Materials...............................      63

Patents, Trademarks and Licenses............................      63

Seasonality.................................................      64

Working Capital Practices...................................      64

Backlog.....................................................      64

Competition.................................................      64

Environmental Compliance....................................      65

Employees...................................................      65

                                                                PAGE
                                                              --------
ENTRADA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................      66

Results of Operations: Comparison of the Three Months Ended
  April 30, 2000 and April 30, 1999.........................      66

Results of Operations: Comparison of the Years Ended
  January 31, 2000 and January 31, 1999.....................      67

Results of Operations: Comparison of the Years Ended
  January 31, 1999 and January 31, 1998.....................      67

Liquidity and Capital Resources.............................      68

Year 2000 Compliance........................................      70

Effects of Inflation and Currency Exchange Rate.............      70

Impact of Recent Accounting Pronouncements..................      70

EXPERTS.....................................................      72

LEGAL MATTERS...............................................      72

OTHER ANNUAL MEETING PROPOSALS..............................      73

Proposal No. 3: Election Of Directors.......................      73

Potential New Directors.....................................      75

Proposal No. 4: Approval of Amendment to the 1995 Employee
  Stock Purchase Plan.......................................      76

Proposal No. 5: Approval of Independent Auditors............      81

Possible Stockholder Proposal...............................      81

OTHER MATTERS...............................................      81

DEADLINE FOR RECEIPT OF FUTURE STOCKHOLDER PROPOSALS........      81

INFORMATION CONCERNING SYNC.................................      82

DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/
  PROSPECTUS................................................      83

TRADEMARKS..................................................      83

WHERE YOU CAN FIND MORE INFORMATION.........................      84

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION............      85

INDEX TO ENTRADA FINANCIAL STATEMENTS.......................     F-1

  Report of Independent Certified Public Accountants........     F-2

  Balance Sheets............................................     F-3

  Statements of Operations..................................     F-4

  Statements of Stockholder's Equity (Deficit)..............     F-5

  Statements of Cash Flows..................................     F-6

  Notes to Financial Statements.............................     F-7

  Balance Sheets............................................    F-18

  Statement of Operations...................................    F-19

  Statement of Stockholder's Equity (Deficit)...............    F-20

  Statement of Cash Flows...................................    F-21

  Notes to Financial Statements.............................    F-22

ANNEX A AGREEMENT AND PLAN OF MERGER

ANNEX B OPINION OF FINANCIAL ADVISOR TO SYNC

ANNEX C BRING-DOWN OPINION OF FINANCIAL ADVISOR TO SYNC

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  WHY IS SYNC PROPOSING TO ENTER INTO THIS MERGER?


A. We believe that the combination of Sync and Entrada will allow Sync to significantly improve its operating results. In addition, the merger represents a significant business opportunity to enter into the emerging and rapidly growing market for data storage systems (known as Storage Area Networks or SANs). Entrada has already begun the implementation of a strategy for the SAN market and has SAN products currently in development.


Q.  WHAT WILL THE PARENT OF ENTRADA RECEIVE IN THE MERGER?


A. In the merger Parent, which is the sole owner of Entrada, will receive a number of shares of Sync common stock equal to between approximately 55% and 63% of the outstanding Sync common stock after the merger. The number of shares to be issued to Parent in exchange for the all of the outstanding common stock of Entrada will be equal to the number of outstanding shares of Sync common stock immediately prior to the merger. The Parent will also be issued an additional 1 million to 3 million shares of Sync common stock depending on the amount of cash the Parent contributes to the capital of Entrada prior to the merger. The number of additional shares will be calculated based on a purchase price per share equal to the average closing price per share of Sync's common stock for the thirty (30) trading days immediately preceding the merger, subject to a minimum price of $3.30 and a maximum price of $3.811. On the record date, the Parent owned 93,900 shares of Sync common stock which it acquired in the open market since it entered into the merger agreement.


Q. HOW WILL THE MERGER BE ACCOMPLISHED, AND WHAT WILL BE ITS IMPACT ON THE COMPANIES?


A. The respective boards of directors of Sync, Entrada and Parent have each approved the merger. If the Sync stockholders authorize the issuance of Sync common stock under the merger agreement at the annual meeting, then Entrada will merge with a wholly-owned subsidiary of Sync, with Entrada remaining as the surviving entity. Upon completion of the merger, Sync will own 100% of Entrada, and Parent will own between approximately 56% and 64% of Sync (includes the shares of common stock of Sync owned by Parent on the record date), together with any additional shares of Sync common stock which Parent may acquire in open market transactions between the record date and the merger. In addition, Sync will change its name to Entrada Networks, Inc. upon completion of the merger. The Parent has the right, effective thirty
    (30) days after the merger, to distribute to the shareholders of Parent, or otherwise transfer, all or a portion of the shares of Sync common stock Parent receives in the merger. Throughout this proxy statement/prospectus, the term "the combined companies" refers to Sync and Entrada following the merger.



   On the record date, Parent owned approximately 2.2% of the Sync common stock entitled to vote at the annual meeting. The Parent has advised Sync that it intends to vote the Sync common stock owned by it "for" the merger proposals.


Q.  WILL SYNC STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A. No. Sync stockholders will continue to hold the Sync shares they currently own.

Q.  WHO WILL MANAGE SYNC FOLLOWING THE MERGER?


A. The President and Chief Executive Officer of Sync following the merger will be Dr. Kanwar J.S. Chadha, who is currently the President and Chief Executive Officer of Entrada. William K. Guerry, currently the Chief Executive Officer, President and Chief Financial Officer of Sync, will be the Chief Operating Officer, Chief Financial Officer and Vice President-Finance and Administration of Sync following the merger. Anand Mehta, currently the Chief Technology Officer and Vice President-Engineering of Entrada, will be the Chief Technology Officer and Vice President-

    Engineering of Sync following the merger. Arthur Trakas, currently the Executive Vice President-Sales and Marketing of Parent and Entrada, will be the Executive Vice President-Sales and Marketing of Sync following the merger. Assuming that at the annual meeting the Sync stockholders authorize the issuance of Sync common stock under the merger agreement and elect the slate of directors that the Sync board of directors has nominated, Mr. Guerry and William J. Schroeder will step down as directors of Sync and the board of directors of Sync following the merger will consist of Gregorio Reyes, currently the Chairman of Sync's board of directors, Dr. Chadha, Charles A. Haggerty, currently a director of Sync, Leonard N. Hecht, currently a director of Parent, and Rohit Phansalkar, currently a director, Chairman of the Board and Chief Executive Officer of Parent. Mr. Phansalker is a former partner of Andersen, Weinroth & Co., L.P., affiliates of which own all of the outstanding Series A Preferred Stock of Sync and are stockholders of Parent. For more information, see "Other Annual Meeting Proposals--Proposal No. 3: Election Of Directors."


Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A. We expect to complete the merger as quickly as possible after the annual meeting.


Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO SYNC STOCKHOLDERS?


A. The merger will not have any tax consequences for Sync stockholders. For more information, see "Material United States Federal Income Tax Consequences of the Merger."


Q:  WHEN AND WHERE IS THE SYNC STOCKHOLDER MEETING?


A. The annual meeting will take place at 10:00 a.m. local time, on Wednesday, August 30, 2000, at the Newport Beach Marriott Suites, 500 Bayview Circle, Newport Beach, California. You may attend the annual meeting and vote your shares in person, rather than signing and mailing your proxy.


Q.  WHAT DO I NEED TO DO NOW?


A. After carefully reading and considering the information contained in this proxy statement/ prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the merger proposals. In order to assure that your vote is obtained, please vote your proxy as instructed on your proxy card even if you currently plan to attend the annual meeting in person.


Q.  DOES SYNC'S BOARD RECOMMEND VOTING IN FAVOR OF THE MERGER?


A. Yes. After careful consideration, the board of directors of Sync unanimously recommends voting in favor of the merger proposals, authorizing the issuance of shares of Sync common stock under the merger agreement and changing the name of Sync to Entrada Networks, Inc.


Q.  ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
    MERGER?


A. Yes. There are risks and uncertainties because Sync and Entrada are in a highly competitive and rapidly evolving industry. In evaluating the merger, you should carefully consider these and other risk factors discussed in the section entitled "Risk Factors" beginning on page 16 of this proxy statement/prospectus.


Q.  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?


A. Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this three different ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Sync stockholders choosing either of these options should send their revocation letter or new proxy card to Sync's Investor Relations representative at the address provided below. If you have instructed a broker to vote your shares, you must follow the directions provided by your broker to change those instructions. Third, if you are a holder of record, you may change your vote by attending the annual meeting and actually voting in person. Simply attending the meeting, however, will not revoke your proxy.


Q: IF MY SYNC SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?


A. Your broker will vote your Sync shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, unless you appear in person at the annual meeting with a legal, valid proxy from your broker.


Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

           Ms. Gloria Corken
           Investor Relations
           Sync Research, Inc.
           12 Morgan
           Irvine, CA 92618
           Telephone: (949) 588-2070

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE PROXY STATEMENT/ PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 86. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.


THE COMPANIES

    SYNC RESEARCH, INC. Sync develops, manufactures, markets, supports and provides wide-area network access and management products and services designed to economically and reliably support business critical applications across carrier provided packetized transmission services, such as frame relay. Sync follows a sales strategy relying primarily on a direct sales force and leveraging resellers, distributors and carriers as delivery channels for its products.

    As used in this proxy statement/prospectus, the term "Sync" refers to Sync Research, Inc. and its subsidiaries, unless the context otherwise requires. Sync was incorporated in California in September 1981 and was reincorporated in Delaware in September 1995. Sync's principal executive offices are located at 12 Morgan, Irvine, California 92618 and its telephone number is (949) 588-2070.


    OSICOM TECHNOLOGIES, INC. (DOING BUSINESS AS ENTRADA NETWORKS), a Delaware corporation and a wholly-owned subsidiary of Osicom Technologies, Inc., a publicly-held New Jersey Corporation. Entrada, based in Annapolis Junction, Maryland, designs, manufactures and markets products that provide access to and enhance the performance of data and telecommunications networks, and is currently developing products that provide connectivity for storage networks. Many of Entrada's products are incorporated into the remote access and other server products of original equipment manufacturers ("OEMs"). In addition, certain of Entrada's products are deployed by telecommunications network operators, applications service providers, internet service providers, and the operators of corporate local area and wide area networks for the purpose of providing access to and transport within their networks.



    As used in this proxy statement/prospectus, the term "Entrada" refers to Osicom Technologies, Inc., a Delaware corporation, unless the context otherwise requires. Entrada was incorporated in Delaware in 1972. Entrada's principal executive offices are located at 9020 Junction Drive, Annapolis Junction, Maryland 20701 and its telephone number is (301) 317-7710.



    As used in this proxy statement/prospectus, the term "the combined companies" refers to both Sync and Entrada following the completion of the merger.


GENERAL


    SYNC'S BOARD RECOMMENDATION TO STOCKHOLDERS (PAGE 33)



    The Sync board of directors believes that the merger is fair to you and in your best interest and unanimously recommends that you vote "for" the proposal to authorize the issuance of Sync common stock under the merger agreement and the proposal to approve Sync's name change to Entrada Networks, Inc. for completion of the merger. To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, see pages 16 to 26 and 30 to 33.



    OWNERSHIP OF SYNC AND ENTRADA FOLLOWING THE MERGER; STOCK OPTIONS (PAGE 30)



    Immediately following the merger, (i) Sync will own 100% of Entrada, and
(ii) Parent will own between approximately 56% and 64% of Sync (includes the shares of Sync common stock owned by

Parent on the record date), together with any additional shares of Sync common stock which Parent may acquire between the record date and the date of the merger. The Parent has the right to have Sync distribute to the shareholders of Parent all or a portion of the shares of Sync common stock Parent is entitled to receive in the merger. In addition, certain employees of Entrada will be granted options to purchase shares of Sync's common stock which, in the aggregate, shall equal the number of shares of Sync common stock issuable upon the exercise of all of the outstanding Sync options at the time of the merger.



    REASONS FOR THE MERGER (PAGE 32)



    We believe that the combination of Sync and Entrada will allow Sync to significantly improve its operating results. In addition the merger represents a significant business opportunity to enter into the emerging and rapidly growing market for data storage systems (known as Storage Area Networks or SANs). Entrada has already begun the implementation of a strategy for the SAN market and has SAN products currently in development.



    The merger will strengthen the capabilities of Sync and Entrada to compete in the very competitive networking market. The combined companies will be better able to (i) provide customers with a more comprehensive set of networking solutions, and (ii) develop products for new high growth technologies and markets, including storage networking. The Sync board of directors believes that the combination with Entrada will assist Sync in strengthening its ability to effectively compete in the market and improve the overall financial results of Sync. The Sync board of directors also believes that the technologies, product lines and fundamental business and operating strategies of Sync and Entrada are complementary and consistent, and that Sync and Entrada together can provide a greater range of products and superior market coverage compared to each as a stand-alone business. In addition, the Sync board of directors believes that a combination of the two companies provides greater potential for enhanced stockholder value than does the continuation of Sync's operations in its present form or any of the alternative business strategies that it considered.



    APPRAISAL RIGHTS (PAGE 40)



    Holders of Sync common stock and Series A Preferred Stock are not entitled to dissenters' appraisal rights under Delaware law in connection with the merger.



    INTERESTS OF SYNC DIRECTORS AND MANAGEMENT IN THE MERGER (PAGE 39)



    In considering the Sync board's recommendation that you vote in favor of the merger proposals, you should be aware that some officers and directors of Sync have interests in the merger that are different from, or in addition to, the interests of Sync stockholders. Please refer to page 39 for more information.



    MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 41)


    For United States federal income tax purposes, regardless of whether the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, no gain or loss will be recognized by Sync or the Sync stockholders as a result of the merger.


    FAIRNESS OPINION OF FINANCIAL ADVISOR (PAGE 34)



    In deciding to approve the issuance of shares of Sync common stock under the merger, the Sync board of directors considered the opinion, as of the date of the merger agreement, of its financial advisor, Alliant Partners, as to the fairness of the exchange ratio in the merger to Sync stockholders from a financial point of view. This opinion is attached as Annex B to this proxy statement/prospectus and sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. ALLIANT PARTNERS UPDATED THEIR OPINION AS OF
AUGUST 2, 2000 AND SUCH BRINGDOWN OPINION IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE STOCKHOLDERS TO READ THESE OPINIONS CAREFULLY. THESE OPINIONS ARE DIRECTED TO THE BOARD OF DIRECTORS AND ARE NOT A RECOMMENDATION TO STOCKHOLDERS WITH RESPECT TO ANY MATTER RELATING TO THE MERGER. THE OPINIONS SPEAK ONLY AS OF THEIR DATE OF ISSUANCE AND THE FINANCIAL ADVISOR OF SYNC IS UNDER NO OBLIGATION TO CONFIRM ITS OPINIONS AS OF A LATER DATE. FURTHER, THE BOARD OF DIRECTORS MAY NOT NECESSARILY REQUEST THAT ITS FINANCIAL ADVISOR CONFIRM ITS OPINIONS AS OF A LATER DATE.



THE SYNC ANNUAL MEETING (PAGE 27)



    The Sync annual meeting will be held at the Newport Beach Marriott Suites, 500 Bayview Circle, Newport Beach, California, at 10:00 a.m., local time, on Wednesday, August 30, 2000. At the Sync annual meeting, Sync stockholders will be asked to adopt the merger proposals, as well as to vote upon other proposals of the board of directors as described in this proxy statement/prospectus. This proxy statement/prospectus is being furnished to you in connection with the solicitation by the Sync board of directors of proxies for use in voting at the annual meeting.


    RECORD DATE; VOTING POWER


    You are entitled to vote at the annual meeting if you owned shares of Sync as of the close of business on Tuesday, July 18, 2000, which is the record date.



    On the record date, there were 4,237,136 shares of Sync common stock and Series A Preferred Stock entitled to vote at the Sync annual meeting. The number of shares entitled to vote does not include 68,000 shares of common stock held by Sync, and which shares Sync intends to retire prior to the merger. Sync stockholders will have one vote for each share of Sync common stock and Series A Preferred Stock they owned on the record date.


    VOTES REQUIRED


    In order to consummate the merger, a majority of the shares of Sync common stock and Series A Preferred Stock present in person or by proxy at the meeting, voting as a group, must vote in favor of the issuance of shares of Sync common stock. Approval of the name change requires the affirmative vote of at least a majority of the shares of Sync common stock and Series A Preferred Stock entitled to vote at the annual meeting. A plurality of votes cast is required to elect directors. Approval of the amendment to the 1995 Employee Stock Purchase Plan, as well as approval of Ernst & Young LLP as Sync's independent auditors, require the affirmative vote of at least a majority of the shares of Sync common stock and Series A Preferred Stock present in person or by proxy at the meeting.



    VOTING BY DIRECTORS AND EXECUTIVE OFFICERS; PARENT



    On the record date, directors and executive officers of Sync and their affiliates owned and were entitled to vote 117,167 shares of Sync common stock, or approximately 2.8% of the shares of Sync stock entitled to vote at the annual meeting. The directors and executive officers of Sync have indicated that they intend to vote the Sync common stock owned by them "for" adoption of the merger proposals.



    On the record date, Parent owned and was entitled to vote 93,900 shares of Sync common stock, or approximately 2.2% of the shares of Sync stock entitled to vote at the annual meeting. The Parent has indicated that it intends to vote its shares of Sync common stock "for" adoption of the merger proposals.



    On the record date, all of the outstanding Series A Preferred Stock of Sync, or approximately 16.5% of the shares of Sync stock entitled to vote at the annual meeting, was held by Entrada Holdings

LLC ("Entrada Holdings"). Entrada Holdings is an affiliate of Andersen,
Weinroth & Co., L.P., of which Rohit Phansalkar, the Chairman of the Board, Chief Executive Officer and a director of Parent, is a former partner. An affiliate of Andersen, Weinroth & Co., L.P. is also a shareholder of Parent. Entrada Holdings has indicated that it intends to vote its shares of Sync Series A Preferred Stock "for" adoption of the merger proposals.


THE MERGER AND THE MERGER AGREEMENT


    THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX
A. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY. IT IS THE PRINCIPAL DOCUMENT GOVERNING THE MERGER.



    MERGER CONSIDERATION (PAGE 40)



    At the closing of the merger, Sync will issue shares of Sync common stock to the Parent in exchange for all of the outstanding capital stock of Entrada and the Parent's contribution of additional cash to the capital of Entrada prior to the merger. The number of shares to be issued to Parent in exchange for the all of the outstanding common stock of Entrada will be equal to the number of outstanding shares of Sync common stock immediately prior to the merger. The Parent will also be issued an additional 1 million to 3 million shares of Sync common stock depending on the amount of cash the Parent contributes to the capital of Entrada prior to the merger. The number of additional shares will be calculated based on a purchase price per share equal to the average closing price per share of Sync's common stock for the thirty (30) trading days immediately preceding the merger, subject to a minimum price of $3.30 and a maximum price of $3.811. The exchange ratio and purchase price were determined through arm's-length negotiations between Sync and Parent.



    CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 42)



    The respective obligations of Sync and Parent to effect the merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite Sync stockholder and regulatory approvals, the approval for quotation on the Nasdaq National Market of the Sync common stock to be issued pursuant to the merger, the absence of any injunction prohibiting consummation of the merger, and the accuracy of the representations and warranties contained in the merger agreement.


    Each of the conditions to the merger may be waived by the company entitled to assert the condition.


    TERMINATION OF THE MERGER AGREEMENT AND TERMINATION FEE (PAGE 43)



    Sync and Parent can mutually agree to terminate the merger agreement without completing the merger. Either Sync or Parent can terminate the merger agreement by written notice if the merger is not completed by September 15, 2000, or if any court or governmental authority prohibits the transactions contemplated by the merger agreement and such prohibition is final and nonappealable. Additionally, if Sync receives a non-solicited proposal from another company to acquire or merge with Sync that Sync's board of directors considers to be superior to the proposed transaction with Entrada, then Sync may terminate the merger agreement upon agreement to pay Parent a termination fee of $1,000,000. Likewise, if Parent receives a non-solicited proposal from another company to acquire or merge with Entrada that Parent's board of directors considers to be superior to the proposed merger with Sync, then Parent may terminate the merger agreement upon agreement to pay Sync a termination fee of $1,000,000. If the stockholders of Sync vote not to authorize the issuance of Sync common stock for completion of the merger, then Sync will be required to pay Parent a fee of $250,000 within thirty (30) days of such stockholder vote.

    WHEN THE MERGER TAKES EFFECT (PAGE 40)


    The merger will become effective when all necessary documentation has been filed with the Delaware Secretary of State. Such documentation will be filed promptly upon satisfaction or waiver of each of the conditions provided in the merger agreement.


    CONVERSION OF SHARES (PAGE 40)



    After completion of the merger, Parent will no longer have any rights as a stockholder of Entrada. Once the merger is effective, Parent will surrender its Entrada stock certificates and in turn the Parent and/or shareholders of the Parent will receive Sync stock certificates from the transfer agent.



    REGULATORY MATTERS (PAGE 41)


    Certain aspects of the merger will require notifications to, and/or approvals from, certain United States authorities. Sync and Entrada believe that all material notifications, filings and approvals have been made or obtained, or will be made or obtained prior to the effective date of the merger, as the case may be. See "The Merger Agreement--Conditions to the Completion of the Merger."


    ACCOUNTING TREATMENT (PAGE 40)


    The merger will be accounted for as an acquisition of Sync by Entrada under the "purchase" method of accounting in accordance with generally accepted accounting principles.


    RESALE OF SYNC COMMON STOCK (PAGE 41)



    All shares of Sync common stock received by Parent in the merger will be freely transferable, except that Parent shall be deemed to be an "affiliate" (as such term is defined under the Securities Act of 1933) of Sync and, accordingly, such shares may be resold by Parent only in transactions permitted by the resale provisions of Rules 144 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                  AND SUMMARY UNAUDITED PRO FORMA INFORMATION

    The following selected historical financial data of Sync for the three years ended December 31, 1999, 1998 and 1997 and as of December 31, 1999 and 1998 has been derived from the audited historical financial statements incorporated by reference herein and should be read in conjunction with such consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations. The statement of operations data for the years ended December 31, 1996 and 1995 have been derived from audited financial statements not included in this proxy statement/prospectus. The selected financial data of Sync for the three months ended March 31, 2000 and 1999 has been derived from Sync's unaudited financial statements which have been incorporated by reference from Sync's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed with the Securities and Exchange Commission. These interim operating results are not necessarily indicative of the results that may be expected for the entire fiscal year.


    The following selected historical financial data of Entrada for the three years ended January 31, 2000, 1999 and 1998 and as of January 31, 2000, 1999 and 1998 has been derived from the audited historical financial statements included elsewhere herein and should be read in conjunction with such consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations. The selected financial data of Entrada for the three months ended April 30, 2000 and 1999 and as of April 30, 2000 has been derived from the unaudited financial statements included elsewhere herein and should be read in conjunction with such consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations. The statement of operations data for the periods up to January 31, 1997 have been derived from audited financial statements not included in this proxy statement/prospectus.


    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated, nor is it necessarily indicative of future operating results or financial position.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA--SYNC
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        FOR THE THREE
                                        MONTHS ENDED
                                          MARCH 31,                      YEARS ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       2000       1999       1999       1998       1997       1996       1995
                                     --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net revenues.......................  $ 3,150    $ 5,106    $18,152    $ 24,702   $ 23,256   $ 36,346   $34,933
Cost of sales......................    1,916      2,851      9,905      15,850     14,724     19,995    17,584
                                     -------    -------    -------    --------   --------   --------   -------
Gross profit.......................    1,234      2,255      8,247       8,852      8,532     16,351    17,349
Operating expenses:
  Research and development.........    1,062      1,715      5,503       7,420      7,195      7,687     5,636
  Selling and marketing............      859      1,796      5,136      11,851     14,318     14,484    11,248
  General and administrative.......      551        614      2,284       3,048      3,741      5,795     2,871
  Non-recurring charges............       --         --         --       2,852      1,241         --        --
                                     -------    -------    -------    --------   --------   --------   -------
  Total operating expenses.........    2,472      4,125     12,923      25,171     26,495     27,966    19,755
                                     -------    -------    -------    --------   --------   --------   -------
Operating loss.....................   (1,238)    (1,870)    (4,676)    (16,319)   (17,963)   (11,615)   (2,406)
Interest income, net...............      114        135        408         875      1,455      2,184       461
                                     -------    -------    -------    --------   --------   --------   -------
Loss before income taxes...........   (1,124)    (1,735)    (4,268)    (15,444)   (16,508)    (9,431)   (1,945)
Provision for income taxes.........        1         --          6           2         --          2        45
                                     -------    -------    -------    --------   --------   --------   -------
Net loss...........................  $(1,125)   $(1,735)   $(4,274)   $(15,446)  $(16,508)  $ (9,433)  $(1,990)
                                     =======    =======    =======    ========   ========   ========   =======
Basic and diluted net loss per
  share............................  $ (0.32)   $ (0.50)   $ (1.22)   $  (4.44)  $  (4.81)  $  (3.04)  $ (2.31)
                                     =======    =======    =======    ========   ========   ========   =======
Shares used in computing net loss
  per share........................    3,516      3,505      3,493       3,479      3,434      3,258     1,364
                                     =======    =======    =======    ========   ========   ========   =======


                                             AS OF
                                             MARCH
                                              31,                       AS OF DECEMBER 31,
                                            --------   ----------------------------------------------------
                                              2000       1999       1998       1997       1996       1995
                                            --------   --------   --------   --------   --------   --------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................  $ 7,696    $ 8,632    $ 14,135   $ 21,734   $ 35,874   $50,633
Working capital...........................   10,665     11,611      14,337     28,718     44,336    58,260
Total assets..............................   16,839     19,197      26,791     38,495     55,692    66,672
Capitalized lease obligations, less
  current maturities......................        9          7          60        111        146       398
Mandatorily redeemable preferred stock....       --         --          --         --         --     5,591
Total stockholders' equity................   12,225     13,291      17,571     32,818     48,803    54,862

                  SELECTED HISTORICAL FINANCIAL DATA--ENTRADA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                THREE MONTHS ENDED
                                                    APRIL 30,             YEARS ENDED JANUARY 31,
                                              ----------------------   ------------------------------
                                                2000          1999       2000       1999       1998
                                              --------      --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net revenues................................  $ 3,710       $ 6,418    $ 28,771   $ 29,007   $30,624
Cost of sales...............................    5,398         3,891      17,498     16,043    17,061
                                              -------       -------    --------   --------   -------
Gross profit................................   (1,688)        2,527      11,273     12,964    13,563
Operating expenses:
  Research and development..................    1,650         1,250       6,223      5,503     3,546
  Selling and marketing.....................    1,034         1,134       5,647      8,329     8,974
  General and administrative................      530           696       2,177      2,270     3,611
  Non-recurring charges.....................    2,069            --          --         --     3,873
                                              -------       -------    --------   --------   -------
  Total operating expenses..................    5,283         3,080      14,047     16,102    20,004
                                              -------       -------    --------   --------   -------
Loss from operations........................   (6,971)         (553)     (2,774)    (3,138)   (6,441)
Interest expense, net.......................      (96)         (152)       (613)      (578)     (513)
                                              -------       -------    --------   --------   -------
Loss before income taxes....................   (7,067)         (705)     (3,387)    (3,716)   (6,954)
Income taxes................................       --            --          --         --        --
                                              -------       -------    --------   --------   -------
Net loss....................................  $(7,067)      $  (705)   $ (3,387)  $ (3,716)  $(6,954)
                                              =======       =======    ========   ========   =======
Net loss per share, basic and diluted.......  $(7,067)      $  (705)   $ (3,387)  $ (3,716)  $(6,954)
                                              =======       =======    ========   ========   =======
Shares used in computing net loss per share,
  basic and diluted.........................        1             1           1          1         1
                                              =======       =======    ========   ========   =======



                                                           AS OF
                                                         APRIL 30,         AS OF JANUARY 31,
                                                         ---------   ------------------------------
                                                           2000        2000       1999       1998
                                                         ---------   --------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents..............................   $    --    $    112   $    198   $   246
Working capital........................................       373       4,209      1,066    (1,556)
Total assets...........................................    11,521      16,544     16,750    16,364
Long-term debt, less current portion...................       252         302        154        --
Amount due to Parent...................................    24,523      21,769     17,337    10,215
Total stockholders' equity (deficit)...................   (21,773)    (14,706)   (11,319)   (6,954)


------------------------

(1) Entrada was acquired by Parent on July 1, 1996.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        JULY 1, 1996     MAY 1,
                                                             TO          1996 TO     YEARS ENDED APRIL 30,
                                                         JANUARY 31,    JUNE 30,    -----------------------
                                                           1997(1)        1996         1996         1995
                                                        -------------   ---------   ----------   ----------
STATEMENT OF OPERATIONS DATA:
Net revenues..........................................     $14,884       $ 5,174      $25,731      $30,627
Cost of sales.........................................       8,545         2,930       17,795       20,159
                                                           -------       -------      -------      -------
Gross profit..........................................       6,339         2,244        7,936       10,468
Operating expenses:
  Research and development............................       1,128           450        2,874        2,790
  Selling and marketing...............................       3,374         1,003        7,000       10,037
  General and administrative..........................       1,219           183        1,800        2,004
  Non-recurring charges...............................       6,877            --           --           --
                                                           -------       -------      -------      -------
  Total operating expenses............................      12,598         1,636       11,674       14,831
                                                           -------       -------      -------      -------
Loss from operations..................................      (6,259)          608       (3,738)      (4,363)
Interest expense, net.................................         152            63          413          148
                                                           -------       -------      -------      -------
Loss before income taxes..............................      (6,411)          545       (4,151)      (4,511)
Income taxes..........................................          --             7            1           17
                                                           -------       -------      -------      -------
Net loss..............................................     $(6,411)      $   538      $(4,152)     $(4,528)
                                                           =======       =======      =======      =======
Net loss per share, basic and diluted.................     $(6,411)      $   538      $(4,152)     $(4,528)
                                                           =======       =======      =======      =======
Shares used in computing net loss per share, basic and
  diluted.............................................           1             1            1            1
                                                           =======       =======      =======      =======

                                                            AS OF         AS OF         AS OF APRIL 30,
                                                         JANUARY 31,    JUNE 30,    -----------------------
                                                            1997          1996         1996         1995
                                                        -------------   ---------   ----------   ----------
BALANCE SHEET DATA:
Cash and cash equivalents.............................     $    20       $   228      $   511      $   (10)
Working capital.......................................       1,276         4,094        1,903        4,035
Total assets..........................................      13,260        11,654       11,243       14,778
Long-term debt, less current portion..................          --            --           --           --
Amount due to Parent..................................       7,287         1,400        1,400           --
Total stockholders' equity (deficit)..................         649         1,971        1,726        5,878


------------------------

(1) Entrada was acquired by Parent on July 1, 1996.

    SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)(1)


                                                                   THREE
                                                                  MONTHS
                                                                   ENDED           YEAR ENDED
                                                              APRIL 30, 2000    JANUARY 31, 2000
                                                              ---------------   ----------------
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net revenues..............................................      $ 6,860            $46,923
  Loss from operations......................................       (8,127)            (7,124)
  Net loss..................................................       (8,110)            (7,335)
  Net loss per share........................................        (0.86)             (0.78)
  Number of shares used to compute net loss per share.......        9,453              9,430



                                                                  AS OF
                                                              --------------
                                                              APRIL 30, 2000
                                                              --------------
PRO FORMA CONSOLIDATED BALANCE SHEET DATA:
  Cash......................................................      $13,057
  Working capital...........................................       15,399
  Total assets..............................................       32,088
  Long-term debt............................................          261
  Total stockholders' equity................................       17,703


------------------------


(1) The pro forma consolidated financial information for Sync and Entrada reflects the issuance of 5,237,401 shares of Sync common stock (the actual number of shares to be issued may be different) for all of the issued and outstanding Entrada shares and the contribution by Parent of not less than $3,300,000 to the capital of Entrada in connection with the merger and reflects the issuance of 700,000 shares of common stock upon the conversion of all of Sync's outstanding Series A Preferred Stock, which was issued in May 2000 for net proceeds of approximately $2.1 million. The pro forma consolidated financial information excludes the effect of the issuance of up to 2 million additional shares of Sync common stock to Parent in connection with the merger.

                           COMPARATIVE PER SHARE DATA


    The following table sets forth certain historical per share data of Sync and Entrada and combined per share data on an unaudited pro forma basis after giving effect to the merger on a purchase accounting basis assuming 5,237,401 shares of Sync common stock are issued in the merger in exchange for all of the Entrada common stock outstanding and the contribution by Parent of not less than $3,300,000 to the capital of Entrada prior to the merger, and reflecting the issuance of 700,000 shares of common stock upon the conversion of all of the outstanding Series A Preferred Stock. The data in the table does not give effect to the issuance of up to 2 million additional shares of Sync common stock to Parent in the merger. The information set forth below should be read in conjunction with the selected historical consolidated financial data, the unaudited pro forma combined condensed financial information and the historical financial statements of Sync and Entrada included in this proxy statement/prospectus. The unaudited pro forma combined condensed financial information is not necessarily indicative of the operating results that would have been achieved had the transaction been effected as of the beginning of the periods presented and should not be construed as representative of future results of operations. The merger is expected to be accounted for as a reverse acquisition of Sync by Entrada. Neither Sync nor Entrada has ever declared or paid cash dividends on their respective shares of capital stock.



                                                  THREE MONTHS
                                                     ENDED        YEAR ENDED
                                                   MARCH 31,     DECEMBER 31,
                                                      2000           1999
                                                  ------------   ------------
Per share amounts:
Historical-Sync:
  Net loss......................................    $  (0.32)      $  (1.22)
  Book value (at period end)....................        3.46



                                                   THREE MONTHS
                                                      ENDED           YEAR ENDED
                                                  APRIL 30, 2000   JANUARY 31, 2000
                                                  --------------   ----------------
Historical-Entrada:
  Net loss......................................     $ (7,067)         $ (3,387)
  Book value (at period end)....................      (21,773)



                                                   THREE MONTHS
                                                      ENDED           YEAR ENDED
                                                  APRIL 30, 2000   JANUARY 31, 2000
                                                  --------------   ----------------
Per Sync share:
  Net loss......................................     $  (0.86)          $ (0.78)
  Book value....................................         1.81
Per equivalent Entrada share(1):
  Net loss......................................     $ (4,504)          $(4,085)
  Book value....................................        9,479


------------------------


(1) In accordance with the merger agreement, 5,237,401 shares are anticipated to be issued upon the completion of the merger in exchange for the 1,000 shares of issued and outstanding common stock of Entrada and the contribution by Parent of not less than $3,300,000 to the capital of Entrada prior to the merger. Accordingly, the per share equivalent Entrada share amounts have been derived based upon the calculation that each Entrada share is equivalent to 5,237 Sync shares.

               COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY

    Sync's common stock is listed on the Nasdaq Stock Market and trades under the symbol SYNX. The following table presents the high and low closing sale prices for Sync's common stock as reported in the Nasdaq National Market for the periods indicated.


                                                                HIGH       LOW
                                                              --------   --------
2000
  Q1........................................................   $ 5.41     $ 3.25
  Q2........................................................     4.75       1.75
1999
  Q1........................................................     6.56       2.97
  Q2........................................................     3.59       1.87
  Q3........................................................     2.75       1.94
  Q4........................................................     3.25       2.19
1998
  Q1........................................................    19.38      11.71
  Q2........................................................    20.31      10.44
  Q3........................................................    19.38       6.88
  Q4........................................................     7.81       3.56



    On April 10, 2000, the last trading day prior to the announcement by Sync and Entrada that they had reached an agreement concerning the merger, the closing sales price of Sync common stock as reported on the Nasdaq National Market was $3.125 per share. On July 31, 2000, the closing sale price of Sync common stock as reported on the Nasdaq National Market was $2.75 per share.



    As of July 18, 2000, there were 214 stockholders of record of Sync common stock, and Sync believes there were approximately 2,900 beneficial owners of Sync common stock.



    Following the merger, Sync common stock will continue to be traded on the Nasdaq National Market. See "Risk Factors" beginning on page 16. Sync is in the process of applying for a new trading symbol to take effect upon the consummation of the merger.



    Neither Sync nor Entrada has ever paid cash dividends on their capital stock. Sync's bank line of credit prohibits Sync from paying cash dividends without the bank's prior written consent. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon the combined companies' financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

                                  RISK FACTORS


    IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS, SYNC STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO VOTE FOR THE MERGER. THE OCCURRENCE OF ANY OF THE RISKS DESCRIBED BELOW OR INCORPORATED BY REFERENCE HEREIN COULD MATERIALLY ADVERSELY AFFECT THE BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SYNC.


RISKS RELATED TO THE MERGER

    SYNC AND ENTRADA MAY BE UNABLE TO SUCCESSFULLY INTEGRATE THEIR OPERATIONS AND REALIZE THE COST SAVINGS THAT WE ANTICIPATE.

    The success of the merger depends in substantial part on the ability of Sync and Entrada to integrate their respective operations in an efficient and effective manner. The integration of Entrada's operations into Sync following the merger will require the dedication of management resources in order to achieve the anticipated operating efficiencies of the merger which may temporarily distract attention from day to day business operations of the combined companies. The difficulties of combining the Entrada operations into Sync are exacerbated by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. No assurance can be given that difficulties encountered in integrating the operations of Entrada into Sync will be overcome or that the benefits expected from such integration will be realized. The inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business, results of operations and financial condition of the combined companies. In addition, as commonly occurs with mergers of technology companies, aggressive competitors may undertake initiatives to attract customers and to recruit key employees, which could have a material adverse effect on the business, results of operations and financial condition of Sync.

    THE COMBINED COMPANIES WILL INCUR SUBSTANTIAL EXPENSES AND RESTRUCTURING CHARGES IN CONNECTION WITH THE MERGER.

    Sync and Entrada expect to incur certain expenses in connection with the restructuring and consolidation of the operations of the combined companies including, but not limited to, costs related to the closure and elimination of duplicate leased facilities and write-offs of related fixed assets, write-offs of discontinued products, and severance costs. Sync and Entrada anticipate that the integration activities will ultimately result in increased efficiencies and lower operating costs. These activities have not been formalized, and therefore the expenses and related efficiency cost savings are not currently estimable with a reasonable degree of accuracy. Although Sync and Entrada expect that the elimination of duplicative expenses as well as other efficiencies related to the integration of the businesses may offset additional expenses over time, there can be no assurance that such net benefit will be achieved in the near term, or at all.

    Parent expects to incur direct transaction costs of approximately $200,000 consisting primarily of legal and accounting costs. These direct costs have been included in the estimated purchase price reflected in the pro forma condensed consolidated balance sheet.


    Sync estimates it will incur direct transaction costs of approximately $800,000 associated with the merger, consisting primarily of fees for investment banking, filings with regulatory agencies, legal, accounting, financial printing and other related costs. These transaction costs will be expensed as they are incurred by Sync and have been reflected in the pro forma condensed consolidated balance sheet.

    THE MERGER MAY ADVERSELY IMPACT THE BUYING PATTERNS OF THE CUSTOMERS OF THE COMBINED COMPANIES.

    There is no assurance that resellers and current and potential end-users of Sync and Entrada products will continue their current buying patterns without regard to the announced merger. Certain customers may defer purchasing decisions as they evaluate the combined companies' future product strategy and consider product offerings of competitors. If substantial numbers of customers decide to defer or cancel such purchases, such deferrals or cancellations could have a material adverse effect on the business, results of operations and financial condition of the combined companies.

    SYNC AND ENTRADA MAY NOT BE ABLE TO OBTAIN THIRD PARTY CONSENTS IN CONNECTION WITH THE MERGER.

    Sync and Entrada each have contracts with many suppliers, customers and other business partners relating to, among other things, certain intellectual property rights. Some of these contracts require Sync and Entrada to obtain the consent, waiver or approval of these other parties in connection with the merger. If consent, waiver or approval cannot be obtained, Sync and Entrada may lose the right to use intellectual property that is necessary for their respective businesses. Sync and Entrada have agreed to use commercially reasonable efforts to secure the necessary consents, waivers and approvals. However, Sync and Entrada may not be able to obtain all of the necessary consents, waivers and approvals, which could have a material adverse effect on the business, results of operations and financial condition of the combined companies.

    OBTAINING REQUIRED GOVERNMENT APPROVALS AND SATISFYING CLOSING CONDITIONS MAY DELAY OR PREVENT COMPLETION OF THE MERGER.

    Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Sync and Entrada intend to vigorously pursue all required approvals. The requirement for these approvals could delay the completion of the merger for a significant period of time after Sync stockholders have approved the proposals relating to the merger at the annual meeting. No assurance can be given, however, that these approvals will be obtained or that the required conditions to closing will be satisfied and, if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing thereof.

    SYNC'S OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT THE MERGER.

    The directors and officers of Sync have certain interests in the merger and participate in certain arrangements that are different from, or are in addition to those of Sync stockholders generally. These interests and arrangements include:

    - all executive officers of Sync are parties to agreements that provide for the partial vesting of any unvested options upon a change in control and certain severance benefits if such executive officer is terminated following a corporate transaction such as the merger

    - Mr. Gregorio Reyes, the current Chairman of the Sync board of directors, will remain as a director of Sync following the merger, and certain current executive officers of Sync will remain as executives of Sync following the merger

    - Mr. Reyes is party to an agreement that provides for the full vesting of any unvested options upon a change in control and certain severance benefits if he is terminated following a corporate transaction such as the merger.

    THE VALUE OF SYNC STOCKHOLDERS' HOLDINGS IN SYNC MAY BE DIMINISHED AS A RESULT OF THE MERGER.

    Although the companies believe that beneficial synergies will result from the merger, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of Sync common stock in connection with the merger may have the effect of reducing Sync's net income per share from levels otherwise expected and could reduce the market price of the Sync common stock unless revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. As a consequence of the merger, Sync stockholders will lose the chance to invest in the development and exploitation of Sync's products on a stand-alone basis. Additionally, Sync following the merger will have different management than Sync's current management, and consequently the management of Sync following the merger may make strategic and operational decisions that differ from those of Sync's current management.


    THE RATIO FOR DETERMINING THE NUMBER OF SYNC SHARES OF COMMON STOCK THAT ARE TO BE EXCHANGED FOR ALL OF THE SHARES OF ENTRADA COMMON STOCK IS FIXED.



    Under the terms of the merger agreement, the outstanding shares of Entrada common stock issued and outstanding at the closing will be converted into shares of Sync common stock. The merger agreement does not contain any provisions for adjustment of the exchange amount or termination of the merger agreement based solely on fluctuations in the price of Sync common stock.


    SYNC CANNOT ASSURE YOU THAT ITS STOCK PRICE WILL NOT DECLINE AFTER THE
MERGER.


    Factors such as announcements of technological innovations or the introduction of new products by the combined companies or their competitors, as well as market conditions in the technology sector, may have a significant effect on the market price of Sync's common stock following the merger. Further, the stock market has experienced volatility which has particularly affected the market prices of equity securities of many high technology companies and which often has been unrelated to the operating performance of such companies. These market fluctuations, together with the substantial increase in the number of shares of Sync common stock which will be available for sale in the market after the merger, may have an adverse effect on the price of Sync's common stock following the merger.


    THE COMBINED COMPANIES MAY FACE INCREASED CREDIT RISKS AS A RESULT OF THE MERGER.


    Entrada distributes a significant portion of its products through third party distributors, resellers and original equipment manufacturers ("OEMs"), and historically, a significant portion of Entrada's sales have been concentrated with a few such customers. While Sync and Entrada have each continuously monitored and managed these credit risks, financial difficulties on the part of one or more of their respective significant distributors, resellers or OEM partners may have a material adverse effect on the combined companies.


RISKS RELATED TO THE COMBINED COMPANIES' BUSINESS

    SYNC AND ENTRADA HAVE INCURRED CONSISTENT OPERATING LOSSES AND THE COMBINED COMPANIES MAY CONTINUE TO INCUR SIGNIFICANT NET LOSSES AND NEGATIVE CASH FLOWS IN THE FUTURE, AND THE COMBINED COMPANIES MAY NEVER BE PROFITABLE.

    Sync has experienced operating losses since inception and has never been profitable. In recent years, Sync has experienced operating losses of $18.0 million in 1997, $16.3 million in 1998 and $4.7 million in 1999. As of December 31, 1999, Sync had an accumulated deficit of approximately

$58.7 million. Entrada experienced operating losses of $6.4 million in fiscal 1998, $3.1 million in fiscal 1999 and $2.8 million in fiscal 2000, and has not achieved operating profitability. As of January 31, 2000, Entrada had an accumulated deficit of approximately $20.5 million. Both Sync and Entrada have experienced, and may in the future experience, significant fluctuations in revenues and operating results from quarter to quarter and from year to year due to a combination of factors. Factors that have caused, or may cause, revenues and operating results to vary significantly from period to period include:

    - the timing of significant orders;

    - the relatively long length of the sales cycles for certain products;

    - the market conditions, competition and pricing in the networking industry;

    - the timing of capital expenditures by target market customers;

    - the success in developing, introducing and shipping new products;

    - new product introductions by competitors;

    - production or quality problems;

    - changes in material costs;

    - disruption in sources of supply;

    - changes in foreign currency exchange rates; and

    - general economic conditions.


    In addition, revenues and gross margins may fluctuate due to the mix of distribution channels employed and the mix of products sold. For example, Sync generally realizes a higher gross margin on direct sales than on sales through its channel partners and other resellers. Accordingly, if channel partners and other resellers account for a greater percentage of the combined companies' net revenues than existed for Sync prior to the merger, gross profit as a percentage of net revenues may decline.



    The combined companies' future revenues are difficult to predict. Revenues and operating results in any quarter depend on the volume and timing of, and the ability to fulfill, orders received within the quarter. Sales of many of Sync's and Entrada's products typically involve a sales cycle of several months or over a year from the point of initial customer contact until receipt of the first system order, and, in addition, Sync and Entrada have in the past encountered, and may in the future encounter, delays between initial orders and network-wide deployment or OEM product release. There can be no assurance that average sales cycles will not increase in future periods. Significant portions of the combined companies' expenses are relatively fixed. If sales are below expectations in any given period, the adverse effect of a shortfall in sales on the combined companies' operating results may be magnified by their inability to adjust spending to compensate for such shortfall. Sync and Entrada have in the past and may in the future reduce prices or increase spending to respond to competition or to pursue new product or market opportunities. Accordingly, there can be no assurance that the combined companies will be able to attain or sustain profitability on a quarterly or an annual basis. In addition, if the combined companies' operating results fall below the expectations of public market analysts and investors, the price of Sync's common stock would likely be materially and adversely affected.



    IF THE COMBINED COMPANIES FAIL TO MANAGE EXPANSION, IF ANY, EFFECTIVELY, THEY MAY NOT BE ABLE TO SUCCESSFULLY MANAGE THEIR BUSINESS, WHICH COULD CAUSE THE COMBINED COMPANIES TO FAIL TO MEET CUSTOMER DEMAND OR TO ATTRACT NEW CUSTOMERS.


    Neither Sync nor Entrada has had significant experience in managing issues related to the expansion of their respective operations, which may place significant demands on the combined companies' administrative, operational and financial resources. To manage future growth, if any, the combined companies must:

    - implement additional management information systems

    - improve their operating, administrative, financial and accounting systems, procedures and controls

    - attract, train and retain new employees

    - maintain close coordination among their executive, engineering, professional services, accounting, finance, marketing, sales and operations organizations.

    There can be no assurance that the combined companies will be able to perform such actions successfully. The combined companies intend to continue to invest in improving their financial systems and controls in connection with higher levels of operations. In the future, the combined companies may make additional acquisitions of complementary companies, products or technologies. Managing acquired businesses entails numerous operational and financial risks, including difficulties in assimilating acquired operations, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees or customers of acquired operations. There can be no assurance that the combined companies will be able to effectively achieve growth, or manage any such growth, and failure to do so could have a material adverse effect on the combined companies' operating results.

    THE COMBINED COMPANIES WILL DEPEND ON THIRD PARTY LICENSES FOR THEIR
PRODUCTS.

    Sync and Entrada rely on certain software technology which is licensed from third parties and used in Sync's and Entrada's products to perform key functions and provide additional functionality. Because the combined companies' products will incorporate software developed and maintained by third parties, the combined companies will be, to a certain extent, dependent upon such third parties' ability to maintain or enhance their current products, to develop new products on a timely and cost-effective basis, and to respond to emerging industry standards and other technological changes. Further, these third-party technology licenses may not always be available to the combined companies on commercially reasonable terms or at all. If the combined companies' agreements with third-party vendors are not renewed or the third-party software fails to address the needs of the combined companies' software products, the combined companies would be required to find alternative software products or technologies of equal performance or functionality. Sync and Entrada cannot assure that they would be able to replace the functionality provided by third-party software if the combined companies lost the license to this software, if it became obsolete or incompatible with future versions of the combined companies' products, or if the software otherwise was not adequately maintained or updated.


    THE COMBINED COMPANIES WILL DEPEND ON CONTINUED DEMAND FOR THEIR PRODUCTS BY ORIGINAL EQUIPMENT MANUFACTURERS.



    Sync and Entrada have OEM relationships with a number of companies that provide network access hardware. Agreements with OEM customers provide for Sync's and Entrada's software products to be bundled with the OEM's hardware products when sold. The cost, if any, of integrating software is assumed by the OEM. These agreements may provide for a license fee to be paid to Sync or Entrada. The license fee may be a royalty based upon unit sales, a flat fee or a fee for a certain time period. Sync and Entrada cannot assure you that OEM customers will accurately report license fees or have the ability to pay them. Other risks include whether the OEMs will:


    - give sufficient priority to marketing the combined companies' products

    - continue to offer the combined companies' products at all


    - elect instead to bundle competitor's products.

In 1999, 1998 and 1997, OEM revenue represented approximately 6%, 19% and 25%, respectively, of Sync's total net revenue. In fiscal 2000, 1999 and 1998, OEM revenue represented approximately 46%, 26% and 21%, respectively, of Entrada's total net revenue. In the past several years, Sync has seen a significant reduction in revenue from certain OEM customers and the combined companies may not be able to replace the revenue generated from those relationships.


    In addition, each of the combined companies' OEMs will be able to cease marketing the combined companies' products with limited notice and with little or no penalty.


    THE COMBINED COMPANIES WILL RELY ON THIRD PARTY MANUFACTURERS TO PRODUCE THEIR PRODUCTS, AND THEIR REPUTATION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY THE COMBINED COMPANIES INABILITY TO CONTROL THEIR OPERATIONS.

    The combined companies' manufacturing operations will consist primarily of materials planning and procurement, light assembly, system integration, testing and quality assurance. Sync and Entrada have entered into arrangements with contract manufacturers to outsource substantial portions of their respective board level procurement, assembly and system test operations, and Sync and Entrada expect to expand the use of such outsource arrangements in the future. The combined companies' reliance on third party manufacturers will expose them to the following risks outside their control:

    - unexpected increases in manufacturing costs;

    - interruptions in shipments if any manufacturer is unable to complete production;

    - inability to control quality of finished products;

    - inability to control delivery schedules;

    - unpredictability of manufacturing yield;

    - potential lack of adequate capacity; and

    - potential inability to secure adequate volumes of components.

    The inability of the combined companies' contract manufacturers to provide the combined companies with adequate supplies of high quality products could have a material adverse effect upon the combined companies' business, operating results and financial condition. The loss of any of the combined companies' contract manufacturers could cause a delay in the combined companies' ability to fulfill orders while the combined companies identify a replacement manufacturer. Such an event could have a material adverse effect on the combined companies' business, operating results and financial condition.

    The combined companies' manufacturing procedures may in certain instances create a risk of excess or inadequate inventory if orders do not match forecasts. Any manufacturing delays, excess manufacturing capacity or inventories or inability to increase manufacturing capacity, if required, could have a material adverse effect on the combined companies' business, operating results and financial condition.

    THE COMBINED COMPANIES WILL BE DEPENDENT ON SUPPLIERS, MANY OF WHICH WILL BE THE SOLE SOURCE FOR THEIR COMPONENTS, AND THEIR PRODUCTION WOULD BE SERIOUSLY HARMED IF THESE SUPPLIERS ARE NOT ABLE TO MEET THE COMBINED COMPANIES' DEMAND AND ALTERNATIVE SOURCES ARE NOT AVAILABLE.

    Certain key components used in the manufacture of Sync's and Entrada's products are currently purchased only from single or limited sources. At present, single-sourced components include programmable integrated circuits, selected other integrated circuits and cables, custom-molded plastics and custom-tooled sheet metal, and limited-sourced components include flash memories, printed circuit boards and selected integrated circuits. Sync and Entrada generally rely upon contract manufacturers to buy component parts that are incorporated into board assemblies. Sync and Entrada each directly buys final assembly parts, such as plastics and metal covers, cables and other parts used in final configurations. The combined companies generally will not have long-term agreements with any of these single or limited sources of supply. Any loss of a supplier, increase in lead times, cost increases, component supply interruption, or the inability of the combined companies to procure these components from alternate sources at acceptable prices and within a reasonable time, could have a material adverse effect upon the combined companies' business, operating results and financial condition. If orders do not match forecasts, the combined companies may have excess or inadequate inventory of certain materials and components, and suppliers may demand longer lead times, higher prices or termination of contracts. From time to time Sync and Entrada have experienced shortages of certain components and have paid above-market prices to acquire such components on an accelerated basis or have experienced delays in fulfilling orders while waiting to obtain the necessary components. Such shortages may occur in the future and could have a material adverse effect on the combined companies' business, operating results and financial condition.

    THE COMBINED COMPANIES WILL HAVE POTENTIAL SEVERANCE PAYMENT LIABILITIES.


    Sync's executive officers have entered into employment agreements under which such persons will be entitled to receive severance payments in certain circumstances, including following any termination of their employment within one year following a "change in control" of Sync. A change in control will be deemed to result from the consummation of the merger. Assuming the termination of the employment of all of the Sync executive officers immediately following the consummation of the merger, the combined companies' aggregate liabilities under such severance provisions could be as much as approximately $800,000. Due to the nature of these termination rights, some or all of these severance payments may not be includable in the merger reserve and, therefore, could adversely impact earnings in any subsequent quarters in which the rights are exercised.


    THERE IS NO ASSURANCE THAT SYNC WILL CONTINUE TO MEET THE REQUIREMENTS FOR CONTINUED LISTING ON THE NASDAQ NATIONAL MARKET.


    Sync's common stock is listed and traded on the Nasdaq National Market. On January 4, 1999, Sync received a letter from Nasdaq notifying it of its failure to maintain a closing bid price of greater than $1.00 in accordance with the Nasdaq listing requirements. In order to comply with the Nasdaq listing requirements, Sync implemented a 1 for 5 reverse stock split on June 28, 1999. As a result of the reverse stock split, Sync maintained its stock price above the $1 per share minimum level, and accordingly, was informed by Nasdaq that it had met the requirements for continued listing. However, there can be no assurance that Sync will meet all of the Nasdaq listing requirements after the merger or on an ongoing basis, or that Sync will be able to take action in order to continue to meet the listing requirements.


    SYNC'S AND ENTRADA'S CHARTER DOCUMENTS, AND CERTAIN BENEFIT PLANS AND OTHER AGREEMENTS, WILL CONTAIN ANTI-TAKEOVER PROVISIONS.


    Sync and Entrada are currently, and following the merger will continue to be, subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In addition, certain provisions of Sync's and Entrada's charter documents, including provisions eliminating cumulative voting, eliminating the ability of stockholders to call meetings or to take actions by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing a change in control or management of Sync and Entrada, which could have an adverse effect on the market price of Sync's common stock. Certain of Sync's and Entrada's stock option and purchase plans and agreements will provide for assumption of such plans, or, alternatively, immediate vesting upon a change of control or similar event. In addition, Sync and Entrada have entered into severance agreements with their respective officers, pursuant to which such officers are entitled to defined severance payments if they are actually or constructively terminated within specified time periods following a change of control. The board of directors of Sync currently has, and following the merger will continue to have, authority to issue up to 1,300,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Sync, thereby delaying, deferring or preventing a change in control. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and as a result, the issuance of such preferred stock could have a material adverse effect on the market value of the common stock.



    Sync anticipates the need to raise additional capital after the completion of the merger in order to complete its business strategy.


RISKS RELATED TO THE COMBINED COMPANIES' INDUSTRY

    THE NETWORK ACCESS MARKET IS HIGHLY COMPETITIVE, AND THE COMBINED COMPANIES WILL FACE RISKS ASSOCIATED WITH RAPIDLY CHANGING TECHNOLOGY, EVOLVING INDUSTRY STANDARDS AND FREQUENT NEW PRODUCT INTRODUCTIONS.

    The market for communications products is intensely competitive and subject to rapid technological change and emerging industry standards, with frequent new product introductions and enhancements, and constant pressure to reduce prices. Increased competition may force us to lower our prices, experience decreased gross margins or lose market acceptance. Sync believes that the principal competitive factors in the combined companies' market include:


    - expertise and familiarity with storage area networks and Fibre Channel protocols


    - expertise and knowledge with mission-critical network solutions

    - product performance, features, functionality and reliability

    - price and overall cost of ownership

    - timeliness of new product introductions

    - adoption of emerging industry standards

    - service and support.


    Sync's and Entrada's current competitors include internetworking companies such as Cisco Systems, Inc., Lucent Technologies, Inc., Netopia, Inc., Nortel Networks Corp. Hldg., and Intel Corporation, frame relay access device ("FRAD") providers such as Hypercom Network Systems, Motorola Information Systems Group, and Cabletron Systems, Inc., and circuit management and digital transmission providers such as Visual Networks, Inc., NetScout, Quick Eagle Networks, Racal Datacom, Inc., ADC Telecommunications, Inc., Verilink Corporation, AT&T Paradyne and Adtran, Inc., among others. Regarding the market for storage area networking products, Entrada expects that its competitors will include JNI Corporation, Emulex Corporation, Brocade Communications Systems, Inc., Interphase Corporation, Gadzoox Networks, Inc. and others. In the LAN adapter area, Entrada competes with 3Com Corporation, Adaptec, Inc., Alteon WebSystems, Inc., Intel Corporation, Interphase Corporation, Sun Microsystems, Inc., RAMiX Inc., SBS Technologies, Inc., VMIC, ZYNX Corporation and others. In the WAN adapter area, Entrada competes with Ariel Corporation, Digi

International, Inc., Eicon Technology, Interphase Corporation, Brooktrout Inc., Patriot Scientific Corporation, Performance Technologies Incorporated, Pika Technologies Inc., SDL Communications, Inc. and others. In the remote access area, Entrada competes with Lucent Technologies, Inc., Cisco Systems, Inc., 3Com Corporation, LM Ericsson Telephone Company, Intel Corporation, Nbase-Xyplex, Nortel Networks Corp. Hlgd., Perle Systems Limited, General DataComm
Inds. Inc., Cabletron Systems, Inc., Assured Access Technologies, Inc., and others. Potential competitors of the combined companies include other internetworking and WAN access and transmission companies, frame relay switch providers, and the combined companies' channel partners.


    The combined companies face the following challenges from their competitors:


    - Many of these current and potential competitors have longer operating histories and greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base


    - Certain of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion, sale and support of their products


    - Many of these competitors have long-standing customer relationships with large enterprises, SAN market system integrators, and OEMs that are part of the combined companies' target market, and these relationships may make it more difficult to complete sales of the combined companies' products to these enterprises


    - Certain of Sync's channel partners have in the past developed competitive products and terminated their relationships with Sync, and such developments could occur in the future with respect to the combined companies.


    As a consequence of all these factors, the combined companies may face increased competition, particularly in the SAN market. Increased competition could result in significant price competition, reduced profit margins or loss of market share, any of which could have a material adverse effect on the combined companies' business, operating results and financial condition. There can be no assurance that the combined companies will be able to compete successfully in the future.


    THE COMBINED COMPANIES WILL DEPEND ON KEY PERSONNEL AND WILL FACE RISKS ASSOCIATED WITH THE HIRING, RETENTION AND INTEGRATION OF SUFFICIENT QUALIFIED PERSONNEL.


    The success of the combined companies after the merger depends in part upon the retention of key employees of Sync and Entrada. In addition, the combined companies' future success also depends in large part upon their ability to attract highly skilled engineering, managerial, sales and marketing personnel. Competition for qualified personnel in the networking industry is very intense, especially with respect to sales and engineering personnel. Stock options serve as an important incentive for hiring and retaining employees, and Sync anticipates that it will be able to take the steps necessary to provide for the grant of options to employees after the merger. During 1999, Sync and Entrada encountered significant personnel turnover in research and development, sales and other functional areas and experienced significant turnover in the composition of its executive officers. Such turnover has affected its ability to successfully develop new products and generate additional business. The loss of the services of any of key personnel or the failure to attract or retain qualified personnel in the future could have a material adverse effect on the combined companies' business, operating results or financial condition.

    IF THIRD PARTIES INFRINGE THE COMBINED COMPANIES' INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY, THE COMBINED COMPANIES MAY EXPEND SIGNIFICANT RESOURCES ENFORCING THEIR RIGHTS OR SUFFER COMPETITIVE INJURY.


    The combined companies' future success depends, in part, upon their proprietary technology. Sync does not hold any patents and currently relies on a combination of contractual rights, trade secrets and copyright laws to establish and protect its proprietary rights on its products. Entrada owns nine patents, but such patents are not anticipated to be material to the business of the combined companies. There can be no assurance that the steps taken by the combined companies to protect their intellectual property will be adequate to prevent misappropriation of their technology or that their competitors will not independently develop technologies that are substantially equivalent or superior to the combined companies' technology. In the event that protective measures are not successful, the combined companies' business, operating results and financial condition could be materially and adversely affected. In addition, the laws of some foreign countries will not protect the combined companies' proprietary rights to the same extent as do the laws of the United States.


    THIRD PARTIES MAY CLAIM IN THE FUTURE THAT THE COMBINED COMPANIES ARE INFRINGING THE INTELLECTUAL PROPERTY OF SUCH THIRD PARTIES, AND THE COMBINED COMPANIES COULD SUFFER SIGNIFICANT LITIGATION OR LICENSING EXPENSES OR BE PREVENTED FROM SELLING PRODUCTS IF ANY SUCH CLAIMS ARE SUCCESSFUL.


    The combined companies will be subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights of others. The Parent recently received correspondence from a third party claiming that a functionality of an Entrada's product infringes a patent owned or controlled by Lucent. Although the Parent and Entrada believe that Entrada's current activity does not infringe this patent, the Parent and Entrada cannot be certain that their belief would be affirmed in any patent litigation. There can be no assurance that other third parties will not assert infringement claims in the future with respect to Sync's and Entrada's current or future products or that any such claims will not require the combined companies to enter into license arrangements or result in litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. Should litigation with respect to any such claims commence, such litigation could be expensive and time-consuming and could have a material adverse effect on the combined companies' business, operating results and financial condition regardless of the outcome of such litigation.


    PRODUCT DEFECTS MAY HARM THE COMBINED COMPANIES' BUSINESS.

    Products as complex as those to be offered by the combined companies may contain undetected software or hardware errors. Such errors have occurred in the past with respect to products offered by Sync and Entrada, and there can be no assurance that, despite testing by the combined companies and customers, errors will not be found after commencement of commercial shipments. Moreover, there can be no assurance that once detected, such errors can be corrected in a timely manner, if at all. Software errors may take several months to correct, if they can be corrected at all, and hardware errors may take even longer to rectify. The occurrence of such software or hardware errors, as well as any delay in correcting them, could result in the delay or loss of market acceptance of the combined companies' products, additional warranty expense, diversion of engineering and other resources from the combined companies' product development efforts or the loss of credibility with the combined companies' end-user customers, channel partners and other resellers, any of which could have a material adverse effect on the combined companies' business, operating results and financial condition.

    THE COMBINED COMPANIES MAY FACE RISKS ASSOCIATED WITH THE CONSOLIDATION OF THE NETWORK ACCESS BUSINESS INDUSTRY.

    Certain of Sync's and Entrada's major competitors have been engaged in merger and acquisition transactions. Such consolidations by competitors are likely to create entities with increased market shares, customer bases, technology and marketing expertise, sales force size, or proprietary technology in product markets in which the combined companies will compete. These developments may adversely affect the combined companies' ability to compete.

    THE COMBINED COMPANIES' FINANCIAL CONDITION MAY BE ADVERSELY IMPACTED BY A DECLINE IN GENERAL ECONOMIC CONDITIONS.

    Demand for the combined companies' products will depend in large part on the overall demand for communications and networking products, which has in the past and may in the future fluctuate significantly based on numerous factors, including capital spending levels and general economic conditions. There can be no assurance that the combined companies will not experience a decline in demand for their products due to general economic conditions. Any such decline could have a material adverse effect on the combined companies' business, operating results and financial condition.

    THE COMBINED COMPANIES MAY FACE RISKS ASSOCIATED WITH TARIFF AND REGULATORY MATTERS.


    Rates for public telecommunications services, including features and capacity of such services, are governed by tariffs determined by carriers and subject to regulatory approval. Future changes in these tariffs could have a material adverse effect on the combined companies' business. For example, should tariffs for frame relay services increase relative to tariffs for dedicated leased lines, the cost-effectiveness of the combined companies' products could be reduced, which could have a material adverse effect on the combined companies' business, operating results and financial condition. In addition, the combined companies' products must meet industry standards and receive certification for connection to certain public telecommunications networks prior to their sale. In the United States, the combined companies' products must comply with various regulations defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, the combined companies' products must comply with standards established worldwide, including the various European Community telecommunications authorities. In addition, carriers require that equipment connected to their networks comply with their own standards. Any future inability to obtain on a timely basis or retain domestic or foreign regulatory approvals or certifications or to comply with existing or evolving industry standards could have a material adverse effect on the combined companies' business, operating results and financial condition.

                            THE SYNC ANNUAL MEETING

    We are furnishing this proxy statement/prospectus to stockholders of Sync as part of the solicitation of proxies by the Sync board of directors for use at the annual meeting.

DATE, TIME AND PLACE


    The Sync annual meeting will be held at the Newport Beach Marriott Suites, 500 Bayview Circle, Newport Beach, California, at 10:00 a.m., local time, on Wednesday, August 30, 2000.


PURPOSE OF ANNUAL MEETING


    At the Sync annual meeting, we are asking holders of Sync common stock and Series A Preferred Stock to adopt the following proposals:


        1. To authorize the issuance of shares of Sync common stock under the merger agreement for completion of the merger. The Sync board of directors has determined that the merger is fair to, and in the best interests of, Sync stockholders, has approved the merger and the issuance of shares of Sync common stock under the merger agreement, and recommends that Sync stockholders vote "for" authorization of the issuance of shares of Sync common stock under the merger agreement;


        2. To approve, as part of the merger, the change of the name of Sync to "Entrada Networks, Inc.";



        3. To elect directors to serve for the ensuing year and until their successors are elected and qualified;



        4. To amend the 1995 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by an additional 100,000 shares;



        5. To ratify the appointment of Ernst & Young LLP as Sync's independent auditors for the fiscal year ending December 31, 2000; and



        6. To transact such other business as may properly be brought before the annual meeting or any postponements or adjournments of it by the Sync board of directors.


RECORD DATE; VOTING POWER; QUORUM


    Only holders of record of Sync common stock and Series A Preferred Stock at the close of business on Tuesday, July 18, 2000, the record date, are entitled to notice of and to vote at the annual meeting. On the record date, 4,237,156 shares of Sync common stock and Series A Preferred Stock were issued and outstanding and entitled to vote at the annual meeting. Sync stockholders will have one vote for each share of Sync stock they owned on the record date. A quorum is present at the annual meeting if a majority of the shares of Sync stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. For purposes of the quorum and the discussion below under "Votes Required" regarding the vote necessary to adopt each stockholder proposal, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. In the event that a quorum is not present at the annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Sync common stock and Series A Preferred Stock on the record date are entitled to one vote per share at the annual meeting for each of the proposals to be voted on.

    Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used in this proxy statement/ prospectus, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified Sync on a proxy form in accordance with industry practice or has otherwise advised Sync that it lacks voting authority. As used in this proxy statement/prospectus, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions.

VOTES REQUIRED

    Approval of the proposal to authorize the issuance of Sync common stock for completion of the merger requires the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares may not be voted on this matter, and therefore broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.


    Approval of the name change to Entrada Networks, Inc. requires the affirmative vote of at least a majority of the shares entitled to vote at the annual meeting. Uninstructed shares may not be voted on this matter. Abstentions and broker non-votes have the effect of negative votes.


    Directors are elected by a plurality and the four (4) nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

    Approval of the amendment to the 1995 Employee Stock Purchase Plan requires the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative votes.

    Approval of Ernst & Young LLP as Sync's independent auditors requires the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative votes.


VOTING BY SYNC DIRECTORS AND EXECUTIVE OFFICERS; PARENT



    At the close of business on the record date, directors and executive officers of Sync and their affiliates owned and were entitled to vote 117,167 shares of Sync common stock, which represented approximately 2.8% of the shares of Sync stock entitled to vote at the annual meeting. Each Sync director and executive officer has indicated their present intention to vote, or cause to be voted, the Sync common stock owned by him or her "for" adoption of the merger proposals.



    At the close of business on the record date, Parent owned and was entitled to vote 93,900 shares of Sync common stock, which represented approximately 2.2% of the shares of Sync stock entitled to vote at the annual meeting. The Parent has indicated that it intends to vote its shares of Sync common stock "for" adoption of the merger proposals.



    At the close of business on the record date, Entrada Holdings owned and was entitled to vote all of the outstanding Series A Preferred Stock of Sync, which represented approximately 16.5% of the shares of Sync stock entitled to vote at the annual meeting. Entrada Holdings is an affiliate of Andersen, Weinroth & Co., L.P., of which Rohit Phansalkar, the Chairman of the Board, Chief Executive Officer and a director of Parent is a former partner. An affiliate of Andersen, Weinroth & Co., L.P. is also a shareholder of Parent. Entrada Holdings has indicated that it intends to vote its shares of Sync Series A Preferred Stock "for" adoption of the merger proposals.

VOTING OF PROXIES


    All shares represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "for" adoption of the merger proposals.



    The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the annual meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the merger proposals will be voted in favor of any such adjournment or postponement.



    Other than the matter described under the heading "Possible Stockholder Proposal," Sync is not aware of, and does not expect that, any matters other than the proposal described in this proxy statement/prospectus will be brought before the annual meeting. If, however, the Sync board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment.


REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the annual meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Sync a duly executed revocation of proxy, by submitting a duly executed proxy to the Secretary of Sync bearing a later date or by appearing at the annual meeting and voting in person. Attendance at the annual meeting will not itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

    Sync will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Sync and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. Sync will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. Sync will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

    MacKenzie Partners will assist in the solicitation of proxies by Sync. Sync will pay MacKenzie Partners an estimated fee of $25,000, plus reimbursement of certain out-of-pocket expenses, and will indemnify MacKenzie Partners against any losses arising out of MacKenzie Partners' proxy soliciting services on behalf of Sync.


    THE MATTERS TO BE CONSIDERED AT THE SYNC ANNUAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF SYNC. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

    The following discussion summarizes the material terms of the merger and the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

OWNERSHIP OF SYNC AND ENTRADA FOLLOWING THE MERGER; STOCK OPTIONS


    Immediately following the merger, (i) Sync will own 100% of the issued and outstanding shares of Entrada common stock, and (ii) the Parent will own between approximately 56% and 64% of the issued and outstanding shares of Sync common stock (includes the shares of Sync common stock owned by Parent on the record date), together with any additional shares of Sync common stock which Parent may acquire between the record date and the date of the merger. In addition, certain employees of Entrada will be granted options to purchase shares of Sync common stock which, in the aggregate, shall equal the number of shares of Sync common stock issuable upon the exercise of all of the outstanding Sync options at the time of the merger.


BACKGROUND TO THE MERGER

    Business combinations have been a significant part of the networking industry. From time to time, Sync has developed various corporate development programs to review and evaluate potential business combinations, corporate acquisition opportunities, strategic alliances, joint development programs and other strategic transactions involving other participants in the networking, communications and computer industries and related industries, with the aim of obtaining and developing access to complementary technologies, products and distribution channels. Over the past two years, Sync has actively searched for a desirable business combination in an effort to maximize value to it stockholders.

    On May 27, 1999, as part of Sync's corporate development efforts, Sync's president and chief executive officer, Dick Martin, and chairman of the board, Gregorio Reyes, met with a representative of Alliant Partners and discussed various strategic alternatives for Sync. On June 7, 1999, Sync engaged Alliant Partners to search for strategic alternatives for Sync.

    Upon commencing the assignment, Alliant prepared a package of information regarding Sync, as well as a prospect list of thirty-one potential merger partners. Contacts were made with each of these thirty-one companies over the subsequent thirty day period. Of the thirty-one companies contacted, eleven requested that Alliant provide additional information regarding Sync. Meetings were subsequently held with five of the target companies during the months of July and August.


    During the month of July 1999, Sync senior management met with Par Chadha, the then current chairman, president and chief executive officer of Parent, and Leonard Hecht, a director of Parent, to discuss the possibility of a business combination between the two companies. In connection with such meeting, Sync and Parent signed a non-disclosure agreement.


    On July 27, 1999, the Sync board of directors held a regular meeting. During that meeting, the Sync board and management discussed various strategic issues and the status of Sync's operations. In addition, the Sync board received a status report from Alliant Partners on its progress to find a suitable strategic alternative for Sync.


    During the months of July and August, 1999, no further meetings with additional prospects were scheduled, and all of the prospects except Entrada indicated that they did not have any interest in proceeding with a transaction. While Entrada did indicate some interest in a transaction with Sync, representatives of Entrada only indicated interest in a merger.


    On August 28, 1999, Alliant reported to senior management of Sync that it appeared unlikely that a transaction could be consummated with a larger company that would provide liquidity to Sync's stockholders, or other usual and customary benefits such as a premium to market. Based on market conditions, Alliant recommended that discussions be held with Entrada, while an additional thirteen prospects, consisting of large networking companies, were contacted regarding a potential business combination with Sync.

    On October 20, 1999, members of Sync's senior management and board of directors met with members of Parent's senior management and board to discuss whether a strategic combination of Sync and Entrada or other alternative would be feasible and the possible framework for such a transaction.

    On November 1, 1999, Mr. Reyes and Mr. Guerry met with Mr. Par Chadha and other representatives of Entrada to conduct further discussions regarding the framework and structure for such a strategic combination of the two companies. It was mutually agreed that Sync's board would formally consider a merger of Sync and Entrada at its next board meeting.


    On November 15-16, 1999, members of Sync's executive management met with Mr. Par Chadha and representatives of Entrada and Parent to review all significant aspects of Entrada's operations including, but not limited to, research and development projects, sales channels and customer relationships, financial statements, product offerings and personnel.


    During the months of September, October and November 1999, Alliant made contact with the other thirteen prospects previously identified and was unable to generate any interest in a transaction for Sync that would provide either cash or a highly liquid security for Sync's stockholders.

    On December 16, 1999, the Sync board of directors held a regular meeting. During that meeting, the Sync board, its management and representatives of Alliant Partners discussed the general terms of the proposed merger and the assessment of Sync's management of Entrada's network access business. At that meeting, it was determined that the terms of the proposed merger were not acceptable and Alliant, accordingly, informed Parent that Sync was not interested in completing the merger as proposed. The board, however, indicated its agreement that a merger with an acceptable valuation should be considered.


    On January 14, 2000, the president and chief executive officer of Parent called Alliant Partners to reengage in further discussions with revised terms and an acceptable valuation. Based on a series of discussions between representatives of Alliant Partners and Parent, an agreement in principal was reached to pursue a transaction between Sync and Entrada on a basis under which the current Sync stockholders would own 50% of Sync following the proposed merger.


    Between February 1, 2000 and April 9, 2000, the parties and their respective financial and legal advisors conducted intensive on- and off-site due diligence reviews and held numerous meetings and discussions regarding possible terms and structures for the proposed combination. As part of their due diligence, each party reviewed public and non-public documents and information of the other party and heard presentations by representatives of the other party.


    On February 11, 2000, a draft of the merger agreement was provided by Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP, legal counsel for Parent, to Sync. From February 11 through April 10, 2000, representatives of Sync and Parent and their respective legal advisors held numerous meetings and discussions regarding the terms of the proposed combination.


    On March 22, 2000, senior management of Sync met with personnel of Parent to discuss the sales outlook for Sync and Entrada, respectively.


    On April 7, 2000 and April 10, 2000, the Sync board of directors met to review the proposed transaction and alternative business strategies. At the meeting, Sync management, Alliant Partners and Orrick, Herrington, & Sutcliffe, LLP each made presentations to the Sync board, and copies of the draft merger agreement and other pertinent information were distributed to the Sync board. After discussing the terms of the proposed transaction, the Sync board voted at the April 10 meeting to give approval to the combination of Sync and Entrada on the terms set forth in the then current draft of the merger agreement.


    On April 11, 2000, following the execution and delivery of the merger agreement, Sync and Parent issued a joint press release announcing the merger.


    On July 24, 2000 the Sync Board of Directors approved an amendment to the merger agreement to provide for the issuance of additional shares of Sync common stock to Parent in consideration of Parent providing additional cash funding to Entrada prior to the closing of the merger. The minimum number of additional shares to be issued is 1,000,000 and the maximum number is 3,000,000. Effective August 2, 2000, Sync and Parent amended the merger agreement.


REASONS FOR THE MERGER AND BOARD OF DIRECTORS RECOMMENDATION

    REASONS FOR THE MERGER. In reaching its decision to approve the merger agreement and the merger and to recommend that Sync stockholders approve the issuance of shares of Sync common stock in connection with the merger, the Sync board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The following discussion of the factors considered by the Sync board of directors in making its decision is not intended to be exhaustive but includes all material factors considered by the Sync board of directors.

    The Sync board of directors considered the following factors as reasons that the merger will be beneficial to Sync and its stockholders:


    - the opportunity to enter into the emerging and rapidly growing market for storage area networking for which Entrada has already begun development of product offerings


    - the complementary nature of Sync's and Entrada's technologies and product offerings across a range of products and possible synergies from combining Sync and Entrada


    - the opportunity for Sync to distribute its products through Entrada's more established reseller and distribution channels


    - the potential of the combined companies to deliver more complete network access solutions to customers across the local and wide area networks, and to develop products in new high growth technologies and markets, including storage networking, with enhanced network manageability and reduced costs

    - the potential of the combined companies to achieve operational efficiencies and other synergies including improved manufacturing capacity utilization, procurement savings, corporate overhead reductions and other cost savings

    - the terms and conditions of the merger agreement, including the ability of the Sync board of directors to consider other nonsolicited strategic transaction proposals prior to the closing of the merger

    - detailed financial analysis and pro forma and other information with respect to the companies presented by Alliant Partners to the Sync board of directors, including Alliant Partner's opinion that the consideration to be received by Sync stockholders pursuant to the exchange ratio in the merger is fair to the Sync stockholders from a financial point of view.

    In the course of deliberations, the Sync board of directors also considered a number of additional factors relevant to the merger, including:

    - information relating to the business, assets, management, competitive position, financial performance and condition, technology, trading performance and prospects of each of Sync and Entrada before and after giving effect to the merger

    - current industry, market and economic conditions

    - the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable

    - the prospects of Sync if it were to continue as an independent company

    - the potential for other third parties to enter into strategic relationships with or to acquire Sync

    - the impact of the merger on Sync's and Entrada's customers, suppliers and employees

    - reports from Sync management and from legal and financial advisors as to the results of their due diligence investigations of Entrada

    - the likelihood that the merger would be completed.

    The Sync board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including but not limited to:

    - the risk that the potential benefits sought in the merger might not be fully realized

    - the possibility that the merger might not be consummated

    - the risk that the issuance of Sync common stock in the merger could be dilutive to current Sync stockholders

    - the effect of the public announcement of the merger on (a) demand for the products and services of Sync, its customer relations, its operating results and its stock price, and (b) the ability of Sync to attract and retain key management, account managers, network engineers and other personnel

    - the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses from the merger

    - the risk that despite the efforts of the combined companies, key management and other personnel might not remain employed by the combined companies

    - risks associated with fluctuations in Sync's stock price prior to the closing of the merger

    - various other risks.

    The foregoing discussion is not exhaustive of all factors considered by Sync's board of directors. The Sync board of directors believed that certain risks were unlikely to occur, that Sync could avoid or mitigate others, and that, overall, these risks were outweighed by the potential benefits of the merger.

    In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Sync board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Sync board of directors may have given different weight to different factors.


    RECOMMENDATION OF THE SYNC BOARD OF DIRECTORS. After careful consideration, the Sync board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, the stockholders of Sync and has approved the merger agreement and the merger. The Sync board of directors recommends that the stockholders of Sync vote "for" the proposal to authorize the issuance of Sync common stock under the merger agreement and change the name of Sync to Entrada Networks, Inc. for completion of the merger.


FAIRNESS OPINION OF FINANCIAL ADVISOR

    Pursuant to an engagement letter dated June 7, 1999, Sync retained Alliant Partners to render an opinion regarding the fairness, from a financial point of view, of the merger to the Sync stockholders.


    On April 10, 2000, in a 5:00 a.m. PST conference call, the Sync board of directors met and approved the merger. At this meeting and during the previous board meeting on Friday, April 7, 2000, Alliant Partners delivered to the Sync board of directors its opinion by teleconference (the "Alliant Opinion") that as of April 10, 2000, and based on the matters described therein, the transaction was fair, from a financial point of view, to the Sync stockholders. Alliant Partners noted that its presentation on the financial terms of the merger was based on the closing stock prices and general market conditions as of April 7, 2000. No limitations were imposed by Sync on the scope of Alliant Partners' investigations or the procedures to be followed by Alliant Partners in rendering the Alliant Opinion. The exchange ratio was determined through negotiations between the management of Sync and Parent. In furnishing the Alliant Opinion, Alliant Partners was not engaged as an agent or fiduciary of Sync's stockholders or any other third party.


    The full text of the Alliant Opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B and is incorporated herein by reference. STOCKHOLDERS OF SYNC ARE URGED TO READ THE ALLIANT OPINION IN ITS ENTIRETY. THE ALLIANT OPINION WAS PREPARED FOR THE BENEFIT AND USE OF THE SYNC BOARD OF DIRECTORS IN ITS CONSIDERATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO STOCKHOLDERS OF SYNC AS TO HOW THEY SHOULD VOTE AT THE ANNUAL MEETING IN CONNECTION WITH THE MERGER. The Alliant Opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by the Sync board of directors as alternatives to the merger agreement or, except with respect to the fairness of the exchange ratio, from a financial point of view, to the holders of Sync common stock, the underlying business decision of the Sync board to proceed with or effect the merger. The summary of the Alliant Opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Alliant Opinion.

    In connection with the preparation of the Alliant Opinion, Alliant Partners, among other things, engaged in the following activities: reviewed the terms of the Agreement and Plan of Merger dated April 10, 2000 and the associated exhibits thereto; reviewed the Sync Form 10-K for the fiscal years ended December 1998 and 1999, including the audited financial statements included therein; reviewed certain internal financial and operating information relating to Sync prepared by Sync management; participated in discussions with Sync management concerning the operations, business strategy, financial performance and prospects for Sync; reviewed the recent reported closing prices and trading activity for Sync common stock; compared certain aspects of the financial performance and business strategy of Sync and Entrada with comparable public companies; analyzed available information, both public and private, concerning other mergers and acquisitions comparable in whole or in part to the merger; reviewed Form 10-Q for the period ending October 31, 1999, Forms 10-K for 1998, 1997 and 1996, and several Forms 8-K of Parent; participated in discussions with management of Parent concerning the operations, business strategy, financial performance and prospects for Entrada and its strategic rationale for the merger; reviewed the recent reported closing prices and trading activity for the common stock of Parent; reviewed recent equity analyst reports covering Entrada's business sector and Parent; considered the effect of the merger on the future financial performance of the consolidated entity; participated in discussions related to the merger among Parent, Sync, and their respective financial and legal advisors; and conducted other financial studies, analyses and investigations as Alliant Partners deemed appropriate for purposes of rendering the Alliant Opinion.

    In conducting its review and rendering the Alliant Opinion, Alliant Partners relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Sync and Parent or otherwise made available to Alliant Partners and did not assume responsibility independently to verify such information. Alliant Partners further relied upon the assurances of Parent's and Sync's management that the information provided was prepared on a reasonable basis in accordance with industry practice, that with respect to financial planning data, the information provided reflected the best currently available estimates and good faith judgments of Parent's and Sync's management as to the expected future financial performance of Sync and Entrada, and that such parties were not aware of any information or facts that would make the information provided to Alliant Partners incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of the Alliant Opinion, Alliant Partners assumed that neither Sync nor Entrada was a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the merger or in the ordinary course of business. Alliant Partners also assumed that the merger would be free of federal tax to the Sync stockholders.


    In arriving at the Alliant Opinion, Alliant Partners did not perform any appraisals or valuations of specific assets or liabilities of Sync or Entrada and was not furnished with any such appraisals or valuations.

    Without limiting the generality of the foregoing, Alliant Partners did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Sync, Entrada, Parent or any of their respective affiliates was a party or may be subject and, at Sync's direction and with its consent, the Alliant Opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Although developments following the date of the Alliant Opinion may affect the Alliant Opinion, Alliant Partners assumed no obligation to update, revise or reaffirm the Alliant Opinion.

    Following is a summary explanation of the various sources of information and valuation methodologies employed by Alliant Partners in conjunction with rendering its opinion to the Sync board of directors.

    COMPARABLE COMPANY ANALYSIS


    Alliant Partners compared certain financial information and valuation ratios relating to Entrada to corresponding publicly available data and ratios from a group of selected publicly traded companies deemed comparable to Entrada at the time. The comparable companies selected included twenty-two publicly traded companies in the business of telecommunications and networking. The following financial information was reviewed by Alliant Partners for each selected company: Enterprise Value, calculated as the market capitalization of the selected company, plus such company's debt, less such company's cash; Trailing Twelve Months revenue, calculated as the most recent four quarters revenue as filed with the Securities and Exchange Commission; Calendar Year 1999 Revenue; Prior Year Revenue Growth Rate; and Current Year Revenue Growth Rate. The companies assessed by Alliant Partners included: 3Com Corporation, ACT
Networks Inc., ADC Telecommunications, ADTRAN Inc., Asante Technologies Inc., Cabletron Systems Inc., Cisco Systems Inc., Digi International, Inc., General DataComm Industries, Harris Corporation, Hypercom Corporation, Interphase Corporation, Larscom Incorporated, Lucent Technologies Inc., Motorola Inc., Newbridge Networks Corp., Nortel Networks Corp., Paradyne Networks Inc., Verilink Corporation, Visual Networks Inc., Westell Technologies Inc. and
Xircom Inc.


    The comparable companies had an Enterprise Value/TTM Revenue ratio range of .5x to 35x with a weighted narrow average (narrow average excludes the highest and lowest estimates) of 4.3x; Enterprise Value/TTM Earnings (where positive) ratio range of 10.8x to 206x with a weighted narrow average of

79x; (Enterprise Value/1 million)/Headcount ratio range of .2x to 20x with a weighted narrow average of 1.2x. After making certain adjustments for differences in liquidity, performance and size, this analysis yielded an implied Entrada equity value of $32.1 million.

    No company utilized as a comparison in the Comparable Company Analysis is identical to Entrada or Sync. In evaluating the comparable companies, Alliant Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Entrada or Sync.

    COMPARABLE TRANSACTION ANALYSIS

    Alliant Partners reviewed twenty-three comparable merger and acquisition transactions from November 1998 through April 2000, which involve sellers sharing many characteristics with Entrada including revenue size, products offered and business model. These comparable transactions of companies in the telecommunications and networking sectors are: ADC Telecommunications, Inc.'s acquisition of PairGain Technologies, Inc.; Lucent Technologies Inc.'s acquisition of Ortel Corp.; Cisco Systems Inc.'s acquisition of Pirelli Optical Systems; Westell Technologies Inc.'s acquisition of Teltrend, Inc.; Cisco Systems Inc.'s acquisition of Aironet Wireless Communications Inc.; Zhone Technologies Inc.'s acquisition of Premisys Communications, Inc.; Alcatel SA's acquisition of Genesys Telecommunications Laboratories Inc.; Motorola Inc.'s acquisition of General Instrument Corp.; DLZ Corp.'s acquisition of Digital Link Corp. (Quick Eagle Networks); Cisco Systems Inc.'s acquisition of Monterey Networks; Nortel Networks Corp.'s acquisition of Periphonics Corp.; Lucent Technologies Inc.'s acquisition of Excel Switching Corp.; Lucent
Technologies Inc.'s acquisition of Nexabit Networks Inc.; Newbridge Networks Corp.'s acquisition of Stanford Telecommunications Inc.; ADC
Telecommunications Inc.'s acquisition of Saville Systems; Alcatel SA's acquisition of XYLAN Corp.; 3COM Corp.'s acquisition of NBX Corp.; Verilink Corp.'s acquisition of TXPORT, Inc.; Lucent Technologies Inc.'s acquisition of Agere, Inc.; Cisco Systems Inc.'s acquisition of Altiga Networks; Cisco
Systems Inc.'s acquisition of Compatible Systems Corp.; Efficient Networks' acquisition of FlowPoint Corporation; and Cisco Systems Inc.'s acquisition of Tasmania Network Systems Inc.


    The Price/Revenue multiples of the twenty-three transactions range from .27x to 55x with a weighted average of 12x. The Price/Earnings ratio ranged from a negative 506x to 339x, with a narrow average of 13x. This was not a meaningful multiple as Entrada had negative earnings. The Price/ Headcount multiple ranged from .05x to 19x, with the narrow average of 3x. The Comparable Transaction Analysis yielded an implied Entrada equity value of $87.2 million.


    Estimated multiples paid in the comparable transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, research reports, databases and other sources. No company, transaction or business used in the Comparable Company Analysis or Comparable Transaction Analysis as a comparison is identical to Entrada or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, comparable transactions or the business segment, company or transactions to which they are being compared.

    COMPARISON OF ENTRADA WITH SYNC RESEARCH

    Alliant Partners evaluated Sync and Entrada in terms of business strategy, business performance and various financial metrics to determine the relative value of each if the two companies were combined as one entity. Financial metrics included a comparison of revenues, EBIT, earnings, various margins, assets, fixed assets, investment, employees, and growth rates. Based on this analysis, Alliant Partners concluded that Entrada would represent on average a 49% share of the combined companies.

    ENTRADA AS A PERCENTAGE OF PARENT MARKET VALUATION


    In this analysis, Alliant Partners evaluated Entrada to determine its percentage of the market valuation of Parent (NASDAQ: FIBR). In the months preceding the transaction, Parent had seen its share price rise at an exceptional rate, mainly due to the market appetite for Optical Networking companies. To determine Entrada's share of the valuation of Parent, Alliant Partners used a 20 day average share price of $105.51, (dates from March 13 through April 7, 2000) which translated to a market capitalization of $1,052.59 million.

    In determining the value of Entrada, Alliant Partners used three methods: estimates from public investment research; percentage of revenues, based on the Parent's management revenue estimates and industry growth rates; and a conservative estimate of 1 X estimated fiscal year 2000 revenues. This analysis produced an average value for Entrada of $37.1 million.

    CONCLUSION

    While the foregoing summary describes certain analyses and factors that Alliant Partners deemed material in its presentation to the Sync board of directors, it is not a comprehensive description of all analyses and factors considered by Alliant Partners. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alliant Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Alliant Opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Alliant Partners. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Alliant Partners are based on all analyses and factors taken as a whole and also on application of Alliant Partners' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Alliant Partners therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Alliant Partners considered general economic, market and financial conditions and other matters, many of which are beyond the control of Sync and Entrada. The analyses performed by Alliant Partners are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Sync common stock may trade at any future time.

    Pursuant to an engagement letter dated June 7, 1999, Alliant Partners received a fee of $100,000 for the fairness opinion rendered to the Sync board or directors. Sync has also agreed to reimburse Alliant Partners for its out of pocket expenses and to indemnify and hold harmless Alliant Partners and its affiliates and any person, director, employee or agent acting on behalf of Alliant Partners or any of its affiliates, or any person controlling Alliant Partners or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Alliant Partners as financial advisor to Sync. The terms of the fee arrangement with Alliant Partners, which Sync and Alliant partners believe are customary in transactions of this nature, were negotiated at arm's length between Sync and Alliant Partners, and the Sync board was aware of such fee arrangements.

    Alliant Partners was retained based on Alliant Partners' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Alliant

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
Partners' investment banking relationship and familiarity with Sync. Alliant Partners has provided financial advisory and investment banking services to Sync in the past.

    As part of its investment banking business, Alliant Partners is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, sales and divestitures, joint ventures and strategic partnerships, private financings and other specialized studies.


PRIVATE PLACEMENT FINANCINGS; BRING-DOWN OF ALLIANT OPINION



    Subsequent to the issuance of the initial fairness opinion by Alliant Partners, Sync closed a private placement financing on May 12, 2000, in which Entrada Holdings LLC ("Entrada Holdings"), an affiliate of Andersen, Weinroth & Co., L.P., purchased 700,000 shares of Series A Preferred Stock from Sync for approximately $3.19 per share, which was the average closing sale price of Sync common stock for the ten days ended April 28, 2000. An affiliate of Entrada Holdings is a shareholder of Parent. Sync raised a total of $2,235,625 in cash in this private placement. The shares of Series A Preferred Stock are convertible into shares of Sync common stock on a one-for-one basis, and will be automatically converted into shares of Sync common stock on the closing of the merger. Entrada Holdings may request that Sync register the shares of Sync common stock issuable on the conversion of the Series A Preferred Stock on a Form S-3 registration statement for resale in the public market at any time after the earlier of: (i) ninety (90) days after the closing of the merger, or
(ii) May 12, 2001. If the merger is not completed by August 31, 2000, Entrada Holdings will have the right to designate one member to Sync's board of directors for so long as a specified percentage of the shares of Series A Preferred Stock are outstanding. In connection with the private placement, Sync paid a fee equal to five percent (5%) of the aggregate purchase price to Andersen Weinroth Capital Corp., an investment firm affiliated with Andersen, Weinroth & Co., L.P. and Entrada Holdings. Rohit Phansalkar, the Chairman of the Board, Chief Executive Officer and a director of Parent is a former partner of Andersen Weinroth & Co. LP.



    After careful consideration, the management of Sync has determined that, notwithstanding the fact that the merger consideration payable by Sync to Parent will increase by an additional 700,000 shares of Sync common stock as a result of the private placement, the terms of the merger agreement and the merger remain fair to, and in the best interests of, the stockholders of Sync. Alliant Partners has provided Sync with an updated opinion (the "Bring-Down Alliant Opinion"), subsequent to the closing of the private placement financing and the amendment and restatement of the merger agreement, to supplement its initial opinion regarding the fairness, from a financial point of view, of the merger to the Sync stockholders. In preparing the Bring-Down Alliant Opinion, Alliant Partners revisited its initial valuation methodology and performed an updated analysis taking strategic, industry and market developments into consideration. In addition, Alliant Partners re-evaluated the terms of the merger agreement and the value of the shares paid by Sync for Entrada subsequent to the private placement financing as described above. Alliant Partners delivered to the Sync board of directors the Bring-Down Alliant Opinion, dated August 2, 2000, confirming that subsequent to the private placement financing described above and the amendment and restatement of the merger agreement, the merger transaction remains fair, from a financial point of view, to the Sync stockholders. The full text of the Bring-Down Alliant Opinion is attached hereto as Annex C and is incorporated herein by reference. STOCKHOLDERS OF SYNC ARE URGED TO READ THE BRING-DOWN ALLIANT OPINION IN ITS ENTIRETY. THE BRING-DOWN ALLIANT OPINION WAS PREPARED FOR THE BENEFIT AND USE OF THE SYNC BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO STOCKHOLDERS OF SYNC AS TO HOW THEY SHOULD VOTE AT THE ANNUAL MEETING IN CONNECTION WITH THE MERGER. The summary of the Bring-Down Alliant Opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Bring-Down Alliant Opinion.


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
INTERESTS OF SYNC DIRECTORS AND MANAGEMENT IN THE MERGER


    In considering the recommendation of the Sync board of directors in favor of the merger proposals, stockholders of Sync should be aware that members of the Sync board of directors and executive officers of Sync have interests in the merger that are different from, or in addition to, the interests of stockholders of Sync. Such interests relate to or arise from, among other things:


    - all executive officers of Sync are parties to agreements that provide for the partial vesting of any unvested options upon a change in control and certain severance benefits if such executive officer is terminated following a corporate transaction such as the merger

    - Mr. Gregorio Reyes, the current Chairman of the Sync board of directors, will remain as a director of Sync following the merger, and certain current executive officers of Sync will remain as executives of Sync following the merger

    - Mr. Reyes is party to an agreement that provides for the full vesting of any unvested options upon a change in control and certain severance benefits if he is terminated following a corporate transaction such as the merger.

    Each of these additional interests are described below, to the extent material, and except as described below these individuals have, to the knowledge of Sync and Entrada, no material interest in the merger apart from those of stockholders generally. The Sync board of directors was aware of, and considered the interests of, their directors and executive officers in approving the merger agreement and the merger.


    BOARD OF DIRECTORS. Upon consummation of the merger, the board of directors of Sync intends to increase the number of directors who sit on the board from four to five, and to appoint Dr. Kanwar J.S. Chadha, currently the President and Chief Executive Officer of Entrada and the intended President and Chief Executive Officer of Sync following the merger, to fill such created vacancy. Further, it is the present intention of Sync and Entrada to have Messrs. Guerry and Schroeder step down from the board upon consummation of the merger, and be replaced by Leonard N. Hecht, currently a director of Parent, and Rohit Phansalkar, currently a director, Chairman of the Board and Chief Executive Officer of Parent and a former partner of Andersen, Weinroth & Co., L.P. Entrada Holdings, an affiliate of Andersen, Weinroth & Co., L.P. owns all of the outstanding Series A Preferred Stock of Sync. Another affiliate of Andersen, Weinroth & Co., L.P. is a stockholder of Parent. Therefore, assuming that the Sync stockholders authorize the issuance of Sync common stock under the merger agreement for completion of the merger and elect the slate of directors that the Sync board of directors has nominated, the board of directors of Sync following the merger will consist of Gregorio Reyes, currently the Chairman of Sync's board of directors, Dr. Chadha, Charles A. Haggerty, currently a director of Sync, Mr. Hecht and Mr. Phansalkar.



    EXECUTIVE OFFICERS. The Chief Executive Officer of Sync following the merger will be Dr. Kanwar J.S. Chadha, who is currently the President of Entrada. William K. Guerry, currently the Chief Executive Officer, President and Chief Financial Officer of Sync, will be the Chief Operating Officer, Chief Financial Officer and Vice President-Finance and Administration of Sync following the merger. Anand Mehta, currently the Chief Technology Officer and Vice President-Engineering of Entrada, will be the Chief Technology Officer and Vice President-Engineering of Sync following the merger. Arthur Trakas, currently the Executive Vice President-Sales and Marketing of Parent and Entrada, will be the Vice President-Sales of Sync following the merger.



    CHANGE IN CONTROL AGREEMENTS. Between October 1997 and January 2000, Sync entered into change in control agreements with all of the executive officers and the Chairman of the board of Sync. Pursuant to these agreements, 50% (100% in the case of Mr. Reyes) of each officer's unvested options will become fully vested as a result of the merger. In addition, if the employment of any officer is terminated within one year of the merger other than for cause, the officer will become entitled to


    - an amount equal to 100% of his annual salary, payable monthly for twelve months (twenty-four months in the case of the Chief Executive Officer) following the date of termination

    - continued health, dental and life insurance coverage for twelve months

    - have all remaining unvested Sync stock options vest at the same monthly rate as prior to the merger and in accordance with the applicable stock option plan.

ACCOUNTING TREATMENT

    The merger will be accounted for as an acquisition of Sync by Entrada under the "purchase" method of accounting in accordance with generally accepted accounting principles.

APPRAISAL RIGHTS


    Holders of Sync common stock and Series A Preferred Stock are not entitled to dissenters' appraisal rights under Section 262 of the Delaware General Corporation Law with respect to the merger or the proposals to be considered at the Sync annual meeting.


FORM OF THE MERGER; NAME CHANGE


    Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Co., a wholly-owned subsidiary of Sync formed for the purpose of the merger, will merge with and into Entrada. Entrada will survive the merger as a wholly-owned subsidiary of Sync. Sync will change its name to "Entrada Networks, Inc."


MERGER CONSIDERATION


    At the effective time of the merger, each outstanding share of Entrada common stock will be converted into the right to receive shares of Sync common stock, except that treasury stock and stock held by Entrada or any subsidiary of Entrada will be canceled. As of the effective time of the merger, all shares of Entrada common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of Entrada common stock will cease to have any rights as a stockholder except the right to receive Sync common stock in the merger. The exchange ratio was determined through arm's-length negotiations between Sync and Parent.


CONVERSION OF SHARES

    The conversion of Entrada common stock into the right to receive Sync common stock will occur automatically at the effective time of the merger. After the effective time of the merger, each certificate that previously represented shares of Entrada common stock will represent only the right to receive the Sync common stock into which such shares were converted in the merger. All shares of Sync common stock issued upon conversion of shares of Entrada common stock will be issued in full satisfaction of all rights relating to such shares of Entrada common stock.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective upon the filing of the certificate of merger with the Delaware Secretary of State or such later time as is agreed upon by Sync and Entrada and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable, but no later than the second business day, after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement unless another date is agreed to in writing by Sync and Entrada.

STOCK EXCHANGE LISTING OF SYNC COMMON STOCK


    It is a condition to the completion of the merger that the Sync common stock issuable in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following are the material United States federal income tax consequences of the merger to Sync and the Sync stockholders. The following discussion is based on and subject to the Internal Revenue Code of 1986, its legislative history, applicable Treasury regulations, administrative rulings and court decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect. For United States federal income tax purposes, regardless of whether the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, no gain or loss will be recognized by Sync or the Sync stockholders as a result of the merger.

REGULATORY MATTERS


    UNITED STATES ANTITRUST. Under the Hart-Scott-Rodino Act and related rules, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. Sync and Entrada each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On July 18, 2000, Sync and Entrada were notified by the Federal Trade Commission that the request for early termination of the waiting period was granted effective July 3, 2000. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Sync or Entrada. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.


    GENERAL. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that:

    - Sync or Entrada will be able to satisfy or comply with such conditions

    - compliance or non-compliance will not have adverse consequences for Sync after completion of the merger

    - the required regulatory approvals will be obtained within the time frame contemplated by Sync and Entrada and referred to in this proxy statement/prospectus or on terms that will be satisfactory to Sync and Entrada.

    See "The Merger Agreement--Conditions to the Completion of the Merger."

RESALE OF SYNC COMMON STOCK


    Sync common stock issued in the merger to Parent will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except that because Parent will be an "affiliate" of Sync under the Securities Act, the Sync common stock issued to Parent as a result of the merger may be resold by Parent only in transactions permitted by the resale provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. STOCKHOLDERS SHOULD READ CAREFULLY THE MERGER AGREEMENT, A COPY WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/ PROSPECTUS.

CONDITIONS TO THE COMPLETION OF THE MERGER

    Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:


    - the shareholders of Sync having approved the merger


    - the waiting period applicable to the merger under the Hart-Scott-Rodino Act having expired or been terminated

    - no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a United States federal or state court or governmental authority of competent jurisdiction being in effect that would prevent the completion of the merger

    - the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order

    - the shares of Sync common stock issuable to Parent in the merger having been approved for listing on the Nasdaq National Market, subject to official notice of issuance


    - the representations and warranties of the other party set forth in the merger agreement being true and correct as of April 10, 2000 and as of the date on which the merger is to be completed as though made on and as of the date on which the merger is to be completed, or, if such representations and warranties expressly relate to an earlier date, then as of such date


    - the other party to the merger agreement having performed and complied in all material respects with all agreements and obligations required to be so performed and complied with by it under the merger agreement on or prior to the date on which the merger is to be completed

    - the other party having obtained all material orders, consents, approvals, permits, authorizations, notices, declarations, filings, applications, qualifications and registrations necessary to complete the merger or continue the business of the combined companies after the merger

    Sync can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. Sync cannot at this point determine whether it would resolicit proxies in the event that it decides to waive any of the items listed above. This decision would depend upon the facts and circumstances leading to Sync's decision to complete the merger and whether Sync believes there has been a material change in the terms of the merger and its effect on Sync stockholders. In making its determination, Sync would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the deal fair to the stockholders from a financial point of view, the availability of alternative transactions and the prospects of Sync as an independent entity. If Sync determines that a waiver of a condition would materially change the terms of the merger, including the expected qualification of the merger as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, it will resolicit proxies.

NO SOLICITATION

    The merger agreement provides that Sync, Parent and its subsidiaries, and the officers, directors, employees or other agents of Sync, Parent and its subsidiaries, will not, directly or indirectly:

    - take any action to solicit, initiate or encourage any takeover proposal, as described below

    - engage in negotiations with, or disclose any nonpublic information relating to Sync or Entrada to, or afford access to the properties, books or records of Sync or Entrada to, any person that has advised Sync, Entrada or Parent that it may be considering making, or that has made, a takeover proposal.

    The merger agreement further provides that the term "takeover proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Sync or Entrada, or the acquisition of any significant equity interest in, or a significant portion of the assets of, Sync or Entrada, other than the merger contemplated by the merger agreement.

    Notwithstanding the restrictions described above, if an unsolicited takeover proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a takeover proposal, shall be received by the board of directors of Sync or Parent, then, to the extent the board of directors of such company believes in good faith (after consultation with its financial advisor) that such takeover proposal would, if accepted, result in a transaction more favorable to such company's stockholders from a financial point of view than the merger contemplated by the merger agreement (any such more favorable takeover proposal being referred to in the merger agreement as a "superior proposal"), and the board of directors of such company determines in good faith after consultation with outside legal counsel that it is necessary for such board of directors to evaluate the superior proposal in order to comply with its fiduciary duties to stockholders, such company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may provide relevant information and take such other actions as are consistent with the fiduciary obligations of its board of directors, and such actions shall not violate the merger agreement; PROVIDED, HOWEVER, that Sync and Parent shall not, and shall not permit any of their respective officers, directors, employees or other representatives to, agree to or endorse any takeover proposal regarding Sync or Entrada unless Sync or Parent shall have

    - terminated the merger agreement; and

    - agreed to pay to the other party, without interest, the sum of $1,000,000 no later than thirty days after the closing of the transaction resulting from the superior proposal.

    Each of Sync and Parent will promptly notify the other after receipt of any takeover proposal or any notice that any person is considering making a takeover proposal or any request for nonpublic information relating to Sync or Entrada or for access to the properties, books or records of Sync or Entrada by any person that has advised Sync or Parent that it may be considering making, or that has made, a takeover proposal and will keep Sync or Parent, as applicable, fully informed of the status and details of any such takeover proposal notice or request.

TERMINATION

    The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

    - by the mutual consent of Sync and Parent


    - by Sync, if the merger has not been completed by September 15, 2000, unless the failure of the merger to occur is due to (i) a material breach by Sync of any of its representations or warranties contained in the merger agreement, or (ii) the breach or failure of Sync to comply in all material respects with the agreements and covenants contained in the merger agreement to be performed by Sync by September 15, 2000



    - by Parent, if the merger has not been completed by September 15, 2000, unless the failure of the merger to occur is due to (i) a material breach by Entrada or Parent of any of their representations or warranties contained in the merger agreement, or (ii) the breach or failure of Entrada or Parent to comply in all material respects with the agreements and covenants contained in the merger agreement to be performed by Entrada or Parent by September 15, 2000


    - by either Sync or Parent, if any court or governmental authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree or ruling or other action shall have become final and nonappealable

    - by either Sync or Parent, upon (i) receipt of an unsolicited proposal that its board of directors determines in good faith to be superior to the merger and (ii) agreement to pay to the other party, without interest, the sum of $1,000,000 no later than thirty days after the closing of the transaction resulting from the superior proposal

    - by Sync, if the stockholders of Sync vote not to authorize the issuance of Sync common stock for completion of the merger, provided that Sync pays Parent a fee of $250,000 within thirty (30) days of such stockholder vote.


    In the event of the termination of the merger agreement and the abandonment of the merger by Sync or Parent, written notice of such termination must be given to the other party.


CONDUCT OF ENTRADA'S BUSINESS PRIOR TO THE MERGER


    Under the merger agreement, Parent has agreed that, except (i) as otherwise expressly provided in the merger agreement or (ii) as consented to by Sync in writing, from and after April 10, 2000 and until the effective time of the merger, Parent and Entrada shall, and shall cause each of Entrada's subsidiaries to:


    - use all reasonable efforts consistent with good business judgment to
      (i) preserve intact the present business organization of Entrada and its subsidiaries and pay payables and collect receivables in a manner consistent with past practice and otherwise operate Entrada and its subsidiaries in the ordinary and regular course of business consistent with past practice; (ii) maintain Entrada's and its subsidiaries' books and records in accordance with past practices; (iii) keep available the services of Entrada's and its subsidiaries' officers and employees; and
      (iv) maintain satisfactory relationships with licensors, suppliers, creditors, distributors, customers and others having material business relationships with Entrada and its subsidiaries

    - notify Sync of any change in the normal course of business or operations of Entrada or its subsidiaries and of any governmental complaints, investigations or hearings of which Entrada or its subsidiaries is notified (or communications received by Entrada or its subsidiaries indicating that the same may be contemplated), or the institution or settlement of litigation or any claim, in each case involving Entrada or its subsidiaries, and to keep Sync informed of such events;

    - comply in all material respects with all applicable laws, including, without limitation, applicable environmental laws.


    In addition, under the merger agreement Entrada and Parent have agreed that, except (i) as otherwise expressly provided in the merger agreement or (ii) as consented to by Sync in writing, from and after April 10, 2000 and until the effective time of the merger, neither Parent, Entrada nor any subsidiaries thereof shall:


    - cause to be issued or sold any shares of capital stock or debt or equity securities of Entrada or its subsidiaries or Entrada capital stock equivalents or issue, grant or enter into any options, warrants, rights, subscription agreements or commitments of any kind with respect thereto

    - directly or indirectly cause to be purchased, redeemed or otherwise acquired or disposed of any shares of capital stock of Entrada or its subsidiaries

    - declare, set aside or pay any dividend or other distribution

    - reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any Entrada capital stock equivalents, other than pursuant to Entrada stock option plans in accordance with their terms as in effect on the date hereof

    - permit or allow Entrada or its subsidiaries to borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business and consistent with past practice

    - subject any of the assets of Entrada or any of its subsidiaries (real, personal or mixed, tangible or intangible) to any encumbrance or otherwise permit or allow the sale, lease, transfer or disposition of any assets of Entrada or its subsidiaries (real, personal or mixed, tangible or intangible), other than in the ordinary course of business and consistent with past practice

    - assume, guarantee, or otherwise become responsible for the obligations of, or make any loans or advances to, any other individual, firm or corporation

    - waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to Entrada or its subsidiaries or any material claims held by Entrada or its subsidiaries

    - except for capital expenditures not to exceed $5,000, make any investment or expenditure of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise

    - enter into any new material line of business

    - cancel or terminate any insurance policy naming Entrada or its subsidiaries as a beneficiary or a loss payable payee

    - enter into any collective bargaining agreements

    - increase the compensation or fringe benefits of any of the officers or directors of Entrada or any of its subsidiaries or, other than in accordance with past practice, effect any material general increase in the compensation or fringe benefits of the employees of Entrada or any of its subsidiaries or pay or agree to pay any pension, retirement allowance, or other benefit not required by any existing employee benefit plan or any bonus to any such officers or employees, commit Entrada or any of its subsidiaries to any employment agreement or employee benefit plan with or for the benefit of any of Entrada's or its subsidiaries' officers or employees or any other person, or alter, amend, terminate in whole or in part, or curtail or permanently discontinue contributions to, any pension plan or any other employee benefit plan

    - except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by Entrada or its subsidiaries

    - enter into or terminate any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or any contract, agreement or transaction involving a total remaining commitment of at least $25,000

    - except as may be required by law, make any material tax election, make or change any method of accounting with respect to taxes, file any amended tax returns that may have a material adverse effect on the tax position of Entrada or any of its subsidiaries or settle or compromise any material federal, state, local or foreign tax liability

    - enter into any "non-compete" or similar agreement

    - amend the certificate of incorporation or bylaws of Entrada or any of its subsidiaries

    - take any action with knowledge that such action would reasonably be expected to result in any of Sync's conditions to closing, as described in the merger agreement, not being satisfied

    - agree to do any of the foregoing.

CONDUCT OF SYNC'S BUSINESS PRIOR TO THE MERGER


    Under the merger agreement, Sync has agreed that, except (i) as otherwise expressly provided in the merger agreement or (ii) as consented to by Parent in writing, from and after April 10, 2000 and until the effective time of the merger Sync shall, and shall cause each of its subsidiaries to:


    - use all reasonable efforts consistent with good business judgment to
      (i) preserve intact the present business organization of Sync and its subsidiaries and pay payables and collect receivables in a manner consistent with past practice and otherwise operate Sync and its subsidiaries in the ordinary and regular course of business consistent with past practice; (ii) maintain Sync's and its subsidiaries' books and records in accordance with past practices; (iii) keep available the services of Sync's and its subsidiaries' officers and employees; and
      (iv) maintain satisfactory relationships with licensors, suppliers, creditors, distributors, customers and others having material business relationships with Sync and its subsidiaries

    - notify Entrada of any change in the normal course of business or operations of Sync or its subsidiaries and of any governmental complaints, investigations or hearings of which Sync or its subsidiaries is notified (or communications received by Sync or its subsidiaries indicating that the same may be contemplated), or the institution or settlement of litigation or any claim, in each case involving Sync or its subsidiaries, and to keep Entrada informed of such events

    - comply in all material respects with all applicable laws, including, without limitation, applicable environmental laws.


    In addition, under the merger agreement Sync has agreed that, except (i) as otherwise expressly provided in the merger agreement or (ii) as consented to by Parent in writing, from and after April 10, 2000 and until the effective time of the merger, neither Sync nor any of its subsidiaries shall:


    - cause to be issued or sold any shares of capital stock or debt or equity securities of Sync or its subsidiaries or Sync capital stock equivalents, except for the exercise of outstanding stock options, or issue, grant or enter into any options, warrants, rights, subscription agreements or commitments of any kind with respect thereto, except in the ordinary course to non-executive employees of Sync

    - directly or indirectly cause to be purchased, redeemed or otherwise acquired or disposed of any shares of capital stock of Sync or its subsidiaries

    - declare, set aside or pay any dividend or other distribution

    - reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any Sync capital stock equivalents, other than pursuant to Sync stock option plans in accordance with their terms as in effect on the date hereof

    - permit or allow Sync or its subsidiaries to borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business and consistent with past practice

    - subject any of the assets of Sync or any of its subsidiaries (real, personal or mixed, tangible or intangible) to any encumbrance or otherwise permit or allow the sale, lease, transfer or disposition of any assets of Sync or its subsidiaries (real, personal or mixed, tangible or intangible), other than in the ordinary course of business and consistent with past practice

    - assume, guarantee, or otherwise become responsible for the obligations of, or make any loans or advances to, any other individual, firm or corporation

    - waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to Sync or its subsidiaries or any material claims held by Sync or its subsidiaries


    - except for capital expenditures in the ordinary course of business and capital expenditures not to exceed $5,000, make any investment or expenditure of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise


    - enter into any new material line of business

    - cancel or terminate any insurance policy naming Sync or its subsidiaries as a beneficiary or a loss payable payee

    - enter into any collective bargaining agreements

    - increase the compensation or fringe benefits of any of the officers or directors of Sync or any of its subsidiaries or, other than in accordance with past practice, effect any material general increase in the compensation or fringe benefits of the employees of Sync or any of its subsidiaries or pay or agree to pay any pension, retirement allowance, or other benefit not required by any existing employee benefit plan to any such officers or employees, commit Sync or any of its subsidiaries to any employment agreement or employee benefit plan with or for the benefit of any of Sync's or its subsidiaries' officers or employees or any other person, or alter, amend, terminate in whole or in part, or curtail or permanently discontinue contributions to, any pension plan or any other employee benefit plan

    - except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by Sync or its subsidiaries

    - enter into or terminate any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or any contract, agreement or transaction involving a total remaining commitment of at least $25,000

    - except as may be required by law, make any material tax election, make or change any method of accounting with respect to taxes, file any amended tax returns that may have a material adverse effect on the tax position of Sync or any of its subsidiaries or settle or compromise any material federal, state, local or foreign tax liability

    - enter into any "non-compete" or similar agreement

    - amend the certificate of incorporation or bylaws of Sync or any of its subsidiaries

    - take any action with knowledge that such action would reasonably be expected to result in any of Entrada's conditions to closing, as described in the merger agreement, not being satisfied

    - agree to do any of the foregoing.

AMENDMENT; WAIVER

    Subject to applicable law

    - the merger agreement may be amended by the parties in writing at any time, except that after the merger agreement has been adopted by the stockholders of Sync, no amendment may be entered into which requires further approval by Sync stockholders unless such further approval is obtained

    - at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of such party, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and except as provided in the merger agreement, waive compliance by any other party with any agreements or conditions in the merger agreement.

    Under Section 251(d) of the Delaware General Corporation Law, no amendment to the merger agreement made after the adoption of the merger agreement by the stockholders of Sync may, without further stockholder approval, alter or change the amount or kind of shares, securities, cash, property and/or rights to be received by Sync stockholders in the merger, or alter or change any terms and conditions of the merger agreement if such alteration or change would adversely affect the holders of any class or series of stock of Sync.

FEES AND EXPENSES

    Whether or not the merger is completed, all fees and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring such fees or expenses, except as otherwise provided in the merger agreement.

REPRESENTATIONS AND WARRANTIES


    The merger agreement contains customary representations and warranties by Sync and Parent relating to, among other things:


    - corporate organization and similar corporate matters

    - capital structure

    - authorization, execution, delivery, performance and enforceability of the merger agreement and related matters

    - financial statements

    - no undisclosed liabilities

    - compliance with applicable laws and required consents, approvals, orders and authorizations of governmental authorities relating to the merger agreement

    - outstanding and pending material litigation

    - good and valid title to assets

    - absence of material changes or events

    - filing of tax returns and payment of taxes

    - absence of changes in benefit plans, and matters relating to the Employee Retirement Income Security Act

    - labor relations

    - intellectual property

    - material contracts

    - environmental matters

    - insurance policies and any pending claims under such policies

    - material customers and suppliers

    - title to properties

    - Investment Company Act status

    - product liability claims

    - financial books and records

    - engagement and payment of fees of brokers, investment bankers, finders and financial advisors

    - documents filed by Sync with the Securities and Exchange Commission and the accuracy of information contained in such documents

               COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY

    Sync's common stock is listed on the Nasdaq Stock Market and trades under the symbol SYNX. The following table presents the high and low closing sale prices for Sync's common stock as reported in the Nasdaq National Market for the periods indicated.


                                                                HIGH       LOW
                                                              --------   --------
2000
  Q1........................................................   $ 5.41     $ 3.25
  Q2........................................................     4.75       1.75
1999
  Q1........................................................     6.56       2.97
  Q2........................................................     3.59       1.87
  Q3........................................................     2.75       1.94
  Q4........................................................     3.25       2.19
1998
  Q1........................................................    19.38      11.71
  Q2........................................................    20.31      10.44
  Q3........................................................    19.38       6.88
  Q4........................................................     7.81       3.56



    On April 10, 2000, the last trading day prior to the announcement by Sync and Entrada that they had reached an agreement concerning the merger, the closing sales price of Sync common stock as reported on the Nasdaq National Market was $3.125 per share. On July 31, 2000, the closing sale price of Sync common stock as reported on the Nasdaq National Market was $2.75 per share.



    As of July 18, 2000, there were 214 stockholders of record of Sync common stock, and Sync believes there were approximately 2,900 beneficial owners of Sync common stock.


    Following the merger, Sync common stock will continue to be traded on the Nasdaq National Market. Sync is in the process of applying for a new trading symbol to take effect upon the consummation of the merger.


    Neither Sync nor Entrada has ever paid cash dividends on its capital stock. Sync's bank line of credit prohibits Sync from paying cash dividends without the bank's prior written consent. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon the combined companies' financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


    The following unaudited pro forma condensed consolidated financial statements assume the transaction between Sync and Entrada will be accounted for as an acquisition of Sync by Entrada and are based upon the respective historical financial statements and notes thereto of Entrada, which are included in this proxy statement/prospectus, and the historical financial statements and notes thereto of Sync, which are incorporated by reference in this proxy statement/prospectus. The following Pro Forma Condensed Consolidated Statement of Operations for the three months ended April 30, 2000 and fiscal year ended January 31, 2000 present unaudited pro forma operating results for Entrada as if the transaction between Entrada and Sync and Sync's May 2000 preferred stock private placement had occurred as of the beginning of the periods presented. The following Pro Forma Condensed Consolidated Balance Sheet presents the unaudited pro forma financial condition of Entrada as if the merger, Sync's May 12, 2000 Series A preferred stock private placement had occurred as of April 30, 2000. The unaudited pro forma adjustments are described in the accompanying notes. The carrying values of Sync's net assets are assumed to equal their fair values for purposes of these unaudited pro forma financial statements, unless indicated otherwise in the accompanying notes. These values are subject to revision. However, Sync management believes that any resulting adjustments will not have a material effect on the financial position or results of operations.


    The unaudited pro forma financial information presented does not consider any future events which may occur after the merger. The unaudited pro forma financial information presented does not attempt to quantify any operating expense synergies or cost reductions of the consolidated operations of Sync and Entrada that may be realized after the merger. The unaudited pro forma financial information does not consider the incremental expense, capital or conversion costs which may be incurred as a result of the merger.

    THE UNAUDITED PRO FORMA FINANCIAL INFORMATION IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS OR FINANCIAL POSITION THAT WOULD HAVE OCCURRED HAD THE MERGER BEEN CONSUMMATED AT THE DATES INDICATED, NOR IS IT NECESSARILY INDICATIVE OF FUTURE OPERATING RESULTS OR FINANCIAL POSITION OF THE CONSOLIDATED COMPANIES FOLLOWING THE MERGER.

    These unaudited pro forma condensed consolidated financial statements should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Sync and Entrada.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)


                                                      HISTORICAL                      PRO FORMA
                                            -------------------------------   --------------------------
                                            SYNC RESEARCH, INC.    ENTRADA
                                                   AS OF            AS OF
                                                 MARCH 31,        APRIL 30,
                                                   2000             2000      ADJUSTMENTS   CONSOLIDATED
                                            -------------------   ---------   -----------   ------------
Current Assets
  Cash and cash equivalents...............       $  7,696          $    --      $  5,361       $13,057
  Accounts receivable, net................          1,399            4,609            --         6,008
  Due from affiliate......................             --              427            --           427
  Inventories, net........................          5,184            3,486            --         8,670
  Prepaid expenses and other current
    assets................................            991              370            --         1,361
                                                 --------          -------      --------       -------
    Total current assets..................         15,270            8,892         5,361        29,523

Furniture, fixtures and equipment, net....          1,514            1,554        (1,633)        1,435
Other assets..............................             55            1,075            --         1,130
                                                 --------          -------      --------       -------
Total assets..............................       $ 16,839          $11,521      $  3,728       $32,088
                                                 ========          =======      ========       =======
Current Liabilities
  Bank overdraft..........................       $     --          $   176      $     --       $   176
  Accounts payable........................          1,702            2,786         1,000         5,488
  Accrued compensation and benefits.......            502            1,231            --         1,733
  Deferred revenue and customer
    deposits..............................          2,082              393            --         2,475
  Other accrued liabilities...............            283            1,434            --         1,717
  Short-term debt.........................             --            2,198            --         2,198
  Current portion of capitalized lease
    obligations...........................             36              301                         337
                                                 --------          -------      --------       -------
    Total current liabilities.............          4,605            8,519         1,000        14,124

Capitalized lease obligations and
  long-term debt..........................              9              252            --           261
Amount due to Parent......................             --           24,523       (24,523)           --

Stockholders' Equity
  Common stock............................              4                1             4             9
  Additional paid-in capital..............         72,017            5,761       (32,549)       45,229
  Accumulated deficit.....................        (59,796)         (27,535)       59,796       (27,535)
                                                 --------          -------      --------       -------
    Total stockholders' equity
      (deficit)...........................         12,225          (21,773)       27,251        17,703
                                                 --------          -------      --------       -------
Total liabilites and stockholders' equity
  (defict)................................       $ 16,839          $11,521      $  3,728       $32,088
                                                 ========          =======      ========       =======


                            See accompanying notes.

                              SYNC RESEARCH, INC.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


    Sync and Osicom Technologies, Inc., a New Jersey corporation ("Parent"), have entered into an Agreement and Plan of Merger (the "Agreement"). The merger is expected to be accounted for as an acquisition of Sync by Entrada using the purchase method of accounting.


A.  ACCOUNTING PERIODS


    The unaudited pro forma condensed consolidated financial statements include the results of operations and financial position of Entrada and Sync for the three months ended April 30, 2000 and 1999, as of April 30, 2000 and for years ended and as of January 31, 2000 and December 31, 1999, respectively and were derived from unaudited financial statements for the three months ended
April 30, 2000 and 1999 and as of April 30, 1999 and audited financial statements as of and for the fiscal year ended January 31, 2000 and December 31, 1999, respectively.


B.  PRO FORMA ADJUSTMENTS

    The following table reflects a detailed breakdown of the pro forma adjustments in the Unaudited Pro Forma Condensed Consolidated Balance Sheet:

                 UNAUDITED PRO FORMA ADJUSTMENTS (IN THOUSANDS)


                                                             PRIVATE                  TRANSACTION
                                                           PLACEMENT(A)   MERGER(B)    COSTS(C)      TOTAL
                                                           ------------   ---------   -----------   --------
Current Assets
  Cash and cash equivalents..............................     $2,061      $  3,300      $   --      $  5,361
  Accounts receivable, net...............................         --            --          --            --
  Due from affiliate.....................................         --            --          --            --
  Inventories, net.......................................         --            --          --            --
  Prepaid expenses and other current assets..............         --            --          --            --
                                                              ------      --------      ------      --------
                                                               2,061         3,300          --         5,361
Furniture, fixtures and equipment, net...................         --        (2,633)      1,000        (1,633)
Other assets.............................................         --            --          --            --
                                                              ------      --------      ------      --------
Total assets.............................................     $2,061      $    667      $1,000      $  3,728
                                                              ======      ========      ======      ========
Current Liabilities
  Accounts payable.......................................     $   --      $     --      $1,000         1,000
  Accrued compensation and benefits......................         --            --          --            --
  Deferred revenue and customer deposits.................         --            --          --            --
  Other accrued liabilities..............................         --            --          --            --
  Short-term debt........................................         --            --          --            --
  Facility consolidation and severance...................         --            --          --            --
  Current portion of capitalized lease obligations.......         --            --          --            --
                                                              ------      --------      ------      --------
                                                                  --            --       1,000         1,000
Capitalized lease obligations and long-term debt.........         --            --          --            --
Amount due to Parent.....................................         --       (24,523)         --       (24,523)
Stockholders' Equity
  Common stock...........................................          2             2          --             4
  Additional paid-in capital.............................      2,059       (34,608)         --       (32,549)
  Accumulated deficit....................................         --        59,796          --        59,796
                                                              ------      --------      ------      --------
    Total stockholders' equity (deficit).................      2,061        25,190          --        27,251
                                                              ------      --------      ------      --------
Total liabilities and stockholders' equity (deficit).....     $2,061      $    667      $1,000      $  3,728
                                                              ======      ========      ======      ========


--------------------------


(a) On May 12, 2000, Sync completed a private placement of newly issued Series A Preferred Stock for an aggregate price of $2,235,625. All such shares will be automatically converted into Sync common stock upon

                              SYNC RESEARCH, INC.

B.  PRO FORMA ADJUSTMENTS (CONTINUED)

    the completion of the merger. Accordingly, the private placement, net of offering costs estimated to be approximately $175,000, has been reflected in the accompanying pro forma condensed consolidated balance sheet as if the transaction occurred on such date.



(b) The Agreement specifies that all of Entrada's outstanding common stock will be cancelled in exchange for shares of Sync common stock. The number of shares of Sync common stock to be issued in exchange for Entrada's outstanding common stock will equal the amount of shares of Sync common stock outstanding at closing. Based upon the number of shares outstanding on July 31, 2000, the number of shares to be issued in connection with the merger would have been 4,237,401. The pro forma condensed consolidated balance sheet reflects the allocation of approximately $11.7 million to Sync's assets and liabilities based upon a value of $2.75 per share, the closing price of Sync's common stock on the Nasdaq National Market on July 31, 2000. The excess of the net book value of Sync's net assets over the purchase price as of the pro forma balance sheet date, approximately $1.6 million, has been reported as a reduction to the carrying value of furniture, fixtures and equipment.



    The Agreement also provides that Parent shall contribute additional cash to Entrada prior to the merger for which Osicom will be issued 1 million shares of Sync's common stock at a price per share equal to the average closing price per share of Sync's common stock for the thirty (30) trading days immediately preceeding the merger, but not less than $3.30 nor more than $3.811 (the "Share Price"). The issuance of these shares has been reflected in the accompanying pro forma condensed consolidated balance sheet as if the transaction occurred on such date and assuming a $3.30 per share purchase price. In addition, for each dollar amount equal to the Share Price contributed by Parent to Entrada prior to closing, Sync shall issue one additional share to Parent, up to a maximum of 2 million additional shares. If all 2 million shares are issued, cash and stockholders equity shall be increased by not less than $6.6 million upon the completion of the merger.



    In connection with the merger, the outstanding intercompany payable from Entrada to Parent will be contributed by Parent as an equity contribution. This contribution has been reflected in the accompanying pro forma condensed consolidated balance sheet.



(c) Parent expects to incur direct transaction costs of approximately $200,000 consisting primarily of legal and accounting costs. These direct costs have been included in the estimated purchase price reflected in the pro forma condensed consolidated balance sheet.



    Sync estimates it will incur direct transaction costs of approximately $800,000 associated with the merger, consisting primarily of fees for investment banking, filings with regulatory agencies, legal, accounting, financial printing and other related costs. These transaction costs will be expensed as they are incurred by Sync and have been reflected in the pro forma condensed consolidated balance sheet.



(d) Sync and Entrada expect to incur certain expenses in connection with the restructuring and consolidation of the operations of the combined companies including, but not limited to, costs related to the closure and elimination of duplicate leased facilities and write-offs of related fixed assets, write-off of discontinued products, and severance costs. Sync and Entrada anticipate that the ultimate integration activities will result in increased efficiencies and lower operating costs. These activities have not been formalized, therefore, the amount of such expenses is not currently estimable with a reasonable degree of accuracy. Accordingly, no liability for these expenses has been included in the unaudited pro forma consolidated balance sheet.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       HISTORICAL                    PRO FORMA
                                              ----------------------------   --------------------------
                                              SYNC RESEARCH     ENTRADA
                                              THREE MONTHS    THREE MONTHS
                                                  ENDED          ENDED
                                                MARCH 31,      APRIL 30,
                                                  2000            2000       ADJUSTMENTS   CONSOLIDATED
                                              -------------   ------------   -----------   ------------
Net sales...................................     $ 3,150         $ 3,710        $  --         $ 6,860
Cost of sales...............................       1,916           5,398           --           7,314
                                                 -------         -------        -----         -------
  Gross profit..............................       1,234          (1,688)          --            (454)
Research and development....................       1,062           1,650           --           2,712
Selling and marketing.......................         859           1,034           --           1,893
General and administrative..................         551             530          (82)            999
Non-recurring charges.......................          --           2,069           --           2,069
                                                 -------         -------        -----         -------
  Total operating expenses..................       2,472           5,283          (82)          7,673
Loss from operations........................      (1,238)         (6,971)          82          (8,127)
Other income (expense)......................         114             (96)          --              18
                                                 -------         -------        -----         -------
  Loss before income taxes..................      (1,124)         (7,067)          82          (8,109)
                                                 -------         -------        -----         -------
Provision for income taxes..................           1              --           --               1
                                                 -------         -------        -----         -------
Net loss....................................     $(1,125)        $(7,067)       $  82         $(8,110)
                                                 =======         =======        =====         =======
Net loss per share, basic and diluted.......     $ (0.32)        $ 7,067                      $ (0.86)
                                                 =======         =======                      =======
Shares used in computation of net loss per
  share, basic and diluted..................       3,516               1                        9,453
                                                 =======         =======                      =======


                            See accompanying notes.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         HISTORICAL                    PRO FORMA
                                                ----------------------------   --------------------------
                                                SYNC RESEARCH     ENTRADA
                                                 YEAR ENDED      YEAR ENDED
                                                DECEMBER 31,    JANUARY 31,
                                                    1999            2000       ADJUSTMENTS   CONSOLIDATED
                                                -------------   ------------   -----------   ------------
Net sales.....................................     $18,152         $28,771        $  --         $46,923
Cost of sales.................................       9,905          17,498           --          27,403
                                                   -------         -------        -----         -------
  Gross profit................................       8,247          11,273           --          19,520
Research and development......................       5,503           6,223           --          11,726
Selling and marketing.........................       5,136           5,647           --          10,783
General and administrative....................       2,284           2,177         (326)          4,135
                                                   -------         -------        -----         -------
  Total operating expenses....................      12,923          14,047         (326)         26,644
Loss from operations..........................      (4,676)         (2,774)         326          (7,124)
Other income (expense)........................         408            (613)          --            (205)
                                                   -------         -------        -----         -------
  Loss before income taxes....................      (4,268)         (3,387)         326          (7,329)
                                                   -------         -------        -----         -------
Provision for income taxes....................           6              --           --               6
                                                   -------         -------        -----         -------
Net loss......................................     $(4,274)        $(3,387)       $ 326         $(7,335)
                                                   =======         =======        =====         =======
Net loss per share, basic and diluted.........     $ (1.22)        $(3,387)                     $ (0.78)
                                                   =======         =======                      =======
Shares used in computation of net loss per
  share, basic and diluted....................       3,493               1                        9,430
                                                   =======         =======                      =======


                            See accompanying notes.

                              SYNC RESEARCH, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS


    Sync and Osicom Technologies, Inc., a New Jersey corporation ("Parent") have entered into an Agreement and Plan of Merger (the "Agreement"). The merger is expected to be accounted for as an acquisition of Sync by Entrada using the purchase method of accounting.



A.  ACCOUNTING PERIODS



    The unaudited pro forma condensed consolidated financial statements include the results of operations and financial position of Entrada and Sync for the three months ended and as of April 30, 2000 and March 31, 2000 and for the years ended and as of January 31, 2000 and December 31, 1999, respectively, and were derived from unaudited financial statements for the three months ended and as of April 30, 2000 and March 31, 2000 and audited financial statements as of and for the fiscal year ended January 31, 2000 and December 31, 1999, respectively.



B.  MERGER COSTS



    Parent expects to incur direct transaction costs of approximately $200,000 consisting primarily of legal and accounting costs. These direct costs have been included in the purchase price allocation.



    Sync estimates it will incur direct transaction costs of approximately $800,000 associated with the merger, consisting primarily of fees for investment banking, filings with regulatory agencies, legal, accounting, financial printing and other related costs. These non-recurring transaction costs will be expensed as they are incurred by Sync and have been excluded from the pro forma condensed consolidated statements of operations.



    Sync and Entrada expect to incur in the twelve months following the closing of the merger, certain expenses in connection with the restructuring and consolidation of the operations of the consolidated companies including, but not limited to, costs related to the closure and elimination of duplicate leased facilities and write-offs of related fixed assets, write-off of discontinued products, and severance costs. Sync and Entrada anticipate that the ultimate integration activities will result in increased efficiencies and lower operating costs. These activities have not been formalized, therefore, the amount of such expenses is not currently estimable with a reasonable degree of accuracy. Accordingly, no estimate of such expense is reflected in the unaudited pro forma condensed consolidated statements of operations.



C.  PRO FORMA ADJUSTMENTS



    The pro forma adjustments reflected in the condensed consolidated statements of operations represent the amortization of a $1,633,000 reduction in the carrying value of furniture, fixtures and equipment utilizing a 5 year estimated useful life, attributable to the excess of the net identifiable assets and liabilities over the purchase price of Sync.



D.  EARNINGS PER SHARE



    The pro forma consolidated weighted average common share amounts reflected in the unaudited pro forma condensed consolidated statements of operations represent the aggregate of the historical weighted average common shares of Sync outstanding during the three months ended March 31, 2000 and year ended
December 31, 1999 plus 5,237,401, the minimum number of shares expected to be issued to Parent in connection with the merger, based upon the number of shares outstanding on July 31, 2000; 700,000 shares of common stock to be issued in connection with the conversion of Sync's outstanding Series A Preferred Stock which Sync issued in May 2000 and the dilutive effective, if any, of common stock equivalents outstanding as calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share.

                              BUSINESS OF ENTRADA

DESCRIPTION OF BUSINESS


    Entrada, based in Annapolis Junction, Maryland, designs, manufactures and markets products that provide access to and enhance the performance of data and telecommunications networks, and is currently developing products that provide connectivity for storage networks. Many of Entrada's products are incorporated into the remote access and other server products of original equipment manufacturers ("OEMs"). In addition, certain of Entrada's products are deployed by telecommunications network operators, applications service providers, internet service providers, and the operators of corporate local area and wide area networks for the purpose of providing access to and transport within their networks. Entrada was incorporated in Delaware in 1972, and it operates in one business segment, with its primary facility in Annapolis Junction, Maryland.


ENTRADA'S STRATEGIC PLAN

    - DEVELOP PRODUCTS FOR STORAGE AREA NETWORKS. One of the most rapidly growing segments of the market for networking equipment is the market for storage area networks. Storage area networks are used to provide data warehousing and clustering, remote backup, disaster recovery, near online storage and a variety of other operations on stored data that are better performed when that data is archived in locations physically near to users, or connected to users via optical networks. The industry standard for transmitting data to and within storage area networks is Fibre Channel, a protocol or format for transmitting data over copper wire or fiber optic cable. In 1999, Entrada began developing Fibre Channel products to address the needs of storage area networks. Entrada's first Fibre Channel and storage networking products are expected to be available for sale during the third quarter of calendar 2000. Entrada believes that it will be able to leverage its experience in data networking in order to develop and sell Fibre Channel products to the storage area networking market.

    - FOCUS ON LAN CONNECTIVITY PRODUCTS. Entrada's current products include network interface (or "adapter") cards which allow computers, servers, load balancers and other devices to connect to a local area network ("LAN"). These network interface cards generally support the widely-employed Fast Ethernet protocol, and have achieved acceptance among several of the server and other OEMs to whom Entrada plans to market and sell its Fibre Channel products. Entrada plans to focus its product offerings on its LAN adapters while it develops new products for the storage area networking market.

    - FOCUS ON ORIGINAL EQUIPMENT MANUFACTURERS (OEMS). Entrada currently sells its LAN products directly to OEMs, while its other networking products are generally sold to end-users through distributors and network systems integrators. In order to maintain the continuity of its relationships with its OEMs while it develops its Fibre Channel products, Entrada plans to continue to focus most of its sales and marketing efforts on the OEM channel.

MARKETS FOR ENTRADA'S PRODUCTS

    Entrada's products address the growing connectivity needs for networked, high bandwidth data and voice communications. The networking industry has experienced dramatic growth since the early 1990's as corporations discovered increasing value in connecting desktop devices through local area networks. The emergence of the Internet and the cultural movement toward wireless and home computing in the 1990's further accelerated this trend. Entrada's products address the demand for connectivity solutions in the traditional data networking markets and the emerging market for storage area networking. There can be no assurance that any of the projections cited in the following discussion regarding the growth of traditional data networking markets or of the storage area networking market will prove accurate, and Sync stockholders should not rely on such projections in evaluating the business of Entrada or the combined companies.

    STORAGE AREA NETWORKING MARKET

    The technology behind storage area networks is similar to that of LANs and WANs. Storage area networks are essentially separate local area networks that consist of servers, storage devices (such as disc drives) and the networking equipment used to connect and route traffic among them. These devices include adapters, hubs, switches and routers supporting the Fibre Channel standard. Storage area networks create a shared storage resource that is readily available, highly scalable and designed to be easily protected and managed.

    While storage area networks are not new, Entrada believes that trends already under way will move them into the mainstream of distributed networking and that they will become the standard way of accessing stored information. A report by Dataquest, an Information Technology ("IT") market research and consulting firm, projects sales of the networking equipment used to build storage area networks to reach $1.8 billion by 2002, representing a cumulative annual growth rate of 88%. Strategic Research, a market research firm specializing on the storage and network storage markets, projects that storage area networks will represent approximately 50% of all sales of non-mainframe storage arrays (such as disc drives) in 2000. In addition, the S.G. Cowen-Datamation 2000 Computer Systems User Survey, conducted by the securities and investment banking firm of S.G. Cowen and EarthWeb's datamation.com, a publication for the IT industry, reported that in 1999, 42% of all enterprises surveyed were planning to deploy storage area networks.

    IDC (International Data Corporation), a provider of analysis and market data for the IT industry, projects that the amount of disk storage capacity being shipped by vendors will grow by 86% per year over the next three years, from 116,000 terabytes in 1998 to 1.4 million terabytes in 2002. IDC projects storage capacity based on the UNIX operating system to grow 76% annually to nearly 460,000 terabytes in 2002 and storage capacity based on the Windows NT operating system to increase by 114% annually to more than 610,000 terabytes in 2002. The Yankee Group, a research and consulting firm which focuses on e-business, the Internet, and enterprise applications, reports that storage is now the biggest line item in the IT budgets of corporations interviewed.

ENTRADA'S PRODUCT DEVELOPMENT APPROACH

    The goal of any storage system is to allow users to retrieve information quickly, easily and reliably. There are five major capabilities that a storage solution must provide:

    - CONNECTIVITY. Storage systems must provide access to the data and applications that users need.

    - AVAILABILITY AND FAULT TOLERANCE. Storage systems must allow continuous access to their data, even if one or more components fail.

    - PERFORMANCE. Storage systems must provide high performance and be scalable.

    - INTEGRITY. Storage systems must protect their data to ensure its accuracy and reliability.

    - MANAGEABILITY. Network operators must be able to manage their storage systems using the traditional tools of network management (such as network management software).


    Entrada is designing its storage area networking products to be in conformity with these requirements.

PRODUCTS

    FIBRE CHANNEL PRODUCTS

    Entrada's Fibre Channel products under development leverage its skills and know-how gained from providing LAN and WAN connectivity to traditional data networks. These products also address the same or similar OEM customer base for Entrada's LAN products.


    Entrada is currently developing two product lines designed to meet the needs of storage area networks, and it plans to introduce additional product lines in the future. The first of these products are expected to be available for sale during the third quarter of calendar 2000. Each of the two product lines under current development supports the Fibre Channel protocol, which Entrada believes will become the standard protocol for storage area networks.


    FIBRE CHANNEL HOST BUS ADAPTERS


    Entrada is currently developing a family of Fibre Channel Host Bus Adapters ("HBA's") for the storage area networks market. HBA's are installed in servers and workstations, and provide the interface to the Fibre Channel network in much the same way as its LAN adapters provide an interface to the Ethernet network. Entrada expects that its HBA product line will include 1 Gigabit and 2 Gigabit per second data transfer rate products for a variety of computer bus types.


    FIBRE CHANNEL HUBS

    Entrada is also developing a family of Fibre Channel hubs, which are used for insertion and removal of devices on a Fibre Channel loop and for efficient network management. Entrada plans to offer both entry-level and managed models in a variety of port configuration options. Entrada expects that its hub product line will include 1 Gigabit and 2 Gigabit per second data transfer rates products.

    LAN ADAPTERS

    In the fiscal year ended January 31, 2000, 52% of Entrada's revenues were derived from the sale of its line of high performance Local Area Network adapter cards to OEMs. These adapter cards are used in a variety of products, including high availability telecommunications equipment, Transmission Control Protocol/Internet Protocol ("TCP/IP") load balancing routers, and remote access servers. Entrada's LAN adapters are also used in a variety of industrial control applications. Entrada's key products in this category consist of 10/100 Fast Ethernet Adapters in both Peripheral Component Interconnect ("PCI") Bus Specification and PCI Mezzanine Card ("PMC") form factors or sizes.

    SERIES 2400 FAST ETHERNET ADPATERS

    The 2404 is a high performance, quad-port 10/100 adapter that provides four separate Fast Ethernet ports on a single PCI card, extending the local bus with a PCI-to-PCI bridge and reducing the PCI bus load. The product is based on the widely-used Intel media access controller ("MAC") and provides 64-bit data transfer.

    SERIES 2350 FAST ETHERNET ADAPTERS

    The 2350 PMC adapter provides a single 10/100 port in the convenient PMC form factor. The PMC form factor allows the card to be used in systems that are based on both the VME industrial bus standard and the emerging Compact PCI bus standard. Since drivers can easily be ported between these formats, the cards can be used commonly by system OEMs.

    SERIES 2450 FAST ETHERNET ADAPTERS

    Using the feature rich and power-efficient Intel MAC, both the single-port 2451 and dual-port 2452 adapter offer low-profile RJ-45 front panel connectors which eliminate the need for transition cables. The 2450 series adapters fully support IEEE 802.3u and are compatible with PCI-SIG v2.1 and PICMG v2.1.

    SERIES 2200 AND 2250 FIBER DISTRIBUTED DATA INTERFACE ("FDDI") ADAPTERS

    Entrada provides adapters for high-performance, high-reliability networking using the FDDI protocol in the PCI (2200) and PMC (2250) form factors. Both models are offered in single attach station and dual attach station versions, and are available in a number of media and connector options. Entrada believes that this product is in the final stages of its marketable life.

    GIGABIT ETHERNET ADAPTERS

    Entrada is developing a series of LAN Adapters that support the growing market for Gigabit Ethernet connectivity. The 2500 Series Gigabit Ethernet Adapters will provide 10/100/1000 Mbps data transmission speeds, which will offer existing 10/100 customers a convenient migration path to Gigabit Ethernet. Entrada plans to introduce dual port Gigabit Ethernet PCI adapters and single port PMC adapters in both copper media (1000-TX) and multimode fiber media (1000-SX) versions. These products are expected to be available for sale during the third quarter of calendar 2000.

SALES AND MARKETING

    Entrada's sales organization at January 31, 2000 consisted of approximately 28 individuals, including managers, sales representatives, and support personnel. Entrada's sales organization addresses the needs of customers by focusing on major accounts and indirect channels. Major accounts includes telecommunications service providers, internet service providers, government customers and original equipment manufacturers. Entrada's indirect channels are comprised of system integrators, distributors, resellers and value added resellers. Entrada supports its customers by providing product training, regular mailing of promotional and technical material, telephone and other technical support.

    The goal of Entrada's marketing effort is to identify market dynamics and translate these dynamics into strategic product development plans. Entrada's marketing staff identifies product and vertical market segment opportunities and provides to its sales force the tools, training, and pre-sales support it requires to exploit the identified opportunities. Entrada's marketing staff also engages in a number of marketing communication activities, and it participates in cooperative marketing programs, including advertising, trade shows and seminars.

CUSTOMERS AND MARKETS


    Entrada's customer base is concentrated in the telecommunications and networking equipment industries. For the quarter ended April 30, 2000, only two customers had sales equal to or greater than 10% of Entrada's net sales. Sales for these two customers accounted for 21.2% and 19.9% of Entrada's total net sales. As of April 30, 2000 only three customers had net receivables equal to or greater than 10% of total net receivables. These three customers has net receivables that approximated 19.7%, 15.2% and 10.9% of Entrada's total net receivables. During the quarter ended April 30, 1999, only two customers had sales equal to or greater than 10% of Entrada's net sales. These two customers had sales that approximated 27.5% and 10% respectively. As of April 30, 1999 one customer accounted for 37.7% of Entrada's total net receivables and was the only customer who had net receivables that were more than 10% of Entrada's net receivables. Three customers each accounted for 19.4%, 18.7%, and 13.7% of fiscal 2000 net sales. One customer accounted for 16.3% of fiscal 1999 net sales. One


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customer accounted for 16.1% of fiscal 1998 net sales. At January 31, 2000 one customer accounted for 31.9% of net receivables. At January 31, 1999 one customer accounted for 29.7% of net receivables.


    Entrada's strategy addresses the following three customer profiles:


    - ORIGINAL EQUIPMENT MANUFACTURERS. Original Equipment Manufacturers ("OEMs") develop and sell solutions that incorporate Entrada LAN and WAN products to provide connectivity to networks, including storage area networks, local area networks and wide area networks. In addition to the revenues Entrada may achieve directly by having its connectivity solutions incorporated into the products of major networking OEMs, Entrada believes that the incorporation of its technology into the products of major networking OEMs can have an indirect positive impact on the adoption of Entrada's technology, and therefore the sales of its stand-alone (non-OEM) products.


    - SERVICE PROVIDERS. These customers provide communication services and primarily include telecommunication carriers, applications service providers and internet service providers. Entrada believes that in the future, these service providers will add data storage to the telecommunications services they currently offer to their subscribers.

    - SYSTEM INTEGRATORS. Networks are frequently provided to enterprises by system integrators who bring together all of the technology pieces required to build a network, and who organize those pieces into a logical architecture. In the frequent instance that the selection of specific equipment types is made by the system integrator, the system integrator (and not the enterprise for which the network is being constructed) is the customer to vendors of network equipment.

CUSTOMER SERVICE AND SUPPORT

    Entrada's customer service organization is structured to assist both systems integrators and its major OEM accounts. In addition to the product design, integration and troubleshooting support Entrada supplies to its OEM customers, it generally provides training and sales support to its system integrator customers.


    Post-sales support for all of Entrada's customers includes its product warranty against defects in material and workmanship. The length of product warranties varies by product, from 12 months in some instances, to 60 months for a broad range of products, and previously, lifetime warranties for certain legacy products. Telephone technical support programs for hardware and software generally cover the first 12 months from purchase. On-site support and shared support agreements are designed to provide a high level of service to fulfill a broad spectrum of customer needs.


RESEARCH AND DEVELOPMENT

    The goal of Entrada's research and development efforts is to achieve technological advances which will allow it to introduce innovative products to market. Product introduction is driven by a combination of rapidly evolving technology and standards, as well as changing customer requirements. Entrada's marketing staff works closely with its engineering staff, performing continuous evaluations of customer needs, emerging trends and technical challenges in order to identify new market opportunities. Entrada's research and development program focuses on the combining of various proprietary technologies into a single, common, standards-based platform. Entrada believes that its ability to introduce new products on a timely basis depends upon its ability to maintain sophisticated technology research programs while simultaneously focusing on their practical application to its customers' strategic requirements.

    As of January 31, 2000, there were 21 employees and 12 independent contractors working in Entrada's research and development area. Entrada's research and development expenditures were

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$6.2 million and $5.5 million for the fiscal years ended January 31, 2000 and
January 31, 1999, respectively.

MANUFACTURING AND QUALITY

    Entrada's products are manufactured on an outsourced basis by various turn-key vendors. Final assembly, test and quality assurance are performed by Entrada at its Annapolis Junction, Maryland facility.

    Entrada believes that its strategy of outsourcing the majority of its manufacturing activities to third party contract manufacturers enables it to react quickly to market demand and avoid the significant capital investment that would be required to establish and maintain full manufacturing facilities. Entrada is thus able to focus its manufacturing resources on final assembly, burn-in and final testing to ensure reliability and quality assurance for its products. Entrada has a quality assurance program in place and continually evaluates its process to ensure quality practices throughout its organization and to monitor the performance of its third party vendors.

AVAILABILITY OF RAW MATERIALS

    Many of Entrada's products require components which may not be readily available. These include microprocessors, custom integrated circuits and other electronic components. To minimize the risks of component or product shortages, Entrada attempts to maintain multiple supply sources. However, there can be no assurance that such sources will be adequate to meet Entrada's needs.

PATENTS, TRADEMARKS AND LICENSES

    Entrada currently hold nine patents. Although Entrada attempts to protect its intellectual property rights through patents, trademarks, and copyrights, by maintaining certain technology as trade secrets and by other measures, Entrada cannot assure you that any patent, trademark, copyright or other intellectual property rights owned by Entrada will not be invalidated, circumvented or challenged; that such intellectual property rights will provide competitive advantages to Entrada; or that any of Entrada's future patent applications, if any, will be issued with the scope of the claims sought by Entrada, if at all. Entrada cannot assure you that others will not develop technologies that are similar or superior to its technology, or that its competitors will not duplicate its technology or "design around" the patents that it owns. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries in which Entrada does business or intends to do business in the future.

    Entrada believes that the future success of its business will depend on its ability to translate the technological expertise and innovation of its personnel into new and enhanced products. Entrada cannot assure you that the steps taken by it will prevent misappropriation of its technology. In the future, Entrada may take legal action to enforce its patents and other intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could harm its business and operating results.

    As is common in Entrada's industry, Entrada has from time to time received notification from other companies claiming that certain Entrada products may infringe intellectual property rights held by such companies. Any claim or litigation, with or without merit, could be costly, time consuming and could result in a diversion of management's attention, which could harm Entrada's business. If Entrada were found to be infringing the intellectual property rights of any third party, it could be subject to liabilities for such infringement, which could be material, and could be required to seek licenses from other companies or to refrain from using, manufacturing or selling certain products or using certain processes. Although holders of patents and other intellectual property rights often offer licenses to

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their patent or other intellectual property rights, no assurance can be given that licenses would be offered, that the terms of any offered license would be acceptable to Entrada or that failure to obtain a license would not cause its operating results to suffer.

SEASONALITY

    Entrada's sales are impacted by the buying patterns of its customers, including but not limited to cultural and religious holidays in Asia, Europe and the United States, and other factors.

WORKING CAPITAL PRACTICES

    Entrada has historically maintained high levels of inventories to meet the output requirements of its customers and to ensure an uninterrupted flow of inputs from its suppliers.


    Entrada performs ongoing credit evaluations of each of its customers' financial condition and it extends unsecured credit related to the sales of various products. As of April 30, 2000, three customers accounted for 19.7%, 15.2% and 10.9% of consolidated net receivables. Two customers accounted for 31.9% and 9.6% of net receivables at January 31, 2000. These two customers accounted for 29.7% and 10.0% of net receivables at January 31, 1999. Five customers represented 68% and 60% of accounts receivable at January 31, 2000 and 1999, respectfully.


BACKLOG


    As of the quarter ended April 30, 2000, backlog was approximately
$8.8 million. Entrada's backlog on January 31, 2000 was approximately
$3.1 million compared with an approximate backlog of $4.8 million at January 31, 1999. Entrada includes in its backlog only orders confirmed with a purchase order for products to be shipped within twelve months to customers with approved credit status. Because of what has historically been a short time period between its customers' orders and its shipments of products, and because its customers may notify it of desired changes in delivery schedules or cancellations of orders (which are made without significant penalty), Entrada does not believe that its backlog, as of any particular date, is necessarily an indication of actual net sales for any future period.


COMPETITION


    The markets for Entrada's current and planned products are intensively competitive, highly fragmented and characterized by rapidly changing technology, evolving industry standards, price competition and frequent new product introductions. A number of companies offer products that compete with one or more of its current or planned products. Entrada's current and prospective competitors include OEMs, product manufacturers of internet access equipment, remote access equipment, and LAN, WAN and storage area networking equipment. Regarding the market for storage area networking products, Entrada expects that its competitors will include JNI Corporation, Emulex Corporation, Brocade Communications Systems, Inc., Interphase Corporation, Gadzoox Networks, Inc., and others. In the LAN adapter area, Entrada competes with 3Com Corporation, Adaptec, Inc., Alteon Websystems, Inc., Intel Corporation, Interphase Corporation, Sun Microsystems, Inc., RAMiX Inc., SBS Technologies, Inc., VMIC, ZYNX Corporation and others. In the WAN adapter area Entrada competes with Ariel Corporation, Digi International, Inc., Eicon Technology, Interphase Corporation, Netaccess/ Brooktrout, Patriot Scientific Corporation, Performance Technologies, Inc., Pika Technologies, Inc., SDL Communications, Inc. and others. In the remote access area, Entrada competes with Lucent Technologies, Inc., Cisco Systems, Inc., 3Com Corporation, Ericsson, Intel Corporation, Nbase-Xyplex, Nortel Networks Corp. Hlgd., Perle Systems Limited, General DataComm
Inds., Inc., Cabletron Systems, Inc., Assured Access Technologies, Inc. and others. In the market for routers, Entrada competes with Cisco Systems, Inc., 3Com Corporation, Lucent Technologies Inc., Netopia, Inc., Intel


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Corporation and others. In the market for CSU/DSU's, Entrada competes with ADC
Telecommunications, Inc., Adtran, Inc., Verilink Corporation, Quick Eagle Networks and others.



    Entrada has experienced, and expects to continue to experience increased competition from current and potential competitors, many of whom have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and larger customer based than Entrada does. In particular, established companies in the telecommunications equipment or computing industries may seek to expand their product offerings by designing and selling products using competitive technology that could render Entrada's products obsolete or have a material adverse effect on its sales. The markets in which Entrada competes currently are subject to intense competition and Entrada expects additional price and product competition as other established and emerging companies enter the markets in which it is competing and new products and technologies are introduced. Increased competition may result in further price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect its business, operating results and financial condition. There can be no assurance that Entrada will be able to compete successfully against current and future competitors, or that the competitive factors it will face will not have a material adverse effect on its business, operating results and financial condition.


ENVIRONMENTAL COMPLIANCE

    Entrada's operations are subject to various federal, state and local laws and regulations with respect to environmental matters. Entrada believes that it is in material compliance with all such federal, state and local laws and regulations.

EMPLOYEES


    As of April 30, 2000, Entrada employed 114 full-time employees and independent contractors, including 21 in engineering, 34 in manufacturing and quality assurance, 43 in sales, customer support and marketing, 15 in administration, and 1 executive. None of Entrada's employees are represented by a collective bargaining agreement, and it believes that relations with its employees are good.


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                  ENTRADA MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS: COMPARISON OF THE THREE MONTHS ENDED APRIL 30, 2000 AND
  APRIL 30, 1999



    NET SALES. Net sales decreased to $3.7 million for the quarter ended April 30, 2000 from $6.4 million for the quarter ended April 30, 1999. Sales to OEM's of network adapter products increased, however this increase was more than offset by the decrease in sales to distributors of remote access and print server products, reflecting Entrada's focus on sales to OEM's and its roll-out of its new generation of products.



    GROSS PROFIT. Gross profit decreased to a negative $1.7 million for the quarter ended April 30, 2000 from a positive $2.5 million for the comparable quarter last year as a result of a $2.7 million inventory valuation allowance recorded in connection with certain product transitions related to the Company's shift in business focus to OEM sales and network adaptor products . Exclusive of this charge, Entrada's gross margin was 26.9 percent for the quarter ended April 30, 2000, as compared to 39.4 percent for the comparable period last year. The decline in gross margins resulted from increased sales to OEM customers which have lower margins than sales to distributors as well as product transitions in anticipation of its merger with Sync.



    SELLING AND MARKETING. Sales and marketing expenses decreased slightly to $1.0 million, or 27.9% of net sales, for the quarter ended April 30, 2000 from $1.1 million, or 17.7% of net sales for the comparable quarter last year. In April 2000 Entrada implemented a plan to reduce its legacy sales and marketing personnel headcount by 12 employees and close its Massachusetts facility.



    ENGINEERING, RESEARCH AND DEVELOPMENT. Engineering, research and development expenses increased to $1.7 million, or 44.5% of net sales, for the quarter ended April 30, 2000 from $1.3 million, or 19.5% of net sales, for the comparable quarter last year. The increase was primarily as a result of a $435,000 write-down of capitalized software development costs resulting from changing market conditions.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses decreased to $530,000, or 14.3% of net sales, for the quarter ended April 30, 2000 from $696,000, or 10.8% of net sales, for comparable period last year. This decrease is the result of cost savings achieved through the consolidation of various facilities.



    OTHER OPERATING EXPENSES. In April 2000, Entrada implemented certain programs to better align its operations with its continued shift in business focus to OEM sales as well as the anticipation of the merger and, as a result, recognized a $2.1 million charge consisting of severance and related headcount reduction costs, costs associated with the closure of its Massachussetts facility and a $1.4 million valuation reserve recorded against distributor receivables. Entrada expects that these activities will be substantially completed during fiscal 2001. Entrada will continue to evaluate its organization and cost structure in connection with the refinement of its business strategy and the merger.



    INCOME TAXES. There was no provision for income taxes for quarters ended April 30, 2000 and 1999. Entrada has carry forwards of domestic federal net operating losses, which may be available, in part, to reduce future taxable income in the United States. However, due to potential adjustments to the net operating loss carry forwards as provided by the Internal Revenue Code with respect to future ownership changes, future availability of the tax benefits is not assured. In addition, Entrada has recorded a valuation allowance in full for its deferred tax assets as it is Entrada's opinion that it is more likely than not that some portion or all of the assets will not be realized.


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RESULTS OF OPERATIONS: COMPARISON OF THE YEARS ENDED JANUARY 31, 2000 AND
  JANUARY 31, 1999


    NET SALES. Net sales decreased to $28.8 million, or by less than 1%, for fiscal 2000 from $29.0 million for fiscal 1999. While the sales to OEM's of Entrada's LAN-adapter product lines increased, this increase was offset by the decrease in the Remote Access and Print Server product lines during fiscal 2000 reflecting Entrada's shift towards its new generation of products and the planned phase out of its legacy products.


    GROSS PROFIT. Cost of sales consists principally of the costs of components, subcontract assembly from outside manufacturers, and in-house system integration, quality control, final testing and configuration costs. Gross profit decreased to $11.3 million, or 13.0%, for fiscal 2000 from $13.0 million for fiscal 1999. Gross margin decreased to 39.2% for fiscal 2000 from 44.7% for fiscal 1999. The gross margin percentage decrease was the result of higher raw material costs associated with shipments of Entrada's LAN-adapter products and lower margins on legacy products.

    SELLING AND MARKETING. Selling and marketing expenses consist primarily of employee compensation and related costs, commissions to sales representatives, tradeshow expenses and travel expenses. Sales and marketing expenses decreased to $5.6 million, or 19.6% of net sales, for fiscal 2000 from $8.3 million, or 28.7% of net sales for fiscal 1999. During the past fiscal year Entrada completed a realignment of its sales organization, which resulted in a reduction in these expenses as well as reduced advertising and promotional expenses for legacy products.


    ENGINEERING, RESEARCH AND DEVELOPMENT. Engineering, research and development expenses consist primarily of compensation related costs for engineering personnel, facilities costs, and materials used in the design, development and support of Entrada's technologies as well as amortization of capitalized software development costs. Engineering, research and development expenses increased to $6.2 million, or 21.6% of net sales, for fiscal 2000 from $5.5 million, or 19.0% of net sales, for fiscal 1999. The increase in engineering, research and development expenses was the result of a $1.8 million reduction to the net book value of capitalized software development costs caused by changing market conditions partially offset by cost savings achieved through the consolidation of Entrada's facilities. Exclusive of the valuation allowance, engineering research and development expenses for fiscal 2000 were 15.4% of net sales.


    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of employee compensation and related costs, legal and accounting fees, and allocable occupancy costs. General and administrative expenses decreased to $2.2 million, or 7.6% of net sales, for fiscal 2000 from $2.3 million, or 7.8% of net sales, for fiscal 1999. This decrease is the result of cost savings achieved through the consolidation of Entrada's various facilities as well as eliminating the 35,000 square feet of unused space leased at our Annapolis Junction, Maryland facility.


    INCOME TAXES. There was no provision for income taxes for fiscal years 2000 and 1999. Entrada has carry forwards of domestic federal net operating losses, which may be available, in part, to reduce future taxable income in the United States. However, due to potential adjustments to the net operating loss carry forwards as provided by the Internal Revenue Code with respect to future ownership changes, future availability of the tax benefits is not assured. In addition, Entrada has recorded a valuation allowance in full for its deferred tax assets as it is Entrada's opinion that it is more likely than not that some portion or all of the assets will not be realized.


RESULTS OF OPERATIONS: COMPARISON OF THE YEARS ENDED JANUARY 31, 1999 AND
  JANUARY 31 1998

    NET SALES. Net sales decreased to $29.0 million, or 5.3%, for fiscal 1999 from $30.6 million for fiscal 1998. This decrease was primarily the result of a decline in the sales of Entrada's legacy products which was not fully offset by introductions of Entrada's new generation of products.

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
    GROSS PROFIT. Gross profit decreased to $13.0 million, or 4.4%, for fiscal 1999 from $13.6 million for fiscal 1998. Gross margin remained relatively unchanged at 44.7% for fiscal 1999 and 44.3% for fiscal 1998. This decline in gross profit is comparable to the decline in net sales.

    SELLING AND MARKETING. Sales and marketing expenses decreased to $8.3 million, or 28.7% of net sales, for fiscal 1999 from $9.0 million, or 29.3% of net sales for fiscal 1998. This decrease was primarily the result of the mid-fiscal year 1998 closure of the Santa Barbara, California facility.

    ENGINEERING, RESEARCH AND DEVELOPMENT. Engineering, research and development expenses increased to $5.5 million, or 19.0% of net sales, for fiscal 1999 from $3.5 million, or 11.6% of net sales, for fiscal 1998. The increase in engineering, research and development expenses was the result of increased expenditures associated with continuing development of Entrada's existing products and future technologies.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses decreased to $2.3 million, or 7.8% of net sales, for fiscal 1999 from $3.6 million, or 11.8% of net sales, for fiscal 1998. This decrease is the result of cost savings achieved through the consolidation of Entrada's various facilities as well as other cost reduction programs implemented mid-fiscal year 1998.


    OTHER OPERATING EXPENSES. Other operating expenses consist of acquisition-related charges including amortization of purchased technology and valuation allowances recorded against purchased technology. During fiscal 1998 other operating expenses including amortization of $123,000 and a valuation allowance of $3.9 million. Certain of Entrada's products, primarily LAN related items, were not competitive in the market for such products as the technology desired by customers could not be cost-effectively added to such products. Entrada re-aligned its resources to focus on providing integrated networking and bandwidth aggregation products desired by customers. Accordingly, Entrada recorded a valuation allowance against purchased technology that had no future alternative use.



    INCOME TAXES. There was no provision for income taxes for fiscal years 1999 and 1998. Entrada has carry forwards of domestic federal net operating losses, which may be available, in part, to reduce future taxable income in the United States. However, due to potential adjustments to the net operating loss carry forwards as provided by the Internal Revenue Code with respect to future ownership changes, future availability of the tax benefits is not assured. In addition, Entrada has recorded a valuation allowance in full for its deferred tax assets as it is Entrada's opinion that it is more likely than not that some portion or all of the assets will not be realized.



LIQUIDITY AND CAPITAL RESOURCES FOR THE QUARTERS ENDED APRIL 30, 2000 AND
  APRIL 30, 1999



    Entrada finances its operations through a combination of debt and non-interest bearing advances from its parent. At April 30, 2000, Entrada's working capital was $373,000.



    Operating activities used cash flows of $2.5 million during quarter ended April 30, 2000 as compared to a cash flow deficit of $1.5 million for the same comparable period last year. The increase in cash flows used in operations reflects an increase in our net loss. Additionally, an adjustment for non-cash expenses including a $2.1 million non-recurring charge consisting of severance and related headcount reduction costs, costs associated with the closure of its Massachussetts facility and a $1.4 million valuation reserve recorded against distributor receivables was recorded.



    During the quarter ended April 30, 1999 the operating cash flow deficit reflected an increase in inventories and amounts due from affiliates, a decline in accounts payable and a decline in accrued expenses.



    Entrada's standard payment terms are net 30 days. Receivables from distribution customers have frequently taken longer to collect.


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    Entrada's investing activities consist of purchases of property and equipment and software development costs. During the quarter ended April 30, 2000 Entrada's equipment purchases approximated $51,000. During the quarter ended April 30, 1999, its investing activities used cash flows of $270,000 which included approximately $120,000 for the purchased of equipment and $150,000 for software development cost.



    Entrada's financing activities during the quarter ended April 30, 2000 provided cash flows of $2.5 million which consisted of $2.4 million of non-interest bearing advances from Parent partially offset by net repayments of short and long term debt of $126,000. During the quarter ended April 30, 1999 financing activities provided cash flows of $2.3 million which consisted primarily of non-interest bearing advances from Parent, increase in financing of capital leases offset partially by repayments in short term borrowings.



    At April 30, 2000 the balance due Parent was $24.5 million. The merger agreement entered into by Parent provides that amounts owed by Entrada to Parent at closing will be contributed to the capital of Entrada and no remaining debt will be outstanding to Parent after the merger.



    Entrada has a $7.0 million line of credit provided by Coast Business Credit, a division of Southern Pacific Bank, an asset-based lender. Outstanding short-term borrowings against this line of credit were $2.2 million at April 30, 2000. This credit line is collateralized by accounts receivable, inventory and equipment.



LIQUIDITY AND CAPITAL RESOURCES FOR THE YEARS ENDED JANUARY 31, 2000 AND
  JANUARY 31, 1999



    Entrada finances its operations through a combination of debt and non-interest bearing advances from Parent. At January 31, 2000, Entrada's working capital was $4.2 million including $112,000 in cash.



    Operating activities provided cash flows of $134,000 during fiscal 2000 as compared to a cash flow deficit of $2.8 million during fiscal 1999. The decrease in cash flows used in operations reflects a decline in Entrada's net loss, after adjustment for non-cash expenses including depreciation, amortization, reserves and valuation allowances, partially offset by fiscal 2000 investments in inventory. During fiscal 1999 the operating cash flow deficit reflected an increase in accounts receivable including amounts due from affiliates, a decline in accounts payable and a decline in accrued expenses. Entrada's operating cash flow deficit for fiscal 1998 of $3.7 million reflects a greater net loss, after adjustment for non-cash operating expenses, as well as substantial increases in accounts receivable and inventories offset, in part, by increases in current liabilities.


    Entrada's investing activities consist of purchases of property and equipment and software development costs. During fiscal 2000 Entrada purchased equipment of $239,000 and invested $318,000 in software development as compared with fiscal 1999 equipment purchases of $567,000 and software development of $1.3 million. Investing activities during fiscal 1998 were comparable to those of fiscal 1999.


    Entrada's financing activities during fiscal 2000 provided cash flows of $337,000 which consisted of $2.3 million of non-interest bearing advances from Parent partially offset by net repayments of short and long term debt of $1.9 million. During fiscal 1999 financing activities provided cash flows of $4.6 million which consisted primarily of non-interest bearing advances from Parent. During fiscal 1998 financing activities provided cash flows of $5.9 million which consisted of $3.2 million in advances from Parent with the remaining amounts received from short and long term financing.



    At January 31, 2000 the balance due Parent was $21.8 million. The merger agreement entered into by Parent provides that amounts owed by Entrada to Parent at closing will be contributed to the capital of Entrada and no remaining debt will be outstanding to Parent after the merger.


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    Entrada has a $7.0 million line of credit provided by Coast Business Credit, a division of Southern Pacific Bank, an asset-based lender. Outstanding short-term borrowings against this line of credit were $2.3 million at January 31, 2000. This credit line is collateralized by accounts receivable, inventory and equipment.

YEAR 2000 COMPLIANCE


    Entrada has not experienced any year 2000 compliance problems to date and it believes that its products are year 2000 compliant. Entrada is not aware that any of its customers, vendors or contract manufacturers that have experienced any such problems to date. It is possible that yet undiscovered problems could severely disrupt Entrada's operations and would adversely affect its business if not properly addressed.


EFFECTS OF INFLATION AND CURRENCY EXCHANGE RATES


    Entrada is exposed to financial market risks, including changes in interest rates and foreign currency rates. Its exposure to interest rate risk is the result of its need for periodic additional financing for our large operating losses and capital expenditures associated with establishing and expanding its operations. The interest rate that Entrada will be able to obtain on debt financing will depend on market conditions at that time, and may differ from the rates Entrada have secured on its current debt. Additionally, the interest rates charged by Entrada's present lender adjusts on the basis of the lenders' prime rate.



    Entrada believes that the relatively moderate rate of inflation in the United States over the past few years and the relatively stable interest rates incurred on short-term financing have not had a significant impact on its sales, operating results or prices of raw materials. There can be no assurance, however, that inflation or an upward trend in short-term interest rates will not have a material adverse effect on its operating results in the future should Entrada require debt financing in the future.



    All of Entrada's sales and expenses have been denominated in U.S. dollars and to date its business has not been significantly affected by currency fluctuations. However, Entrada conducts business in several different countries and thus fluctuations in currency exchange rates could cause its products to become relatively more expensive in particular countries, leading to a reduction in sales in that country. In addition, inflation in such countries could increase Entrada's expenses. In the future, Entrada may engage in foreign currency denominated sales or pay material amounts of expenses in foreign currencies and, in such event, may experience gains and losses due to currency fluctuations. Entrada's operating results could be adversely affected by such fluctuations.



    Entrada does not hold or issue derivatives, derivative commodity instruments or other financial instruments for trading purposes. Investments held for other than trading purposes do not impose a material market risk.


IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS


    Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for financial statements with fiscal quarters of all fiscal years beginning after June 15, 2000. The Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and SOP 98-5, "Reporting on the Costs of Start-up Activities," effective in the current or future periods. The adoption or future adoption of these standards has had or will have no material effects, if any, on Entrada's financial position or results of operations.


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FLUCTUATIONS IN REVENUE AND OPERATING RESULTS



    The networking and bandwidth aggregation industry is subject to fluctuation. Entrada's operating results may fluctuate as a result of a number of factors, including the timing of orders from, and shipments to, customers; the timing of new product introductions and the market acceptance of those products; increased competition; changes in manufacturing costs; availability of parts; changes in the mix of product sales; the rate of end-user adoption and carrier and private network deployment of SAN solutions; factors associated with international operations; and changes in world economic conditions.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



    Entrada is exposed to financial market risks, including changes in interest rates and foreign currency rates. Entrada's exposure to interest rate risk is the result of its need for periodic additional financing for its large operating losses and capital expenditures associated with establishing and expanding its operations.



    Almost all of Entrada's sales have been denominated in U.S. dollars. A portion of its expenses are denominated in currencies other than the U.S. dollar and in the future a larger portion of its sales could also be denominated in non-U.S. currencies. As a result, currency fluctuations between the U.S. dollar and the currencies in which Entrada does business could cause foreign currency translation gains or losses that Entrada would recognize in the period incurred. Entrada cannot predict the effect of exchange rate fluctuations on its future operating results because of the number of currencies involved, the variability of currency exposure and the potential volatility of currency exchange rates. Entrada attempts to minimize its currency exposure risk through working capital management and does not hedge its exposure to translation gains and losses related to foreign currency net asset exposures.



    Entrada does not hold or issue derivative, derivative commodity instruments or other financial instruments for trading purposes. Investments held for other than trading purposes do not impose a material market risk.



    Entrada believes that the relatively moderate rate of inflation in the United States over the past few years and the relatively stable interest rates incurred on short-term financing have not had a significant impact on its sales, operating results or prices of raw materials. There can be no assurance, however, that inflation or an upward trend in short-term interest rates will not have a material adverse effect on its operating results in the future should Entrada require debt financing in the future.



FORWARD-LOOKING STATEMENTS--CAUTIONARY STATEMENT



    All statements other than statements of historical fact contained in this discussion and analysis are forward-looking statements. Words such as "propose," "anticipate," "believe," "estimate," "expect," "intend," "may," "should", "could," "will" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Entrada believes that its expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements involve risk and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ materially from those forward-looking statements include without limitation: unanticipated technical problems related to Entrada's products; Entrada's ability, or lack thereof, to make, market and sell optical networking products, high-speed connectivity products, and products for Storage Area Networks that meet with market approval and acceptance; the greater financial, technical and other resources of Entrada's many, larger competitors in the marketplace, changed market conditions, new business opportunities or other factors that might affect Entrada's decisions as to the best interest of its shareholders, including but not limited to Entrada's decision to focus its sales efforts on Original Equipment Manufacturers or to develop products for the Storage Area Networking marketplace; the


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failure of Entrada to achieve sales of its products to customers pursuant to the strategic alliance and equipment purchase agreements entered into during Entrada's first fiscal quarter 2000; other uncertainties relating to the effectiveness of the consolidation activities related to the proposed merger of Sync and Entrada; and the effect of the merger upon the customers of Sync and Entrada and those customers' decisions to purchase products and services prior to the merger from either company, or after the merger from Entrada.


                                    EXPERTS


    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


    The financial statements of Entrada at January 31, 2000 and 1999, and for each of the three years in the period ended January 31, 2000, included in this proxy statement/prospectus, have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report which is included in this proxy statement/prospectus and have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    Orrick, Herrington & Sutcliffe LLP, Los Angeles, California, is acting as counsel for Sync in connection with certain legal matters relating to the merger and the transactions contemplated thereby.


    Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, Woodbridge, New Jersey, is acting as counsel for Entrada in connection with certain legal matters relating to the merger and the transactions contemplated thereby.


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
                         OTHER ANNUAL MEETING PROPOSALS

    This section relates specifically to Sync's other annual meeting proposals and related matters and not to matters relating to the proposed Sync/Entrada merger discussed elsewhere in this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the Sync board of directors knows of no other matters that will be presented for consideration at the annual meeting other than as described in this proxy statement/prospectus.


PROPOSAL NO. 3:  ELECTION OF DIRECTORS


    NOMINEES

    In October 1999, the board of directors amended Sync's bylaws to increase the number of persons who sit on the board of directors from three to four. The board of directors subsequently elected Mr. William K. Guerry, the President and Chief Executive Officer of Sync, to the board to fill the newly created vacancy and Mr. Guerry is standing for election at the annual meeting. There are currently three other members standing for election.

    Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. In the event that any such nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the next annual meeting or until his successor has been elected and qualified.


    The names of the nominees, their ages, and certain other information about them are set forth below:



NAME OF NOMINEE                          AGE                 PRINCIPAL OCCUPATION              DIRECTOR SINCE
---------------                        --------   -------------------------------------------  --------------
Gregorio Reyes.......................     59      Chairman of the Board of Directors of Sync        1995

William K. Guerry....................     35      President, Chief Executive Officer and            1999
                                                  Chief Financial Officer of Sync

Charles A. Haggerty..................     58      Former Chairman of the Board, President and       1995
                                                  Chief Executive Officer of Western Digital
                                                  Corp.

William J. Schroeder.................     55      President and Chief Executive Officer of          1998
                                                  CYBERIQ Systems, Inc.


    Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years.

    MR. REYES has served as Chairman of Sync's board of directors since
January 1995 and from October 1997 to May 1998 in the Office of the Chief Executive Officer of Sync. From 1990 to August 1994, he served as Chairman and Chief Executive Officer of Sunward Technologies, Inc., a provider of rigid disk magnetic recording head products for the data storage industry. Previously, he was Chairman and Chief Executive Officer of American Semiconductor Equipment Technologies, a wafer stepper company. Mr. Reyes currently also serves as a director of C-Cube Microsystems, Inc. and several privately-held companies.
Mr. Reyes received a B.S. in Mechanical Engineering from Rensselaer Polytechnic Institute and a M.S. in Management from the Stevens Institute of Technology.

    MR. GUERRY has served as Sync's President and Chief Executive Officer and as a Director of Sync since October 1999 and as Sync's Vice President of Finance and Administration, Secretary and Chief Financial Officer since June 1997. From January 1987 to June 1997, Mr. Guerry held various

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positions, including Audit Senior Manager, with Ernst & Young LLP. Mr. Guerry received his B.S. in Accounting from California State Polytechnic University, Pomona. Mr. Guerry is a Certified Public Accountant in the State of California and is a member of the California Society of Certified Public Accountants.


    MR. HAGGERTY has served as a member of Sync's board of directors since
June 1995. He served as Chairman, President and Chief Executive Officer of Western Digital Corp., a manufacturer of disk drives, from July 1992 to January 2000 (as Chairman of the board of directors until June 2000). From
June 1992 through June 1993, Mr. Haggerty served as President and Chief Operating Officer of Western Digital. Mr. Haggerty also serves as a director of Pentair, Inc., Beckman Coulter Inc. and Vixel Inc. He received a B.A. in Business and Social Science from the University of St. Thomas.


    MR. SCHROEDER has served as a member of Sync's board of directors since April 1998. Since February 2000, Mr. Schroeder has served as President and Chief Executive Officer of CYBERIQ Systems, Inc., a developer of Internet traffic and content management appliances. Mr. Schroeder served as President and Chief Executive Officer and Director of Diamond Multimedia Systems, Inc., a supplier of multi-media peripherals, from May 1994 to September 1999. Mr. Schroeder was employed by Conner Peripherals, Inc., a manufacturer and distributor of hard drives, from 1986 to 1994, initially as President and, from 1989, as Vice Chairman of the board of directors. He was also President of Conner's New Products Group from 1989 to 1990, President of Archive Corporation (a Conner subsidiary) from January 1993 to November 1993, and CEO of Arcada
Software, Inc. (a Conner subsidiary) from November 1993 to May 1994.
Mr. Schroeder is also a director of Xircom, Inc. and CNF Transportation Inc. He received his M.B.A. from Harvard University and M.S.E.E. and B.E.E. from Marquette University.

    BOARD MEETINGS AND COMMITTEES

    The board of directors held a total of seven (7) meetings during the fiscal year ended December 31, 1999. The board of directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

    During 1999, the Audit Committee of the board of directors consisted of Charles A. Haggerty and William J. Schroeder, both of whom were non-employee directors of Sync. The Audit Committee participated in several meetings during 1999, including meetings with Sync's management to review audited and interim financial statements, independent auditor findings, accounting policies and adequacy of internal controls.

    During 1999, the Compensation Committee of the board of directors consisted of Charles Haggerty and William J. Schroeder, both of whom were non-employee directors. The Compensation Committee participated in several meetings during 1999. The Compensation Committee, in conjunction with the board of directors, establishes salaries, incentives and other forms of compensation for directors, officers and other employees, administers the various incentive compensation and benefit plans (including Sync's stock purchase and stock option plans) and recommends policies relating to such plans. The Compensation Committee has exclusive authority to award grants of options or restricted stock to executive officers of Sync, pursuant to the 1991 Stock Plan and the 1995 Employee Stock Purchase Plan.

    During 1999, no incumbent director attended fewer than 75% of the aggregate number of meetings of the board of directors and of the committees of the board of directors on which he serves.

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
    COMPENSATION OF DIRECTORS

    Mr. Reyes, the Chairman of the board of directors, earned $68,000 ($6,000 per month through October 1999 and $4000 per month thereafter) during 1999 pursuant to a consulting agreement with Sync. Non-employee directors are paid a fee of $5,000 per quarter plus $1,000 for each full meeting of the board of directors attended by such director. Directors are reimbursed for out-of-pocket travel expenses associated with their attendance at board meetings. Non-employee directors of Sync will automatically be granted options to purchase shares of Sync common stock pursuant to the terms of the 1995 Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each non-employee director who is elected to the board will receive an option to purchase 8,000 shares of common stock on the date on which he or she first becomes a non-employee director. In addition, on the date of each annual stockholders meeting, each non-employee director, will be granted an additional option to purchase 2,000 shares of common stock if, on such date, he or she has served on the board for at least six months and remains a director as of the date of such meeting. Each option becomes exercisable at the rate of 25% of the total number of shares subject to such option on the first anniversary of the grant date, and 1/48th of the total number shares at the end of each month thereafter. Options granted under the Directors' Plan have an exercise price equal to the fair market value of Sync common stock on the date of grant and a term of ten years.
Messrs. Haggerty and Schroeder each received options to purchase 2,000 shares pursuant to the Directors' Plan in 1999. Subject to his election to the board of directors by the stockholders at the annual meeting, Mr. Haggerty will be automatically granted an option to purchase 2,000 shares of common stock on the date of the annual meeting. Subject to the authorization by the stockholders at the annual meeting of the issuance of Sync common stock under the merger agreement, Mr. Schroeder will not receive an option to purchase 2,000 shares of common stock on the date of the annual meeting, as he will resign from the board following the merger. There are no family relationships among the directors or executive officers of Sync.

POTENTIAL NEW DIRECTORS


    If the Sync stockholders authorize the issuance of Sync common stock pursuant to the merger agreement for completion of the merger, the board of directors of Sync following the merger intends to increase the number of directors who sit on the board from four to five, and to appoint Dr. Kanwar J.S. Chadha, currently the President and Chief Executive Officer of Entrada and the intended President and Chief Executive Officer of Sync following the merger, to fill such created vacancy. Further, it is the present intention of Sync and Entrada to have Messrs. Guerry and Schroeder step down from the board upon consummation of the merger, and be replaced by Leonard N. Hecht, currently a director of Parent, and Rohit Phansalkar, currently Chairman of the Board, Chief Executive Officer and a director of Parent. Mr. Phansalkar is a former partner of Andersen, Weinroth & Co., L.P., affiliates of which own all of the outstanding Series A Preferred Stock of Sync and are stockholders of Parent. Therefore, assuming that the Sync stockholders authorize the issuance of Sync common stock under the merger agreement for completion of the merger and elect the slate of directors that the Sync board of directors has nominated, the board of directors of Sync following the merger will consist of Gregorio Reyes, currently the Chairman of Sync's board of directors, Dr. Chadha, Charles A. Haggerty, currently a director of Sync, Mr. Hecht and Mr. Phansalkar.



    DR. CHADHA has served as the President and Chief Executive Officer of Entrada since April 2000. Dr. Chadha joined AT&T Bell Laboratories in
February 1973 as a Member of Technical Staff and served as a systems engineer & principal software designer for the AMPS trial system. As a Supervisor at AT&T Bell Laboratories from August 1977 to August 1980, Dr. Chadha was responsible for the development of various software systems. As a Department Head at AT&T Bell Laboratories from August 1980 to January 1987, Dr. Chadha managed the development of cellular technologies, MERLIN phone system, Applications Processor, Videotex system, and System 25 PBX. He is a


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

co-founder of WaterBazaar.com e-portal, currently under development, that will provide buyers and suppliers of water purification products worldwide an electronic exchange through which to conduct e-commerce. Dr. Chadha is also a founding member of ERPL, Inc., a firm that specializes in the development of embedded software systems, enterprise and manufacturing resource planning software systems, and that provides business-to-business e-marketplace systems solutions & development. Dr. Chadha holds a B.E. (Hons) in Electrical Engineering from Thapar Institute of Technology, Punjab, India, a M.A.Sc. in Control Systems from the University of Toronto, Ontario, Canada, and a Ph.D. in Systems Engineering from Case Western Reserve University, Cleveland, Ohio.



    Mr. HECHT has served as a director of Parent since June 1996. Since 1994, he has been President of Chrysalis Capital Group, an investment banking company that he founded, specializing in mergers, acquisitions and financing. From 1987 to 1993, Mr. Hecht was Managing Director of the Investment Banking Group and head of the Technology Assessment Group of Houlihan Lokey Howard & Zukin, a financial advisory firm. From 1984 to 1987, Mr. Hecht was the Vice Chairman of the board of directors and Chief Executive Officer of Quantech Electronics Corp., a diversified publicly held electronics company. Prior to joining Quantech, Mr. Hecht was a founding principal of Xerox Development Corporation, a wholly owned subsidiary of the Xerox Corporation. Xerox Development Corporation was active in strategic planning, mergers and acquisition, divestitures, licensing, joint ventures and venture investing for the Xerox Corporation.



    Mr. PHANSALKAR has served as a director of Parent since December 1999, and on July 8, 2000 he also became the Chairman of the Board and the Chief Executive Oficer of Parent. From February 1998, until July 2000, he was a partner of Andersen, Weinroth & Co., L.P., affiliates of which own all of the outstanding Series A Preferred Stock of Sync and are stockholders of Parent. Prior to joining Andersen, Weinroth, Mr. Phansalkar was the co-founder, Vice Chairman and Chief Executive Officer of Newbridge Capital, a firm dedicated to making private equity investments in India. From 1993 to 1996 Mr. Phansalkar was a Managing Director of Oppenheimer & Co., where he was the head of the Energy Finance Group. From 1985 to 1993 Mr. Phansalkar was a Managing Director of Bear
Stearns & Co. Prior thereto, he was the co-head of the Energy Finance Group at Shearson American Express. Mr. Phansalkar also serves as a director of Zip Global Networks. Mr. Phansalkar received a B.S. in Engineering from Michigan Technological University and an M.B.A. from Harvard University Graduate School of Business Administration.


    VOTE REQUIRED AND RECOMMENDATION OF BOARD OF DIRECTORS


    The four nominees receiving the highest number of affirmative votes of shares of Sync common stock and Series A Preferred Stock present at the annual meeting in person or by proxy and entitled to vote shall be elected as directors.


    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE TO SERVE AS DIRECTORS FOR THE ENSUING YEAR AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.


PROPOSAL NO. 4: APPROVAL OF AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN



    At the annual meeting, stockholders are being asked to approve an amendment to the 1995 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder by 100,000 shares to an aggregate of 140,000 shares.


    GENERAL

    Sync's 1995 Employee Stock Purchase Plan was adopted by the board of directors in August 1995 and was approved by Sync's stockholders in November 1995. On May 9, 2000 the board of directors approved an amendment to increase the number of shares reserved for issuance under the 1995

Employee Stock Purchase Plan by 100,000 shares to a total of 140,000 shares, for which stockholder approval is being requested.


    The 1995 Employee Stock Purchase Plan, as amended, provides for the granting to employees (including officers and employee directors) of stock purchase rights within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. See "Federal Income Tax Aspects of the 1995 Employee Stock Purchase Plan" below for information concerning the tax treatment of incentive stock purchase rights.



    All available shares have been issued under the 1995 Employee Stock Purchase Plan and no shares remain available for future purchase.


    The 1995 Employee Stock Purchase Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

    The board of directors believes that in order to afford eligible individuals whose present and potential contributions are important to the continued success of Sync an opportunity to acquire a proprietary interest in Sync and to enable Sync to continue to attract and retain the best available talent for the successful conduct of its business in a competitive marketplace, it is necessary to amend the 1995 Employee Stock Purchase Plan to reserve an additional 100,000 shares of common stock for issuance thereunder. The increase sought at the annual meeting is expected to provide sufficient additional stock to continue Sync's policy of using equity incentives to attract and retain the services of key individuals essential to Sync's long-term success.

    PURPOSE

    The purpose of the 1995 Employee Stock Purchase Plan is to provide employees of Sync the opportunity to purchase Sync common stock.

    ADMINISTRATION

    The board of directors, or a committee named by the board of directors, shall supervise and administer the 1995 Employee Stock Purchase Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for, and not inconsistent with, the administration of the 1995 Employee Stock Purchase Plan, to construe and interpret the 1995 Employee Stock Purchase Plan, and to make all other determinations necessary or advisable for the administration of the 1995 Employee Stock Purchase Plan. The composition of the committee shall be in accordance with the requirements to obtain or retain any available exemption from the operation of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

    ELIGIBILITY

    Any person who is an employee of Sync shall be eligible to participate in the 1995 Employee Stock Purchase Plan, subject to the limitations imposed by
Section 423(b) of the Internal Revenue Code. Any provisions of the 1995 Employee Stock Purchase Plan to the contrary notwithstanding, no employee shall be granted an option under the 1995 Employee Stock Purchase Plan (i) if, immediately after the grant, such employee (or any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Internal Revenue Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Sync or of any subsidiary of Sync, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of Sync and its subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars

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
($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

    OFFERING PERIODS; PARTICIPATION

    The 1995 Employee Stock Purchase Plan shall be implemented by a series of offering periods, with new offering periods commencing on or about February 1 and August 1 of each year (or at such other time or times as may be determined by the board of directors). An eligible employee may become a participant in the 1995 Employee Stock Purchase Plan by completing a subscription agreement on the form provided by Sync and filing it with the payroll office prior to the applicable offering date of each offering period.

    METHOD OF PAYMENT OF CONTRIBUTIONS

    The participant shall elect to have payroll deductions made on each payday during the offering period in an amount not less than one percent (1%) and not more than five percent (5%) of such participant's compensation on each such payday. All payroll deductions made by a participant shall be credited to his or her account under the 1995 Employee Stock Purchase Plan. A participant may not make any additional payments into such account. A participant, on one occasion only during the offering period, may decrease the rate of his or her contributions during the offering period by completing and filing with Sync a new subscription agreement. Notwithstanding the foregoing, to the extent necessary to comply with the Internal Revenue Code and the eligibility requirements under the 1995 Employee Stock Purchase Plan, a participant's payroll deductions may be decreased to 0% at such time during any offering period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such offering period and any other offering period ending within the same calendar year equals or exceeds $21,250.

    GRANT OF OPTION

    On the commencement date of each offering period, each eligible employee participating in such offering period shall be granted an option to purchase on the exercise date a number of shares of Sync common stock determined by dividing such employee's contributions accumulated prior to such exercise date by the lower of (i) eighty-five percent (85%) of the fair market value of a share of Sync common stock on the offering date, or (ii) eighty-five percent (85%) of the fair market value of a share of Sync common stock on the exercise date. The maximum number of shares an employee may purchase during each offering period shall be determined at the offering date by dividing $12,500 by the fair market value of a share of Sync common stock on the offering date.

    The fair market value of Sync common stock on a given date shall be determined by the board of directors in its discretion based on the closing price of Sync common stock for such date, as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market or, if such price is not reported, the mean of the bid and asked prices per share of Sync common stock as reported by Nasdaq.

    EXERCISE OF OPTION

    Unless a participant withdraws from the 1995 Employee Stock Purchase Plan, his or her option for the purchase of shares will be exercised automatically on the exercise date of the offering period, and the maximum number of full shares subject to the option will be purchased at the applicable option price with the accumulated contributions in his or her account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the exercise date. During his or her lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

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
    WITHDRAWAL; TERMINATION OF EMPLOYMENT

    A participant may withdraw all but not less than all of the contributions credited to his or her account under the 1995 Employee Stock Purchase Plan at any time prior to the exercise date of the offering period by giving written notice to Sync. All of the participant's contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further contributions for the purchase of shares will be made during the offering period.

    Upon termination of the participant as a Sync employee prior to the exercise date of the offering period for any reason, including retirement or death, the contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled previously designated by the participant, and his or her option will be automatically terminated. In the event an employee fails to remain in continuous status as an employee of Sync for at least twenty (20) hours per week during the offering period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the 1995 Employee Stock Purchase Plan and the contributions credited to his or her account will be returned to him or her and his or her option terminated.

    ADJUSTMENT UPON CHANGES IN CAPITALIZATION OR CORPORATE TRANSACTIONS

    CHANGES IN CAPITALIZATION. If any change is made in the shares subject to the 1995 Employee Stock Purchase Plan or subject to any option granted under the 1995 Employee Stock Purchase Plan, through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise, the board of directors shall make appropriate adjustments as to the maximum number of shares subject to the 1995 Employee Stock Purchase Plan, the number of shares covered by any option grant, the maximum number of shares issuable to employees, and the number of shares and price per share covered by outstanding options.

    CORPORATE TRANSACTIONS. In the event of the proposed dissolution or liquidation of Sync, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the board. In the event of a proposed sale of all or substantially all of the assets of Sync, or the merger of Sync with or into another corporation, each option under the 1995 Employee Stock Purchase Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the offering period then in progress by setting a new exercise date. If the board shortens the offering period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the board shall notify each participant in writing, at least ten (10) days prior to the new exercise date, that the exercise date for his or her option has been changed to the new exercise date and that his or her option will be exercised automatically on the new exercise date, unless prior to such date he or she has withdrawn from the offering.

    AMENDMENT OR TERMINATION

    The board of directors may at any time terminate or amend the 1995 Employee Stock Purchase Plan. Except as otherwise provided in the plan, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or with Section 423 of the Code, Sync shall obtain stockholder approval in such a manner and to such a degree as so required. Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the board (or its committee) shall be entitled to change the offering periods, limit the frequency and/or number of

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changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in Sync's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Sync common stock for each participant properly correspond with amounts withheld from the participant's compensation, and establish such other limitations or procedures as the board (or its committee) determines in its sole discretion advisable which are consistent with the 1995 Employee Stock Purchase Plan.

    FEDERAL INCOME TAX ASPECTS OF THE 1995 EMPLOYEE STOCK PURCHASE PLAN

    The following is a brief summary of the United States federal income tax consequences of transactions under the 1995 Employee Stock Purchase Plan based on federal income tax laws in effect as of the date of this proxy statement (which laws could change at any time hereafter). This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or other country in which an optionee may reside. This summary does not purport to be complete. Sync advises all participants to consult their own tax advisors concerning tax implications of option grants and exercises, and the disposition of shares acquired upon such exercises, under the 1995 Employee Stock Purchase Plan.

    The 1995 Employee Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax, and the amount of the tax will depend upon how long the participant has held the shares. If the shares have been held by the participant for more than two years after the date of option grant and one year after the date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain, taxed at a maximum rate of 20% if the shares are held for more than one year after the date of purchase. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the exercise date over the option price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on whether or not the shares are disposed of more than one year after the date of purchase. Sync is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares prior to the expiration of the holding periods described above.

    REQUIRED VOTE


    The affirmative vote of the holders of a majority of the shares of Sync common stock and Series A Preferred Stock present at the annual meeting in person or by proxy and entitled to vote is required to approve the amendment to the 1995 Employee Stock Purchase Plan to reserve an additional 100,000 shares of common stock for issuance thereunder.


    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN TO RESERVE AN ADDITIONAL 100,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

PROPOSAL NO. 5: APPROVAL OF INDEPENDENT AUDITORS



    The board of directors has appointed the firm of Ernst & Young LLP, independent auditors, to audit the financial statements of Sync for the fiscal year ending December 31, 2000, and recommends that stockholders vote for ratification of this appointment. In the event the stockholders do not ratify such appointment, the board of directors will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.


    VOTE REQUIRED AND RECOMMENDATION OF BOARD OF DIRECTORS


    The affirmative vote of the holders of a majority of the shares of Sync common stock and Series A Preferred Stock present at the annual meeting in person or by proxy and entitled to vote is required for approval of the ratification of the appointment of Ernst & Young LLP as Sync's independent auditors.


    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF ERNST & YOUNG LLP AS SYNC'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

POSSIBLE STOCKHOLDER PROPOSAL


    In a letter dated April 11, 2000, Sync was informed by one of its stockholders, Steel Partners II, L.P. ("Steel"), beneficial owner of approximately 747,080 shares of Sync common stock, of Steel's intention to nominate Warren G. Lichtenstein, James R. Henderson, Robert B. Frankfurt and Steven Wolosky as nominees to be elected to Sync's board of directors. Sync and Entrada oppose the election of any individuals to Sync's board of directors other than those individuals nominated by the Sync board of directors as set forth in this proxy statement/prospectus.


                                 OTHER MATTERS

    Other than the matter described under the heading "Possible Stockholder Proposal," the board of directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the board may recommend.


              DEADLINE FOR RECEIPT OF FUTURE STOCKHOLDER PROPOSALS



    Proposals of Sync stockholders that are intended to be presented by such stockholders at Sync's 2001 Annual Meeting of Stockholders must be received by Sync no later than the anniversary date of this year's proxy mailing minus
120 days in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, Sync's bylaws provide an advance notice procedure for matters to be presented before an annual meeting of stockholders. Therefore to be presented at Sync's 2001 annual meeting, Sync must be notified in writing of a stockholder proposal on or after June 1, 2001 but no later than August 10, 2001. All stockholder proposals should be sent to the Secretary of Sync at 12 Morgan, Irvine, California 92618. In addition, if Sync is not notified by the anniversary date of this year's proxy mailing minus 45 days of a stockholder proposal, the proxies to be held by management of Sync may provide discretionary authority to vote against such stockholder's proposal, even though such proposal is not discussed in the proxy statement.

                          INFORMATION CONCERNING SYNC

    Additional information concerning:

    - the business of Sync

    - Sync management's discussion and analysis of financial condition and results of operation

    - directors and executive officers

    - executive compensation

    - principal stockholders

    - certain relationships and related transactions

    - and other related matters concerning Sync

is included or incorporated by reference in Sync's annual report on Form 10-K for the year ended December 31, 1999. As described below, Sync's annual report on Form 10-K, as well as other documents that have been filed by Sync with the Securities and Exchange Commission, are incorporated by reference into this proxy statement/prospectus.

                  DOCUMENTS INCORPORATED BY REFERENCE IN THIS
                           PROXY STATEMENT/PROSPECTUS

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH.

    All documents filed by Sync pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and before the date of the Sync annual meeting, are incorporated by reference into and are to be a part of this proxy statement/prospectus from the date of filing of those documents. The following documents, which have been filed by Sync with the Securities and Exchange Commission, are incorporated by reference into this proxy statement/prospectus:

    - Sync's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, a copy of which is being delivered to all holders of Sync common stock in conjunction with this proxy statement/prospectus;

    - Sync's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;


    - Sync's Current Reports on Form 8-K filed on April 18, 2000 and May 19, 2000; and


    - Sync's Registration Statement on Form 8-A (which describes Sync's common stock), filed on October 10, 1995 and November 4, 1995.


    Sync has not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy
statement/prospectus is dated August   , 2000. You should not assume that the
information contained in the prospectus/ proxy statement is accurate as of any other date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Sync common stock in the merger should create any implication to the contrary.


    Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

                                   TRADEMARKS


    Sync and the Sync logo are registered trademarks or trade names of Sync.



    Entrada is a registered trade name of Entrada.


    This proxy statement/prospectus also includes trade names and trademarks of companies other than Sync or Entrada. The use of any such third party trade name or trademark herein is in editorial fashion only, and to the benefit of the owner thereof, with no intention of commercial use or infringement of such trade name or trademark.

                      WHERE YOU CAN FIND MORE INFORMATION

    Sync files reports, proxy statements and other information with the Securities and Exchange Commission. Copies of Sync's reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

Judiciary Plaza                Citicorp Center                Seven World Trade Center
Room 1024                      500 West Madison Street        13th Floor
450 Fifth Street, N.W.         Suite 1400                     New York, New York 10048
Washington, D.C. 20549         Chicago, Illinois 60661

    Reports, proxy statements and other information concerning Sync may be inspected at:

                          The National Association of

Securities Dealers
                               1735 K Street, N.W.
                               Washington, D.C. 20006


    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Commission at l-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov.


    Sync has filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to Sync's common stock to be issued to Parent in the merger. This proxy statement/prospectus constitutes the proxy statement/prospectus of Sync filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.


    The documents incorporated by reference into this proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY AUGUST 18, 2000 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.


    If you have any questions about the merger, please contact our Investor Relations department as follows:

                               Ms. Gloria Corken

Investor Relations
                                   Sync Research, Inc.
                                   12 Morgan
                                   Irvine, CA 92618
                                   Telephone: (949) 588-2070

    THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO SYNC AND ITS SUBSIDIARIES WAS PROVIDED BY SYNC AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO ENTRADA WAS PROVIDED BY ENTRADA.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

    This proxy statement/prospectus contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on Sync's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

    - the possibility that the merger will not be consummated

    - the possibility that the anticipated benefits from the merger cannot be fully realized

    - the possibility that costs or difficulties related to the integration of our businesses are greater than expected

    - our dependence on the timely development, introduction and customer acceptance of new products

    - the impact of competition on revenues and margins

    - rapidly changing technology and shifting demand requirements

    - other risks and uncertainties, including the risks and uncertainties involved in obtaining new customers, the impact of competitive services, products and prices, the unsettled conditions in the high-technology business and the ability to attract and retain key personnel

    - other risk factors as may be detailed from time to time in Sync's and Entrada's public announcements and filings with the Securities and Exchange Commission.


    In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" beginning on page 16 of this proxy statement/prospectus.

                     INDEX TO ENTRADA FINANCIAL STATEMENTS


Balance Sheets as of January 31, 2000 and 1999..............   F-3

Statements of Operations for the years ended January 31,
  2000, 1999 and 1998.......................................   F-4

Statements of Stockholder's (Deficit) for the years ended
  January 31, 2000, 1999 and 1998...........................   F-5

Statements of Cash Flows for the years ended January 31,
  2000, 1999 and 1998.......................................   F-6

Notes to Financial Statements...............................   F-7

Interim Balance Sheet (Unaudited) at April 30, 2000.........  F-18

Interim Statements of Operations (Unaudited) for the three
  months ended April 30, 2000 and 1999......................  F-19

Interim Statements of Stockholder's (Deficit) (Unaudited)
  for the three months ended April 30, 2000.................  F-20

Interim Statements of Cash Flows (Unaudited) for the three
  months ended April 30, 2000 and 1999......................  F-21

Notes to Interim Financial Statements.......................  F-22

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Shareholder of
Osicom Technologies, Inc.

    We have audited the accompanying balance sheets of Osicom
Technologies, Inc. (a Delaware corporation, f/k/a Cray Communications, Inc., doing business as Entrada Networks) ("Entrada"), a wholly-owned subsidiary of Osicom Technologies, Inc. (a New Jersey corporation), as of January 31, 2000 and 1999 and the related statements of operations, stockholder's deficit, and cash flows for each of the years ended January 31, 2000, 1999 and 1998. These financial statements are the responsibility of Entrada's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Entrada as of January 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years ended January 31, 2000, 1999 and 1998 in conformity with generally accepted accounting principles.

                                          /s/ BDO SEIDMAN LLP
                                          --------------------------------------
                                          BDO Seidman LLP

Los Angeles, California
March 23, 2000

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.


                          CONSOLIDATED BALANCE SHEETS


                                 (IN THOUSANDS)


                                                              JANUARY 31, 2000   JANUARY 31, 1999
                                                              ----------------   ----------------
CURRENT ASSETS
  Cash......................................................      $    112           $    198
  Accounts receivable, net (Notes D and P)..................         5,919              6,328
  Inventory, net (Notes B, D and P).........................         6,041              4,493
  Due from affiliates (Note K)..............................           753                475
  Prepaid expenses and other current assets.................           563                150
                                                                  --------           --------
    TOTAL CURRENT ASSETS....................................        13,388             11,644
PROPERTY AND EQUIPMENT, NET (Notes C, D and E)..............         1,384                790
OTHER ASSETS
  Capitalized software, net (Note B)........................         1,772              4,316
                                                                  --------           --------
TOTAL ASSETS................................................      $ 16,544           $ 16,750
                                                                  ========           ========
                         LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES
  Short-term debt (Note D)..................................      $  2,264           $  4,550
  Current maturities of long-term debt (Note E).............           312                121
  Accounts payable..........................................         4,381              3,458
  Due to affiliates (Note K)................................            --                186
  Deferred revenue..........................................           317                785
  Accrued liabilities.......................................         1,905              1,478
                                                                  --------           --------
    TOTAL CURRENT LIABILITIES...............................         9,179             10,578
Long-term debt and capital lease obligations................           302                154
Due to parent company (Note K)..............................        21,769             17,337
                                                                  --------           --------
    TOTAL LIABILITIES.......................................        31,250             28,069
STOCKHOLDER'S EQUITY (DEFICIT) (Note H)
  Common stock--Class A, $1.00 par value, 41 shares
    authorized, 1 shares issued and outstanding; Class B,
    $1.00 par value, 9 shares authorized, none issued or
    outstanding.............................................             1                  1
  Additional paid in capital................................         5,761              5,761
  Accumulated deficit.......................................       (20,468)           (17,081)
                                                                  --------           --------
TOTAL STOCKHOLDER'S EQUITY (DEFICIT)........................       (14,706)           (11,319)
                                                                  --------           --------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)........      $ 16,544           $ 16,750
                                                                  ========           ========


                See accompanying notes to financial statements.

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                 (IN THOUSANDS)

                                                                  YEAR ENDED JANUARY 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Net Sales...................................................  $28,771    $29,007    $30,624
Cost of Sales...............................................   17,498     16,043     17,061
                                                              -------    -------    -------
    Gross Profit............................................   11,273     12,964     13,563
                                                              -------    -------    -------
Selling and marketing.......................................    5,647      8,329      8,974
Engineering, research and development.......................    6,223      5,503      3,546
General and administrative..................................    2,177      2,270      3,611
Other operating expenses (Note B)...........................       --         --      3,873
                                                              -------    -------    -------
    Total operating expenses................................   14,047     16,102     20,004
                                                              -------    -------    -------
Loss from operations........................................   (2,774)    (3,138)    (6,441)
Interest expense............................................     (613)      (578)      (513)
                                                              -------    -------    -------
Loss before income taxes....................................   (3,387)    (3,716)    (6,954)
Provision for income taxes (Note I).........................       --         --         --
                                                              -------    -------    -------
Net loss....................................................  $(3,387)   $(3,716)   $(6,954)
                                                              =======    =======    =======
Income (loss) per share (Note J):
  Basic
    Weighted average common shares outstanding..............        1          1          1
    Basic net loss per share................................  $(3,387)   $(3,716)   $(6,954)
                                                              =======    =======    =======
  Diluted
    Weighted average common shares outstanding..............        1          1          1
    Diluted net loss per share..............................  $(3,387)   $(3,716)   $(6,954)
                                                              =======    =======    =======

                See accompanying notes to financial statements.

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.


           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)


                                 (IN THOUSANDS)

                                                 COMMON STOCK       ADDITIONAL                     TOTAL
                                              -------------------    PAID IN     ACCUMULATED   STOCKHOLDER'S
                                               SHARES     AMOUNT     CAPITAL       DEFICIT        EQUITY
                                              --------   --------   ----------   -----------   -------------
BALANCE AT JANUARY 31, 1997.................     1          $1        $5,761       $ (6,411)     $   (649)
Net loss....................................                                         (6,954)       (6,954)
                                                 --         --        ------       --------      --------
BALANCE AT JANUARY 31, 1998.................     1           1         5,761        (13,365)       (7,603)
Net loss....................................                                         (3,716)       (3,716)
                                                 --         --        ------       --------      --------
BALANCE AT JANUARY 31, 1999.................     1           1         5,761        (17,081)      (11,319)
Net loss....................................                                         (3,387)       (3,387)
                                                 --         --        ------       --------      --------
BALANCE AT JANUARY 31, 2000.................     1          $1        $5,761       $(20,468)     $(14,706)
                                                 ==         ==        ======       ========      ========

                See accompanying notes to financial statements.

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)

                                                                  YEAR ENDED JANUARY 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(3,387)   $(3,716)   $(6,954)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................    1,796      1,501        772
    Accounts receivable and inventory reserves..............      979      1,826      1,280
    Intangible asset valuation allowance (Note B)...........    1,818         --      3,750
  Changes in assets and liabilities:
    (Increase) decrease in accounts receivable..............      366     (1,528)    (1,132)
    Increase in due from affiliates.........................     (278)      (457)       (18)
    (Increase) decrease in inventories......................   (1,442)       588     (4,203)
    (Increase) decrease in other current assets.............     (413)        95        (19)
    Increase (decrease) in accounts payable.................      923       (490)     1,944
    Increase (decrease) in due to affiliates................     (186)       159         28
    Increase (decrease) in accrued expenses.................      426       (812)       712
    Increase (decrease) in other current liabilities........     (468)        74        161
                                                              -------    -------    -------
    NET CASH USED IN OPERATING ACTIVITIES...................      134     (2,760)    (3,679)
                                                              -------    -------    -------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (239)      (567)      (654)
  Software development costs................................     (318)    (1,297)    (1,324)
                                                              -------    -------    -------
    NET CASH USED IN INVESTING ACTIVITIES...................     (557)    (1,864)    (1,978)
                                                              -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances from parent company..............................    2,285      4,882      3,243
  Proceeds from short-term debt, net of repayments (Note
    D)......................................................   (2,286)      (476)     2,539
  Proceeds from long-term debt (Note E).....................      600        285        126
  Repayment of long-term debt (Note E)......................     (262)      (115)       (25)
                                                              -------    -------    -------
    NET CASH PROVIDED BY FINANCING ACTIVITIES...............      337      4,576      5,883
                                                              -------    -------    -------
INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS.............      (86)       (48)       226
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD..............      198        246         20
                                                              -------    -------    -------
CASH AND CASH EQUIVALENTS--END OF PERIOD....................  $   112    $   198    $   246
                                                              =======    =======    =======

                See accompanying notes to financial statements.

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    Entrada Networks (the "Company," "We," "Our," or "Us") designs, manufactures, and markets products that provide access to and enhance the performance of data and telecommunications networks, and is currently developing products that provide connectivity for storage networks. Many of our products are incorporated into the remote access and other server products of original equipment manufacturers ("OEMs"). In addition, certain of our products are deployed by telecommunications network operators, applications service providers, internet service providers, and the operators of corporate local area and wide area networks for the purpose of providing access to and transport within their networks. We have our facility in Annapolis Junction, Maryland. In addition, we have various sales offices located in the United States. We market and sell our products and services directly to end users as well as through a broad array of channels including system integrators, worldwide distributors, value added resellers, original equipment manufacturers ("OEM's"), telecommunication service providers and governmental agencies.

    The accompanying financial statements are the responsibility of the management of the Company.

A.  THE COMPANY AND BASIS OF PRESENTATION

    The Company, incorporated in Delaware in 1972, became a wholly owned subsidiary of Osicom Technologies, Inc. ("Osicom" or "Parent") effective
June 30, 1996 in a transaction accounted for as a purchase in which the book values of our assets and liabilities were adjusted to reflect their then market value. During the periods covered by the financial statements, we operated as an integral part of Osicom's overall operations and separate financial statements were not prepared. These financial statements have been prepared from Osicom's historical accounting records. The statements of operations may not be indicative of the results of operations that would have resulted had we operated as a stand-alone entity.

    General and administrative expenses include, in addition to amounts incurred by us, an amount that management considers to be a reasonable allocation of general corporate expenses. Management and administrative salaries are allocated based upon estimated time; all other allocations of general corporate expenses were based upon specific identification of the relationship of our operations to the total operations of Osicom. Management believes that such allocated general expenses are representative of the expenses we will incur as a separate public company, however, actual expenses may be higher or lower. Included in general and administrative expenses are $220, $182 and $160 of allocated corporate expenses for the fiscal years 2000, 1999, and 1998, respectively.

    On April 11, 2000, Osicom entered into an agreement with Sync
Research, Inc. ("Sync"), a Nasdaq listed company, to exchange 100% of our outstanding stock for a 50% interest in the merged corporation to be known as Entrada Networks, Inc. The merger is subject to the approval of Sync's shareholders and is expected to occur prior to September 2000.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, the disclosure of contingent assets and liabilities and the values of purchased assets. Actual results could differ from these estimates.

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTS RECEIVABLE--In the normal course of business, we extend unsecured credit to our customers related to the sales of various products. Typically credit terms require payment within thirty days from the date of shipment. We evaluate and monitor the creditworthiness of each customer on a case-by-case basis.

    ALLOWANCE FOR DOUBTFUL ACCOUNTS--We provide an allowance for doubtful accounts based on our continuing evaluation of our customers' credit risk. We generally do not require collateral from our customers.

    INVENTORY--Inventory, comprised of raw materials, work in process, finished goods and spare parts, are stated at the lower of cost (first-in, first-out method) or market. Inventories at January 31, 2000 and 1999 consist of:

                                                              2000       1999
                                                            --------   --------
Raw materials.............................................  $ 4,740    $ 3,673
Work in process...........................................    1,958      1,361
Spare parts...............................................      141        190
Finished goods............................................    1,228        807
                                                            -------    -------
                                                              8,067      6,031
Less: Valuation reserve...................................   (2,026)    (1,538)
                                                            -------    -------
                                                            $ 6,041    $ 4,493
                                                            =======    =======

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. We believe that there are no material differences between the recorded book values of our financial instruments and their estimated fair value

    PROPERTY AND EQUIPMENT--Property and equipment are recorded at historical cost. Depreciation and amortization are provided over the estimated useful lives of the individual assets or the terms of the leases if shorter using accelerated and straight-line methods. Useful lives for property and equipment range from 3 to 7 years.

    Capitalized leases are initially recorded at the present value of the minimum payments at the inception of the contracts, with an equivalent liability categorized as appropriate under current or non-current liabilities. Such assets are depreciated on the same basis as described above. Interest expense, which represents the difference between the minimum payments and the present value of the minimum payments at the inception of the lease, is allocated to accounting periods using a constant rate of interest over the lease.

    Property and equipment are reviewed for impairment whenever events or circumstances indicate that the asset's undiscounted expected cash flows are not sufficient to recover its carrying amount. We measure impairment loss by comparing the fair market value, calculated as the present value of expected future cash flows, to its net book value. Impairment losses, if any, are recorded currently.

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SOFTWARE DEVELOPMENT--Software development costs where technological feasibility has not been established are expensed in the period in which they occurred, otherwise, development costs that will become an integral part of our products are deferred in accordance with Statement of Financial Accounting Standards Nos. 2 and 86. The deferred costs are amortized using the straight-line method over the remaining estimated economic life of the product or the ratio that current revenues for the product bear to the total of current and anticipated future revenues for that product. Amortization expense for the years ended January 31, 2000, 1999 and 1998 was $1,043, $668 and $7,
respectively, over 3 to 5 years. Accumulated amortization was $727 and $675 as of January 31, 2000 and 1999, respectively.

    The recoverability of capitalized software costs are reviewed on an ongoing basis primarily based upon projections of discounted future operating cash flows from each software product line. The excess amount, if any, of the remaining net book value over the calculated amount is fully reserved. During the quarter ended January 31, 2000 we recorded a reduction to the net book value of our capitalized software development costs of $1,818, recorded as engineering expense, to reflect the decline in the net realizable value of these assets as a result of changing market conditions.

    PURCHASED TECHNOLOGY--Technology assets were recorded in connection with Osicom's acquisition during the year ended January 31, 1997. The discounted projected future cash flow from proven technology and software were capitalized and amortized over their remaining estimated economic life (7 years) using the straight-line method.

    We assess the recoverability of purchased technology primarily by determining whether the amortization of the net book value of purchased technology over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of the impairment, if any, of the net book value of the excess cost over net assets acquired is measured by determining the fair value of these assets primarily based on projected discounted future operating cash flows from the purchased technologies using a discount rate commensurate with our cost of capital. During the quarter ended July 31, 1997, we recorded reductions to the net book value of purchased technology of $3,750 to reflect the decline in the fair value of these assets as the result of changing market conditions. This reduction has been included in Other operating expenses.

    RESEARCH AND DEVELOPMENT--We expense research and development costs as incurred in accordance with Statement of Financial Accounting Standards ("SFAS") No. 2, "Accounting for Research and Development Costs". Research and development costs are costs associated with products or processes for which technological feasibility has not been proven and future benefits are uncertain. In-process research and development purchased by us includes the value of products and processes in the development stage and have not reached technological feasibility; this amount is expensed at the date of purchase.

    REVENUE RECOGNITION--We generally recognize product revenue when the products are shipped, all substantial contractual obligations, if any, have been satisfied, and the collection of the resulting receivable is reasonably assured. Revenue from installation is recognized as the services are performed to the extent of the direct costs incurred. To date, installation revenue has not been material. Revenue

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) from service obligations, if any, is deferred and recognized over the life of the contract. Inventory or demonstration equipment shipped to potential customers for field trials is not recorded as revenue. We accrue for warranty costs, sales returns and other allowances at the time of shipment. Although our products contain a software component, the software is not sold separately and we are not contractually obligated to provide software upgrades to our customers.

    WARRANTY AND CUSTOMER SUPPORT--We typically warrant our products against defects in materials and workmanship for a period of one to five years from the date of sale and a provision for estimated future warranty and customer support costs is recorded when revenue is recognized. To date, warranty and customer support costs have not been material.

    INCOME TAXES--Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." The statement employs an asset and liability approach for financial accounting and reporting of deferred income taxes generally allowing for recognition of deferred tax assets in the current period for future benefit of net operating loss and research credit carryforwards as well as items for which expenses have been recognized for financial statement purposes but will be deductible in future periods. A valuation allowance is recognized, if on the weight of available evidence it is more likely than not that some portion or all of the deferred tax assets will not be realized. (See Note I).

    ADVERTISING--We expense advertising expenditures as incurred. Advertising expenses consist of allowances given to customers as well as direct expenditures. Advertising expenses for fiscal 2000, 1999 and 1998 were $11, $536, and $290, respectively.

    INCOME AND LOSS PER COMMON SHARE--Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," requires dual presentation of basic and diluted earnings per share ("EPS") on the face of the income statement. It also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. (See Note M). Basic income and loss per common share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding during each period presented. Diluted EPS is based on the weighted average number of common shares outstanding as well as dilutive potential common shares, which in our case was none. Potential common shares would not be included in the diluted loss per share computation for fiscal 2000, 1999 and 1998 as they would be anti-dilutive.

    DERIVATIVE INSTRUMENTS--SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for financial statements with fiscal quarters of all fiscal years beginning after June 15, 2000. The statement establishes standards for accounting for derivatives and hedging instruments of which we currently have none. We do not expect the adoption of SFAS No. 133 to have a material effect, if any, on our financial position or results of operations.

    COMPUTER SOFTWARE FOR INTERNAL USE--The Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," is effective for financial statements with fiscal years beginning after

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
December 15, 1998. The SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use. The SOP requires that we continue to capitalize certain costs of software developed for internal use once certain criteria are met. The adoption of SOP 98-1 had no effect on our financial position or results of operations.

    START-UP COSTS--Statement of Opinion 98-5, "Reporting on the Costs of Start-up Activities," is effective for financial statements for fiscal years beginning after December 31, 1998. The SOP provides guidance and examples of the types of expenses associated with one-time (start-up) activities which under this SOP must be expensed as incurred. The adoption of SOP 98-5 had no effect on our financial position or results of operations.

C.  PROPERTY AND EQUIPMENT

    Property and equipment of the Company consisted of the following components as of January 31, 2000 and 1999:

                                                            2000       1999
                                                          --------   --------
Manufacturing, engineering and plant equipment and
  software..............................................  $ 14,674   $ 14,023
Office furniture and fixtures...........................       916        949
Leasehold and building improvements.....................       459        233
                                                          --------   --------
  Total property and equipment..........................    16,049     15,205
Less: Accumulated depreciation..........................   (14,665)   (14,415)
                                                          --------   --------
  Net book value........................................  $  1,384   $    790
                                                          ========   ========

    Depreciation expense for fiscal 2000, 1999 and 1998 was $751, $834 and $642, respectively.

D.  SHORT TERM DEBT

    Short term debt at January 31, 2000 and 1999 consisted of the following:

                                                                2000       1999
                                                              --------   --------
Floating interest rate loan (2.5% over lender's prime rate)
  secured by all of our tangible assets; weighted average
  interest rate for the year ended January 31, 2000 was
  13.4%.....................................................   $2,264     $4,550
                                                               ======     ======

    We have a $7,000 line of credit collateralized by substantially all our assets including accounts receivable, inventory and property and equipment and a guarantee by our parent. Advances are limited to 75% of eligible receivables and 30% of eligible inventory. The loan bears interest at 2.5% over the lender's prime rate but not less than 8%; the interest rate on the line of credit was 11.0% at January 31, 2000. The agreement automatically renews for successive one year terms on a continuous basis at February 1st of each year unless terminated by written notice of either party or by default. The highest amount outstanding was $5,283 and $4,730 during fiscal years 2000 and 1999, respectively. The average amount outstanding was $4,156 and $4,059 during fiscal years 2000 and 1999, respectively.

    We are in compliance with our debt covenants at January 31, 2000.

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

E.  LONG TERM DEBT

    Long term debt at January 31, 2000 and 1999 consisted of the following:

                                                                2000       1999
                                                              --------   --------
Floating interest rate term loans (2.5% over Coast's prime
  rate) secured by machinery and equipment; interest rate
  for year ended January 31, 2000 was 11.0%.................    $345       $ --
Obligations under finance leases (See Note F)...............     269        275
                                                                ----       ----
                                                                 614        275
Less: Current portion.......................................     312        121
                                                                ----       ----
                                                                $302       $154
                                                                ====       ====

    Long term debt including capitalized leases at January 31, 2000 is payable by year as follows:

2001.. $312
2002..  259
2003..   43
       ----
       $614
       ====

F.  LEASES AND OTHER COMMITMENTS

    Rental expense under operating leases was $672, $1,147 and $1,031 for fiscal 2000, 1999, and 1998, respectively. The table below sets forth minimum payments under capital and operating leases with remaining terms in excess of one year, at January 31, 2000:

                                                             CAPITAL    OPERATING
                                                              LEASES     LEASES
                                                             --------   ---------
2001.......................................................    $172      $  561
2002.......................................................     102         546
2003.......................................................      21         480
2004.......................................................      --         840
                                                               ----      ------
                                                                295      $2,427
                                                                         ------
Less: Amount representing interest.........................     (26)
                                                               ----
Present value of minimum annual rentals....................    $269
                                                               ====

    The net book value of equipment under capital leases was $331 and $269 at January 31, 2000 and 1999, respectively.

G.  LITIGATION

    We are involved in various other legal proceedings and claims incidental to the normal conduct of our business. Although it is impossible to predict the outcome of any outstanding legal proceedings, we

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

G.  LITIGATION (CONTINUED)
believe that such legal proceedings and claims, individually and in the aggregate, are not likely to have a material effect on our financial position, the results of operations or cash flows.

H.  STOCKHOLDERS' EQUITY

    We are authorized to issue the following shares of stock:

       41,000 shares of Common Stock--Class A ($1.00 par value)

       9,000 shares of Common Stock--Class B ($1.00 par value)

    The Class B common stock is convertible on a one-for-one basis into Class A common stock. The holders of Class A shares may elect eight directors separately as a class while the holders of Class B shares may elect two directors separately as a class. In any other matter voted upon by the shareholders, each share of Class B has a 1/3 vote. The remaining rights, privileges of the two classes of common stock are identical, including dividend and dissolution rights.

I.  INCOME TAXES

    Our provisions for taxes on income for the years ended January 31, 2000, 1999 and 1998 consist of:

                                                               2000        1999        1998
                                                             ---------   ---------   ---------
Current....................................................  $     --    $     --    $      --
Deferred...................................................        --          --           --
                                                             ---------   ---------   ---------
Total......................................................  $     --    $     --    $      --
                                                             =========   =========   =========

    Our operations generate permanent and temporary differences for depreciation, amortization, and valuation allowances. We have recorded a 100% valuation allowance against our deferred tax assets, including net operating loss and research credit carryforwards, in accordance with the provisions of Statement of Financial Accounting Standards No. 109. Such allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                                                              2000       1999
                                                            --------   --------
Deferred tax assets:
  Tax loss carryforwards..................................  $ 8,604    $ 8,297
  Valuation allowances....................................      990        859
  Other...................................................      172        221
                                                            -------    -------
    Gross deferred tax assets.............................    9,766      9,377
  Less: valuation allowance...............................   (8,737)    (8,021)
                                                            -------    -------
    Deferred tax asset....................................    1,029      1,356
                                                            -------    -------
Deferred tax liabilities:
    Depreciation..........................................      320        400
    Software development costs............................      709        956
                                                            -------    -------
    Deferred tax liabilities..............................    1,029      1,356
                                                            -------    -------
Net deferred tax liability................................  $    --    $    --
                                                            =======    =======

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

I.  INCOME TAXES (CONTINUED)
    At January 31, 2000, we have federal net operating losses which may be available to reduce future taxable income. Among potential adjustments which may reduce available loss carryforwards, the Internal Revenue Code of 1986, as amended, (IRC), reduces the extent to which net operating loss carryforwards may be utilized in the event there has been an "ownership change" of a company as defined by applicable IRC provisions. We believe that the acquisition of 100% of our outstanding stock in September, 1996 by Osicom resulted in such an ownership change, and we intend to analyze the impact of this transfer on the continued availability, for tax purposes, of our net operating losses incurred through January 31, 2000. Further ownership changes in the future, as defined by the IRC, may reduce the extent to which any net operating losses may be utilized. These NOL carryforwards expire as follows:

2007........................................................  $ 2,840
2008........................................................    1,888
2009........................................................    2,270
2010........................................................    3,034
2011........................................................    2,477
2018........................................................    3,855
2019........................................................    5,715
2020........................................................    1,785
                                                              -------
                                                              $23,864
                                                              =======

    The reconciliation between income tax expense and a theoretical United States tax computed by applying a rate of 35% for the years ended January 31, 2000, 1999 and 1998, is as follows:

                                                      2000       1999       1998
                                                    --------   --------   --------
Loss before income taxes..........................  $(3,387)   $(3,716)   $(6,954)
                                                    =======    =======    =======
Theoretical tax (benefit) at 35%..................  $(1,185)   $(1,301)   $(2,434)
Impact of purchase accounting.....................       --         --      1,365
Change in valuation allowance.....................    1,185      1,301      1,069
                                                    -------    -------    -------
                                                    $    --    $    --    $    --
                                                    =======    =======    =======

J.  EARNINGS PER SHARE CALCULATION

    We incurred a net loss for fiscal years 2000, 1999 and 1998. Accordingly, dilutive potential common shares which we have none would not be included in the calculation of earnings per share because their

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

J. EARNINGS PER SHARE CALCULATION (CONTINUED) effect would be antidilutive. The following data show the amounts used in computing basic and diluted earnings per share.

                                                      2000       1999       1998
                                                    --------   --------   --------
Net loss..........................................  $(3,387)   $(3,716)   $(6,954)
Adjustments.......................................       --         --         --
                                                    -------    -------    -------
Net loss available to common shareholder used in
  basic and diluted EPS...........................  $(3,387)   $(3,716)   $(6,954)
                                                    =======    =======    =======
Average number of common shares used in basic and
  diluted EPS.....................................    1,000      1,000      1,000
                                                    =======    =======    =======

    We have no stock option plans, however many of our employees hold options granted under our parent's stock option plans. All options were granted at not less than fair market value on the date of grant. Under these plans, options generally vest over a two-year to four-year period from the date of grant.

K.  RELATED PARTY TRANSACTIONS

    From time to time we have received non-interest bearing advances from our parent, including payment of various expense on our behalf and transfer of assets from other subsidiaries of our parent which are used in our business. The balance due our parent, included in non-current liabilities in the accompanying financial statements, was $21,769 and $17,337 at January 31, 2000 and 1999, respectively. The merger agreement entered into by our parent provides that the balance due at closing will be contributed to our capital and we will have no remaining debt outstanding due our parent.

    We manufacture assemblies for the Optical Networking business of our parent, purchase components for as well as purchase assemblies from our parent's former subsidiary located in Hong Kong, and purchased inventory from as well as reimbursed engineering, occupancy and manufacturing support expenses to our parent's former subsidiary, NETsilicon, Inc. The following data show the amounts of these transactions with our affiliates.

                                                         2000       1999       1998
                                                       --------   --------   --------
Sales to Optical Networking..........................   $  735     $  506      $110
Component sales to foreign affiliate.................    1,678         38         7
Purchases from foreign affiliate.....................    1,714      1,017       510
Purchases from NETsilicon, Inc.......................      564        953        --
Expenses reimbursed to NETsilicon, Inc...............      593        854        --

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

K.  RELATED PARTY TRANSACTIONS (CONTINUED)
    Balances due to and from our affiliates, included in current liabilities and assets in the accompany financial statements, at January 31, 1999 and 2000 consist of:

                                                                2000       1999
                                                              --------   --------
Due from Optical Networking.................................    $427       $475
Due from foreign affiliate..................................     326         --
                                                                ----       ----
  Due from affiliates.......................................    $753       $475
                                                                ====       ====
Due to foreign affiliate....................................    $ --       $186
                                                                ----       ----
  Due to affiliates.........................................    $ --       $186
                                                                ====       ====

L.  SUPPLEMENTAL CASH FLOW DISCLOSURES

    Interest expense and taxes paid approximated the related expenses for the years ended January 31, 2000, 1999 and 1998.

    Assets transferred to us from our affiliates neither provided nor used cash. Accordingly, assets with net book values of $2,147, $577 and $1,348 were excluded from the statements of cash flows for fiscal 2000, 1999 and 1998, respectively.

M.  CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject us to concentrations of credit risk consist primarily of temporary cash investments and trade receivables. As regards the former, we place its temporary cash investments with high credit financial institutions and limits, by policy, the amount of credit exposure to any one institution. No accounts at a single bank accounted for more than 10% of current assets.

    Concentrations of credit risk with respect to trade receivables are limited because there is a large number of customers in our customer base spread across many industries and geographic areas. Three customers each accounted for 19.4%, 18.7%, and 13.7% of fiscal 2000 net sales. One customer accounted for 16.3% of fiscal 1999 net sales. One customer accounted for 16.1% of fiscal 1998 net sales. At January 31, 2000 one customer accounted for 39.4% of net receivables. At January 31, 1999 one customer accounted for 29.7% of net receivables.

N.  SUBSEQUENT EVENTS

    On April 11, 2000, Osicom entered into an agreement with Sync
Research, Inc. ("Sync"), a Nasdaq listed company, to exchange 100% of our outstanding stock for a 50% interest in the merged corporation to be known as Entrada Networks, Inc. The merger is subject to the approval of Sync's shareholders and is expected to occur prior to September 2000. The merger agreement provides that the balance due Osicom at closing will be contributed to our capital and we will have no remaining debt outstanding due Osicom. Sync develops, manufactures, markets and sells frame relay circuit management solutions, multi-service frame relay access and routing solutions, and a series of digital transmission products.

                                ENTRADA NETWORKS

                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

O.  SEGMENT INFORMATION

    We operate in one business segment. Enterprise wide information regarding our geographical concentrations is as follows. Export sales and certain income and expense items are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates.

                                                     2000       1999       1998
                                                   --------   --------   --------
Net sales:
  United States..................................  $27,827    $27,516    $29,840
  Europe.........................................      510      1,010        582
  Asia...........................................       78        195        128
  Other..........................................      356        286         74
  Inter-area eliminations........................       --         --         --
                                                   -------    -------    -------
    Total net sales..............................  $28,771    $29,007    $30,624
                                                   =======    =======    =======

P.  VALUATION AND QUALIFYING ACCOUNTS

    Changes in the inventory valuation reserve were as follows:

Balance at February 1, 1997.................................  $ 3,582
  Additions charged to costs and expenses...................    1,100
  Amounts used during year..................................   (1,533)
                                                              -------
Balance at January 31, 1998.................................    3,149
  Additions charged to costs and expenses...................    1,416
  Amounts used during year..................................   (3,027)
                                                              -------
Balance at January 31, 1999.................................    1,538
  Additions charged to costs and expenses...................      936
  Amounts used during year..................................     (448)
                                                              -------
Balance at January 31, 2000.................................  $ 2,026
                                                              =======

    Changes in the accounts receivable valuation reserve were as follows:

Balance at February 1, 1997.................................  $ 352
  Additions charged to costs and expenses...................    180
  Amounts used during year..................................    (62)
                                                              -----
Balance at January 31, 1998.................................    470
  Additions charged to costs and expenses...................    410
  Amounts used during year..................................   (270)
                                                              -----
Balance at January 31, 1999.................................    610
  Additions charged to costs and expenses...................     43
  Amounts used during year..................................   (204)
                                                              -----
Balance at January 31, 2000.................................  $ 449
                                                              =====

                                ENTRADA NETWORKS
                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.



                           CONSOLIDATED BALANCE SHEET



                                 (IN THOUSANDS)



                                                              APRIL 30, 2000
                                                              ---------------
                                                                (UNAUDITED)
CURRENT ASSETS
  Accounts receivable, net..................................     $  4,609
  Inventory, net............................................        3,486
  Due from affiliates.......................................          427
  Prepaid expenses and other current assets.................          370
                                                                 --------
    TOTAL CURRENT ASSETS....................................        8,892
PROPERTY AND EQUIPMENT, NET.................................        1,554
OTHER ASSETS
  Capitalized software, net.................................        1,075
                                                                 --------
TOTAL ASSETS................................................     $ 11,521
                                                                 ========

               LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

CURRENT LIABILITIES
  Bank overdraft............................................     $    176
  Short-term debt...........................................        2,198
  Current maturities of long-term debt......................          301
  Accounts payable..........................................        2,786
  Deferred revenue..........................................          393
  Accrued liabilities.......................................        2,665
                                                                 --------
    TOTAL CURRENT LIABILITIES...............................        8,519
Long-term debt and capital lease obligations................          252
Due to parent company.......................................       24,523
                                                                 --------
    TOTAL LIABILITIES.......................................       33,294

STOCKHOLDER'S EQUITY (DEFICIT)
  Common stock--Class A, $1.00 par value, 41 shares
    authorized, 1 share issued and outstanding; Class B,
    $1.00 par value, 9 shares authorized, none issued or
    outstanding.............................................            1
  Additional paid in capital................................        5,761
  Accumulated deficit.......................................      (27,535)
                                                                 --------
TOTAL STOCKHOLDER'S EQUITY (DEFICIT)........................      (21,773)
                                                                 --------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)........     $ 11,521
                                                                 ========



                See accompanying notes to financial statements.

                                ENTRADA NETWORKS
                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.



               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)



                                 (IN THOUSANDS)



                                                                 QUARTER ENDED
                                                                   APRIL 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Net Sales...................................................  $ 3,710    $ 6,418
Cost of Sales...............................................    5,398      3,891
                                                              -------    -------
  Gross Profit..............................................   (1,688)     2,527
                                                              -------    -------
Selling and marketing.......................................    1,034      1,134
Engineering, research and development.......................    1,650      1,250
General and administrative..................................      530        696
Other operating expenses....................................    2,069         --
                                                              -------    -------
  Total operating expenses..................................    5,283      3,080
                                                              -------    -------
Loss from operations........................................   (6,971)      (553)
Interest expense............................................      (96)      (152)
                                                              -------    -------
Loss before income taxes....................................   (7,067)      (705)
Provision for income taxes..................................       --         --
                                                              -------    -------
Net loss....................................................  $(7,067)   $  (705)
                                                              =======    =======
Income (loss) per share
  Basic
    Weighted average common shares outstanding..............        1          1
    Basic net loss per share................................  $(7,067)   $  (705)
                                                              =======    =======
  Diluted
    Weighted average common shares outstanding..............        1          1
    Diluted net loss per share..............................  $(7,067)   $  (705)
                                                              =======    =======



                See accompanying notes to financial statements.

                                ENTRADA NETWORKS
                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.



           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)



                                 (IN THOUSANDS)



                                                 COMMON STOCK       ADDITIONAL                     TOTAL
                                              -------------------    PAID IN     ACCUMULATED   STOCKHOLDER'S
                                               SHARES     AMOUNT     CAPITAL       DEFICIT        EQUITY
                                              --------   --------   ----------   -----------   -------------
Balance at January 31, 1997.................      1        $  1       $5,761       $ (6,411)     $   (649)
Net loss....................................                                         (6,954)       (6,954)
                                                ---        ----       ------       --------      --------
Balance at January 31, 1998.................      1           1        5,761        (13,365)       (7,603)
Net loss....................................                                         (3,716)       (3,716)
                                                ---        ----       ------       --------      --------
Balance at January 31, 1999.................      1           1        5,761        (17,081)      (11,319)
Net loss....................................                                         (3,387)       (3,387)
                                                ---        ----       ------       --------      --------
Balance at January 31, 2000.................      1        $  1       $5,761       $(20,468)     $(14,706)
Net loss....................................                                         (7,067)       (7,067)
                                                ---        ----       ------       --------      --------
Balance at April 30, 2000...................      1        $  1       $5,761       $(27,535)     $(21,773)
                                                ===        ====       ======       ========      ========



                See accompanying notes to financial statements.

                                ENTRADA NETWORKS
                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.



               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)



                                 (IN THOUSANDS)



                                                                 QUARTER ENDED
                                                                   APRIL 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(7,067)   $  (705)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      482        439
    Accounts receivable and inventory reserves..............    4,296         95
    Intangible asset valuation allowance....................      435         --
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable............     (151)       342
      Increase (decrease) in due from affiliates............      326       (273)
      Increase in inventories...............................     (280)      (659)
      (Increase) decrease in other current assets...........      193       (136)
      Decrease in accounts payable..........................   (1,595)       (88)
      Increase (decrease) in accrued expenses...............      760       (152)
      Increase (decrease) in other current liabilities......       76       (139)
                                                              -------    -------
        NET CASH USED IN OPERATING ACTIVITIES...............   (2,525)    (1,276)
                                                              -------    -------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchase of property and equipment........................      (51)      (120)
  Software development costs................................       --       (150)
                                                              -------    -------
        NET CASH USED IN INVESTING ACTIVITIES...............      (51)      (270)
                                                              -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank overdraft............................................      176         --
  Advances from parent company..............................    2,414      2,055
  Proceeds from short-term debt, net of repayments..........      (77)      (548)
  Proceeds from long-term debt..............................       --        600
  Repayment of long-term debt...............................      (49)       (10)
                                                              -------    -------
        NET CASH PROVIDED BY FINANCING ACTIVITIES...........    2,464      2,097
                                                              -------    -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............     (112)       551
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD..............      112        198
                                                              -------    -------
CASH AND CASH EQUIVALENTS--END OF PERIOD....................  $    --    $   749
                                                              =======    =======



                See accompanying notes to financial statements.

                                ENTRADA NETWORKS
                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



    Entrada Networks (the "Company," "We," "Our," or "Us") designs, manufactures and markets products that provide access to and enhance the performance of data and telecommunications networks, and is currently developing products that provide connectivity for storage networks. Many of our products are incorporated into the remote access and other server products of original equipment manufacturers ("OEMs"). In addition, certain of our products are deployed by telecommunications network operators, applications service providers, internet service providers, and the operators of corporate local area and wide area networks for the purpose of providing access and transport within their networks. We have our facility in Annapolis Junction, Maryland. In addition, we have various sales offices located in the United States. We market and sell our products and services directly to end users as well as through a broad array of channels including system integrators, worldwide distributors, value added resellers, original equipment manufacturers ("OEM's"), telecommunication service providers and governmental agencies.



    The accompanying consolidated financial statements are the responsibility of the management of the Company.



SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



BASIS OF PRESENTATION



    The Company, incorporated in Delaware in 1972, became a wholly owned subsidiary of Osicom Technologies, Inc. ("Osicom" or "Parent") effective
June 30, 1996 in a transaction accounted for as a purchase in which the book values of our assets and liabilities were adjusted to reflect their then market value. During the periods covered by the financial statements, we operated as an integral part of Osicom's overall operations and separate financial statements were not prepared. These financial statements have been prepared from Osicom's historical accounting records. The statements of operations may not be indicative of the results of operations that would have resulted had we operated as a stand-alone entity.



    The accompanying financial data as of April 30, 2000 and               for
the quarters ended April 30, 2000 and 1999, have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, the disclosure of contingent assets and liabilities. Actual results could differ from these estimates. In the opinion of Management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows as of April 30, 2000 and for the quarters ended April 30, 2000 and 1999, have been made. The results of operations for the quarters ended April 30, 2000 and 1999 are not necessarily indicative of the operating results for the full year.



    General and administrative expenses include, in addition to amounts incurred by us, an amount that management considers to be a reasonable allocation of general corporate expenses. Management and administrative salaries are allocated based upon estimated time; all other allocations of general corporate expenses were based upon specific identification of the relationship of our operations to the

                                ENTRADA NETWORKS
                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.



       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)



               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



total operations of Osicom. Management believes that such allocated general expenses are representative of the expenses we will incur as a separate public company, however, actual expenses may be higher or lower.



    On April 11, 2000, Osicom entered into an agreement with Sync
Research, Inc. ("Sync"), a Nasdaq listed company, to exchange 100% of our outstanding stock for a 50% interest in the merged corporation to be known as Entrada Networks, Inc. The merger is subject to the approval of Sync's shareholders and is expected to occur prior to September 2000.



IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS



    Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for financial statements with fiscal quarters of all fiscal years beginning after June 15, 2000. The Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and SOP 98-5, "Reporting on the Costs of Start-up Activities," effective in the current or future periods. The adoption or future adoption of these standards has had or will have no material effects, if any, on our financial position or results of operations.



BALANCE SHEET DETAIL



    Inventories at April 30, 2000 consist of:



                                                              APRIL 30, 2000
                                                              ---------------
Raw material................................................      $4,782
Work in process.............................................       1,374
Spare parts.................................................         106
Finished goods..............................................       1,826
                                                                  ------
                                                                   8,088
Less: Valuation reserve.....................................      (4,602)
                                                                  ------
                                                                  $3,486
                                                                  ======



STOCKHOLDERS' EQUITY



    We are authorized to issue the following shares of stock:



       41,000 shares of Common Stock--Class A ($1.00 par value)



       9,000 shares of Common Stock--Class B ($1.00 par value)



    The Class B common stock is convertible on a one-for-one basis into Class A common stock. The holders of Class shares may elect eight directors separately as a class while the holders of Class B shares may elect two directors separately as a class. In other matters voted upon by the shareholders, each share of Class B has a 1/3 vote. The remaining rights, privileges of the two classes of common stock are identical, including dividend and dissolution rights.

                                ENTRADA NETWORKS
                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.



       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)



               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



EARNINGS PER SHARE CALCULATION



    We incurred a net loss for fiscal quarters ended April 30, 2000 and 1999. Accordingly, dilutive potential common shares of which we have none, would not be included in the calculation of earnings per share because their effect would be antidilutive. The following data show the amounts used in computing basic and diluted earnings per share.



                                                                 QUARTER ENDED
                                                                   APRIL 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Net loss....................................................  $(7,067)    $(705)
Adjustments.................................................       --        --
                                                              -------     -----
Net loss available to common shareholder used in basic and
  diluted EPS...............................................  $(7,067)    $(705)
                                                              =======     =====
Average number of common shares used in basic and
  diluted EPS...............................................    1,000     1,000
                                                              =======     =====



    We have no stock option plans, however many of our employees hold options granted under our parent's stock option plans. All options were granted at not less than fair market value on the date of grant. Under these plans, options generally vest over a two-year to four-year period from the date of grant.



CONCENTRATIONS OF CREDIT RISK



    Financial instruments that potentially subject us to concentrations of credit risk consist primarily of temporary cash investments and trade receivables. As regards the former, we place its temporary cash investments with high credit financial institutions and limits, by policy, the amount of credit exposure to any one institution.



    Although we are directly affected by the economic well being of significant customers listed in the following tables, management does not believe that significant credit risk exists at April 30, 2000. We perform ongoing evaluations of our customers and require letters of credit or other collateral arrangements as appropriate. Accordingly, trade credit losses have not been significant.



    Customers accounting for more than 10% of net receivables:



                                                              APRIL 30, 2000
                                                              ---------------
Customer A..................................................       15.2%
Customer B..................................................       19.7
Customer C..................................................       10.9

                                ENTRADA NETWORKS
                   A SUBSIDIARY OF OSICOM TECHNOLOGIES, INC.



       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)



               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



    Customers accounting for more than 10% of net sales during the quarters ended April 30, 2000 and 1999:



                                                                  QUARTER ENDED
                                                                    APRIL 30,
                                                              ----------------------
                                                                2000          1999
                                                              --------      --------
Customer A..................................................      --          27.5%
Customer B..................................................    21.2            --
Customer C..................................................    19.9            --



SEGMENT INFORMATION



    We operate in one business segment. Enterprise wide information regarding our geographical concentrations is as follows. Export sales and certain income and expense items are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates.



                                                                 QUARTER ENDED
                                                                   APRIL 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Net sales:
  United States.............................................   $3,627     $6,207
  Europe....................................................       48         95
  Asia......................................................       19         15
  Other.....................................................       16        101
                                                               ------     ------
    Total net sales.........................................   $3,710     $6,418
                                                               ======     ======

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                              SYNC RESEARCH, INC.,
                             A DELAWARE CORPORATION
                                      AND
                           OSICOM TECHNOLOGIES, INC.,
                            A NEW JERSEY CORPORATION
                                  DATED AS OF
                                 AUGUST 2, 2000

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
    ARTICLE I           THE MERGER..................................................     A-1

            1.1         The Merger..................................................     A-1

            1.2         Closing.....................................................     A-1

            1.3         Effective Time..............................................     A-1

            1.4         Certificate of Incorporation; By-laws.......................     A-2

            1.5         Officers and Directors......................................     A-2

            1.6         Sync........................................................     A-2

            1.7         Additional Matters..........................................     A-2

            1.8         Lucent......................................................     A-2

            1.9         Capitalization of Entrada...................................     A-2

   ARTICLE II           EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                        CORPORATIONS................................................     A-3

            2.1         Effect on Capital Stock.....................................     A-3

            2.2         Exchange Procedures.........................................     A-3

            2.3         Stock Transfer Books........................................     A-4

  ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND
                        ENTRADA.....................................................     A-4

            3.1         Corporate Organization......................................     A-4

            3.2         Capitalization..............................................     A-4

            3.3         Authorization, Etc..........................................     A-5

            3.4         Financial Statements........................................     A-5

            3.5         No Undisclosed Liabilities..................................     A-5

            3.6         No Approvals or Conflicts...................................     A-6

            3.7         Compliance with Law; Governmental Authorizations............     A-6

            3.8         Litigation..................................................     A-6

            3.9         Assets......................................................     A-6

            3.10        Absence of Certain Changes..................................     A-7

            3.11        Taxes.......................................................     A-7

            3.12        Employee Benefits...........................................     A-8

            3.13        Labor Relations.............................................     A-9

            3.14        Patents, Trademarks, Trade Names, Etc.......................    A-10

            3.15        Contracts...................................................    A-10

            3.16        Environmental Matters.......................................    A-11

            3.17        Insurance...................................................    A-11

            3.18        Material Customers and Suppliers............................    A-12

                                                                                        PAGE
                                                                                      --------
            3.19        Real Property...............................................    A-12

            3.20        Investment Company Act Status...............................    A-13

            3.21        Product Liability...........................................    A-13

            3.22        Books and Records...........................................    A-13

            3.23        No Brokers' or Other Fees...................................    A-13

   ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF SYNC......................    A-14

            4.1         Corporate Organization......................................    A-14

            4.2         Capitalization..............................................    A-15

            4.3         Authorization, Etc..........................................    A-15

            4.4         Financial Statements........................................    A-15

            4.5         No Undisclosed Liabilities..................................    A-15

            4.6         No Approvals or Conflicts...................................    A-15

            4.7         Compliance with Law; Governmental Authorizations............    A-15

            4.8         Litigation..................................................    A-16

            4.9         Assets......................................................    A-16

            4.10        Absence of Certain Changes..................................    A-16

            4.11        Taxes.......................................................    A-16

            4.12        Employee Benefits...........................................    A-17

            4.13        Labor Relations.............................................    A-18

            4.14        Patents, Trademarks, Trade Names, Etc.......................    A-18

            4.15        Contracts...................................................    A-19

            4.16        Environmental Matters.......................................    A-19

            4.17        Insurance...................................................    A-20

            4.18        Material Customers and Suppliers............................    A-20

            4.19        Real Property...............................................    A-20

            4.20        Investment Company Act Status...............................    A-21

            4.21        Product Liability...........................................    A-21

            4.22        Books and Records...........................................    A-22

            4.23        No Brokers' or Other Fees...................................    A-22

            4.24        Sync Reports................................................    A-22

            4.25        NASDAQ......................................................    A-22

    ARTICLE V           COVENANTS AND AGREEMENTS....................................    A-22

            5.1         Conduct of Business by Entrada..............................    A-22

            5.2         Conduct of Business by Sync.................................    A-23

            5.3         Access to Books and Records; Cooperation....................    A-25

            5.4         Filings and Consents........................................    A-25

                                                                                        PAGE
                                                                                      --------
            5.5         No Solicitation.............................................    A-25

            5.6         Proxy; Registration Statement...............................    A-26

            5.7         Shareholders' Meeting.......................................    A-27

            5.8         Listing.....................................................    A-27

            5.9         Covenant to Satisfy Conditions..............................    A-27

            5.10        Best Efforts and Other Assurances...........................    A-27

   ARTICLE VI           CONDITIONS TO THE SHAREHOLDER'S OBLIGATIONS.................    A-27

            6.1         Representations and Warranties..............................    A-27

            6.2         Performance.................................................    A-27

            6.3         Officer's Certificate.......................................    A-27

            6.4         HSR Act.....................................................    A-27

            6.5         Shareholder Approval........................................    A-27

            6.6         Registration Statement......................................    A-27

            6.7         Nasdaq......................................................    A-27

            6.8         Injunctions.................................................    A-28

            6.9         Consents....................................................    A-28

            6.10        Non-Competition Agreement...................................    A-28

  ARTICLE VII           CONDITIONS TO SYNC'S OBLIGATION.............................    A-28

            7.1         Representations and Warranties..............................    A-28

            7.2         Performance.................................................    A-28

            7.3         Officer's Certificate.......................................    A-28

            7.4         HSR Act.....................................................    A-28

            7.5         Shareholder Approval........................................    A-28

            7.6         Registration Statement......................................    A-28

            7.7         Injunctions.................................................    A-28

            7.8         Consents....................................................    A-28

            7.9         Non-Competition Agreement...................................    A-29

 ARTICLE VIII           TERMINATION.................................................    A-29

            8.1         Termination.................................................    A-29

            8.2         Procedure and Effect of Termination.........................    A-29

   ARTICLE IX           INDEMNIFICATION.............................................    A-29

            9.1         Indemnification by the Shareholder of Sync..................    A-29

            9.2         Indemnification by Sync of the Shareholder..................    A-30

            9.3         Notice and Opportunity to Defend............................    A-30

                                                                                        PAGE
                                                                                      --------
            9.4         Payment.....................................................    A-31

            9.5         Minimum Liability...........................................    A-31

    ARTICLE X           MISCELLANEOUS...............................................    A-31

           10.1         Survival of Representations, Warranties and Agreements......    A-31

           10.2         Fees and Expenses...........................................    A-31

           10.3         Governing Law...............................................    A-32

           10.4         Amendment...................................................    A-32

           10.5         No Assignment...............................................    A-32

           10.6         Waiver......................................................    A-32

           10.7         Notices.....................................................    A-32

           10.8         Complete Agreement..........................................    A-33

           10.9         Counterparts................................................    A-33

           10.10        Publicity...................................................    A-33

           10.11        Headings....................................................    A-33

           10.12        Severability................................................    A-33

           10.13        Third Parties...............................................    A-34

           10.14        CONSENT TO JURISDICTION AND SERVICE OF PROCESS..............    A-34

           10.15        WAIVER OF JURY TRIAL........................................    A-34

           10.16        Definitions.................................................    A-35

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


    This Amended and Restated Agreement and Plan of Merger (this "Agreement"), dated as of August 2, 2000, is entered into by and among Sync Research, Inc., a Delaware corporation ("Sync"), and Osicom Technologies, Inc., a New Jersey corporation (the "Shareholder") and amends and restates in its entirety that certain Agreement and Plan of Merger dated as of April 10, 2000 by and among Sync, Merger Co, a Delaware corporation and wholly-owned subsidiary of Sync ("Merger Co"), the Shareholder and Osicom Technologies, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Shareholder ("Entrada").


                                R E C I T A L S:

    WHEREAS, the respective Boards of Directors of Sync and the Shareholder have approved the merger (the "Merger") of Merger Co into Entrada subject to the terms and conditions of this Agreement, whereby each outstanding share of common stock, $1.00 par value per share (the "Entrada Common Stock") of Entrada will be converted into the right to receive shares of common stock, par value $.001 per share, of Sync (the "Sync Common Stock") as provided herein;

    WHEREAS, Sync and the Shareholder desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual provisions, agreements and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") Sync and the Shareholder will cause Merger Co to be merged with and into Entrada at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Merger Co shall cease and Entrada shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to all rights, privileges, powers, franchises, assets, liabilities and obligations of Entrada and Merger Co in accordance with the provisions of the DGCL.

    1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to the provisions of Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., on a date to be specified by the parties, which date shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Articles VI and VII (the "Closing Date"), at the offices of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, 99 Wood Avenue South, Woodbridge, New Jersey, or such other place, time and date as the parties may agree. Subject to the provisions of this Agreement, a certificate of merger shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered for filing and recordation with the Secretary of State of the State of Delaware in accordance with the DGCL on the Closing Date.

    1.3 EFFECTIVE TIME. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as shall be agreed by the Shareholder and Sync and as shall be set forth in such certificate) in accordance with the DGCL (the date and time the Merger becomes effective being the "Effective Time").

    1.4 CERTIFICATE OF INCORPORATION; BY-LAWS. At the Effective Time and without any further action on the part of Entrada and Merger Co, (i) the certificate of incorporation of Entrada as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, (ii) the by-laws of Entrada shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law and (iii) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law, including the DGCL.

    1.5 OFFICERS AND DIRECTORS. The officers and directors of Entrada at the Effective Time shall be the officers and directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

    1.6 SYNC. At the Closing, the name of Sync will be changed to Entrada Networks, Inc., or such other name as Sync and the Shareholder may mutually agree, and the Board of Directors of Sync will consist of Gregorio Reyes, Charles A. Haggerty and three (3) individuals selected by the mutual agreement of Sync and the Shareholder.

    1.7 ADDITIONAL MATTERS. At the Closing, (a) any indebtedness owed by Entrada to the Shareholder, or any other affiliates of the Shareholder, will be canceled or contributed (in the Shareholder's sole discretion) to the capital of Entrada; (b) the Shareholder shall agree to indemnify and hold Entrada, Sync, Merger Co and the Surviving Corporation harmless against any liability arising after the Effective Date from (i) the early termination by the Shareholder of its real estate lease for property located in Aurora, Illinois (ii) the termination of the Case Defined Benefit Plan previously maintained by Entrada and (iii) the late filing of the Shareholder's tax returns; and (c) the Shareholder will enter into a non-competition agreement with Sync and the Surviving Corporation, in such form and substance as Sync and the Shareholder may mutually agree.

    1.8 LUCENT. The Shareholder agrees to be responsible for and pay any royalties or similar payments due from Entrada to Lucent Technologies, Inc. and its Affiliates for all periods prior to the Closing Date up to an aggregate of $500,000. Any additional royalties or similar payments due to Lucent in excess of $500,000 shall be paid by the Surviving Corporation.

    1.9  CAPITALIZATION OF ENTRADA.


        (a) As used in this Section 1.9, "Adjusted Net Current Assets" means the current assets of Entrada less all current liabilities of Entrada, excluding any intercompany payables, and otherwise computed in accordance with generally accepted accounting principles, consistently applied, and the "Share Price" means the average closing price per share of Sync's common stock as reported by Nasdaq for the thirty (30) trading days immediately preceding the Closing Date, provided that the Share Price shall not be less than $3.30 and not greater than $3.811. At or prior to the Closing, the Shareholder will contribute cash to the capital of Entrada such that the Adjusted Net Current Assets of Entrada at the Closing are not less than
    (iii) the Adjusted Net Current Assets as of May 31, 2000 ($150,000, or the "Baseline Amount") plus (iv) the Share Price multiplied by One Million (1,000,000). In it sole discretion, the Shareholder may contribute more cash to the capital of Entrada in an amount not to exceed the Share Price multiplied by Three Million (3,000,000). As used herein, the "Contribution" means the Adjusted Net Current Assets as of the Closing Date less the Baseline Amount.


        (b) In consideration of the Contribution to be made by the Shareholder to Entrada pursuant to paragraph 1.9(a) of this Agreement, at the Closing Sync will issue to Entrada that number of shares of its common stock equal to (i) the aggregate amount of the Contribution divided by (ii) the Share Price (the "Contribution Shares"). All of the Contribution Shares shall be included in, and registered under, the registration statement to be filed with the Securities and Exchange Commission pursuant to Section 5.6 of this Agreement. The Contribution Shares shall not be deemed outstanding for purposes of computing the Merger Consideration pursuant to Section
    2.1(c) of this Agreement.

                                   ARTICLE II
                       EFFECT OF MERGER ON CAPITAL STOCK
                          OF CONSTITUENT CORPORATIONS

    2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Entrada Common Stock or any shares of common stock, par value $.01 per share ("Merger Co Common Stock"), of Merger Co:

        (a) CAPITAL STOCK OF MERGER CO. Each share of Merger Co Common Stock outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock. Each stock certificate of Merger Co evidencing shares of Merger Co Common Stock shall thereafter evidence ownership of shares of Surviving Corporation Common Stock.

        (b) CANCELLATION OF TREASURY STOCK. Each share of Entrada Common Stock that is owned by Entrada or any Subsidiary (as defined in Section 10.16) of Entrada shall automatically be canceled and retired and shall cease to exist, and no Sync Common Stock, Surviving Corporation Common Stock or other consideration shall be delivered or deliverable in exchange therefor.


        (c) CONVERSION OF ENTRADA COMMON STOCK. Other than shares to be canceled pursuant to Section 2.1(b), the outstanding shares of Entrada Common Stock shall be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Sync Common Stock that is equal to the sum of (i) the number of shares of Sync Common Stock outstanding on the Closing Date plus (ii) the number of shares of Sync Common Stock that is issuable upon conversion of Sync's Series A Preferred Stock (the "Sync Preferred Stock") outstanding on the Closing Date (the "Merger Consideration"). For the purpose of this calculation, the Contribution Shares shall not be deemed to be outstanding on the Closing Date. The parties intend that in connection with the Merger, the Shareholder and its shareholders collectively will be issued that number of shares of Sync Common Stock that is equal to the number of outstanding shares of Sync Common Stock immediately prior to the Merger. As used in the previous sentence, the number of outstanding shares of Sync Common Stock immediately prior to the Merger includes the Sync Common Stock issuable upon conversion of the outstanding Sync Preferred Stock and excludes the Contribution Shares. In addition, Sync, promptly after the Effective Time, shall issue nonqualified options having an exercise price of $3.19 per share to purchase its Common Stock to Entrada employees in an amount equal to the number of shares of Sync Common Stock issuable pursuant to the stock options and convertible and exchangeable securities listed on Schedule 4.2(a) of the Disclosure Schedule, which Schedule shall be updated as of the Closing Date for purposes of this computation. Such options will not affect the Merger Consideration calculation. The Shareholder agrees not to sell, transfer, distribute to its shareholders or otherwise dispose of its Sync shares for a period of thirty (30) days following the Closing Date.


    2.2 EXCHANGE PROCEDURES. At the Closing, the Shareholder shall surrender to Sync the share certificate(s) (the "Entrada Certificate") representing all of the outstanding shares of Entrada Common Stock. The Entrada Certificate so surrendered shall forthwith be canceled. As soon as reasonably practicable after the Effective Time, the Shareholder and its shareholders collectively shall, upon surrender to Sync of the Entrada Certificate, together with such other documents as may be reasonably required by Sync, be entitled to share certificates representing the Merger Consideration. Each such share certificate of Sync Common Stock issued to the Shareholder and any of its shareholders who are deemed to be affiliates of Sync within the meaning of the Securities Act of 1933, as amended (the "Securities Act") will bear the following legend on the face thereof:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

    2.3 STOCK TRANSFER BOOKS. At the close of business, eastern standard time, on the day the Effective Time occurs, the stock transfer books of Entrada shall be transferred to Sync and there shall be no further registration of transfers of shares by Entrada of Entrada Common Stock thereafter on the records of Entrada. From and after the Effective Time, the Shareholder shall cease to have any rights with respect to such shares of Entrada Common Stock formerly represented by the Entrada Certificate surrendered pursuant to Section 2.2, except as otherwise provided herein or by law.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDER

    The Shareholder hereby represents and warrants to Sync as of April 10, 2000 as follows:

    3.1 CORPORATE ORGANIZATION. Entrada, and each Subsidiary of Entrada, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Entrada and each of its Subsidiaries has full corporate power and authority to own their respective assets and to carry on their respective businesses as now being conducted and are duly qualified or licensed to do business as foreign corporations in good standing in the jurisdictions in which the ownership of their respective property or the conduct of their respective businesses requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 10.16) on Entrada. Section 3.1 of the Disclosure Schedule attached hereto lists by name each of Entrada and the Subsidiaries of Entrada, each jurisdiction in which each entity is qualified or authorized to do business and its capitalization (including the identity of each stockholder and the number of shares held by each). Entrada has delivered to Sync complete and correct copies of the certificate of incorporation and all amendments thereto, the by-laws as presently in effect, and the minute books and stock transfer records of Entrada and each of its Subsidiaries.

    3.2  CAPITALIZATION.

        (a) The authorized capital stock of Entrada consists of 50,000 shares of Class A Common Stock, par value $1.00 per share (the "Entrada Common Stock") of which 1,000 shares are issued and outstanding as of the date hereof and 9,000 shares of Class B Common Stock, none of which are outstanding as of the date hereof. The Shareholder owns all of the shares of Entrada Common Stock issued and outstanding as of the date hereof. No other shares of any other class or series of capital stock of Entrada or securities exercisable or convertible into or exchangeable for capital stock of Entrada ("Entrada Capital Stock Equivalents") were authorized, issued or outstanding as of January 31, 2000. Since January 31, 2000, there have been no issuances of Entrada Common Stock or Entrada Capital Stock Equivalents. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares, whether issued or unissued, of capital stock of Entrada or Entrada Capital Stock Equivalents, including any rights of issuance, conversion or exchange under any outstanding securities or other instruments, other than restrictions imposed by Federal and state securities laws. All of the shares of Entrada Common Stock are duly authorized, validly issued and outstanding and fully paid, nonassessable and free and clear of all pledges, mortgages, claims, options, rights of first refusal, liens, charges, encumbrances, security interests and limitations of voting rights of any kind or nature whatsoever ("Encumbrances"). Neither Entrada nor any of its Subsidiaries has any outstanding debt securities or other indebtedness or guarantees, except as specifically disclosed in the Entrada Financial Statements (as defined in Section 3.4).

        (b) Section 3.2(b) of the Disclosure Schedule contains a complete and correct list of all direct or indirect Subsidiaries of Entrada and the amount of capital stock or other equity interests owned by Entrada and its Subsidiaries in such Subsidiaries. All the outstanding shares of capital stock of each of the Subsidiaries of Entrada have been duly authorized, validly issued and are fully paid and non-assessable and, except as set forth in Section 3.2(b) of the Disclosure Schedule, are owned (of record and beneficially) by Entrada designed in Section 3.2(b) of the Disclosure Schedule, free and clear of all Encumbrances. Except for the Subsidiaries set forth in Section 3.2(b) of the Disclosure Schedule, neither Entrada nor any of its Subsidiaries owns or has any option or right to acquire, directly or indirectly, any capital stock or other equity securities of, or has any direct or indirect equity or ownership interest or debt investment in, any corporation, association, partnership, joint venture or other business.

    3.3 AUTHORIZATION, ETC. Each of the Shareholder and Entrada has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Shareholder and of Entrada and no other corporate proceedings on the part of Entrada, the Shareholder or their respective stockholders are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed by Entrada and the Shareholder and, assuming this Agreement constitutes the legal, valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of Entrada and the Shareholder, enforceable against each of them in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    3.4  FINANCIAL STATEMENTS.  Entrada has previously delivered to Sync
(i) the audited balance sheet of Entrada and its Subsidiaries as of January 31, 2000 (the "Entrada Balance Sheet") and the related audited statements of income, stockholders' equity and cash flows for the fiscal year then ended, and the notes thereto, and the related unaudited statements of income, stockholders' equity and cash flows for the year then ended, and the notes thereto (collectively the "Entrada Financial Statements"). The Entrada Financial Statements present fairly the assets, liabilities, financial position, results of operations and cash flows of Entrada and its Subsidiaries as of the dates and for the periods indicated, and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied by Entrada.

    3.5 NO UNDISCLOSED LIABILITIES. Except as disclosed in Section 3.5 of the Disclosure Schedule, neither Entrada nor any of its Subsidiaries has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected on or reserved against the Entrada Balance Sheet or the Entrada Interim Balance Sheet and current liabilities incurred in the ordinary course of business and consistent with past practice since the respective dates thereof.

    3.6 NO APPROVALS OR CONFLICTS. Except as set forth in Section 3.6 of the Disclosure Schedule, the execution, delivery and performance by Entrada and the Shareholder of this Agreement and the consummation by Entrada and the Shareholder of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach by Entrada of any provision of the certificate of incorporation or by-laws of Entrada or any of its Subsidiaries,
(ii) violate, conflict with or result in a breach of any provision of, or constitute a default by Entrada or any of its Subsidiaries (or an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of Entrada or any of its Subsidiaries under, any Entrada Contract (as defined in Section 3.15),
(iii) violate or result in a breach of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to Entrada, any of its Subsidiaries, or any of their respective properties or except for those required under or in relation to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority, excluding from the foregoing clauses (ii) and (iii) above, such violations, conflicts and breaches which, individually or in the aggregate, would not have a Material Adverse Effect on Entrada or prevent or delay the consummation of the transactions contemplated hereby.

    3.7 COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS. Neither Entrada nor any of its Subsidiaries is in violation of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of Entrada or any such Subsidiary. Entrada and each of its Subsidiaries have all material licenses, permits and other governmental authorizations reasonably necessary to conduct their respective businesses as currently conducted and such licenses, permits and authorizations are valid and in full force and effect.

    3.8 LITIGATION. Except as set forth in Section 3.8 of the Disclosure Schedule, there are no claims, suits, actions, proceedings or investigations (collectively, "Claims") pending or, to the best knowledge of Entrada or the Shareholder, threatened against Entrada, any of its Subsidiaries, or the transactions contemplated by this Agreement before any arbitrator, court or governmental or regulatory authority or body, which, if decided unfavorably to Entrada or such Subsidiary, would have a Material Adverse Effect on Entrada. Except as set forth in Section 3.8 of the Disclosure Schedule, neither Entrada nor any of its Subsidiaries nor any of their respective assets is subject to any decree, order or judgment which would have a Material Adverse Effect on Entrada.

    3.9  ASSETS.

        (a) Except as set forth in Section 3.6(a) of the Disclosure Schedule, on January 31, 2000, Entrada and each of its Subsidiaries had and, except with respect to assets disposed of or acquired in the ordinary course of business and consistent with past practice since such date, Entrada and each of its Subsidiaries now has, good and valid title to, or holds by valid and existing lease or license, all the assets reflected as assets of Entrada and its Subsidiaries on the Entrada Balance Sheet or which would have been reflected on the Entrada Balance Sheet if acquired prior to such date, free and clear of all Encumbrances except for: Encumbrances which secure indebtedness or obligations which are properly reflected on the Entrada Balance Sheet and Permitted Liens (as defined in Section 10.16). Except as set forth in Section 3.9(a) of the Disclosure Schedule, Entrada and its Subsidiaries own, or have valid leasehold interests in, all material assets, tangible and intangible, necessary for the operation or conduct of Entrada's and such Subsidiary's business as conducted prior to and through the Closing Date (the "Entrada Assets"), and all such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of Entrada's or such Subsidiary's business. The Entrada Assets include, without limitation, all right, title and interest to the hubs, switches, LAN adapters, FDDI, VME boards, stand alone print servers, Nethopper and all other network access business assets, and all associated know-how and proprietary information related thereto, that
    (i) are necessary for Sync to operate Entrada's business in the manner in which Entrada has operated the same, and (ii) were owned by the Shareholder or any of its Subsidiaries as of January 31, 2000.

        (b) Except as set forth in Section 3.9 of the Disclosure Schedule, no licenses or other consents from, or payments to, any other person, entity or governmental authority are or will be necessary for Sync to operate Entrada's business and use the Entrada Assets in the manner in which Entrada has operated the same, and no such person, entity or authority has made any claim to the contrary. No person or entity other than Entrada and its Subsidiaries has any right or interest in the Entrada Assets, including the right to grant interests in the Entrada Assets to third parties, except as set forth in Section 3.9(b) of the Disclosure Schedule, and there exists no restriction on the use or transfer of the Entrada Assets.

        (c) Except as provided in Section 3.9(c) of the Disclosure Schedule, no restrictions will exist on Sync's right to sell, resell, license or sublicense any of the Entrada Assets or engage in Entrada's business, nor will any such restrictions be imposed on Sync as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

    3.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section 3.10 of the Disclosure Schedule, since January 31, 2000, the business of Entrada and each of its Subsidiaries has been conducted only in the ordinary course and consistent with past practice in all material respects, there has not been any event or development prior to the date hereof which, if it had occurred or existed after the date hereof, would be a violation of Section 5.1(c), and there has not been any change, event or development which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Entrada.

    3.11 TAXES. Except as disclosed on the Disclosure Schedule, Entrada and each of its Subsidiaries has filed or caused to be filed all Tax Returns (including estimated Tax Returns) required to be filed by Entrada and each such Subsidiary. Except as disclosed on the Disclosure Schedule, All Tax Returns are complete and accurate in all material respects and all Taxes required to be shown on such Tax Returns or otherwise due or payable and all additional assessments of any such Taxes received prior to the date hereof have been paid in full on the due date for payment thereof. Neither Entrada nor any of its Subsidiaries is required to file any income or franchise tax returns in any jurisdiction other than the United States and the States of Arizona, California, Colorado, Connecticut, Denver, Delaware, Florida, Illinois, Kansas, Maryland, Massachusetts, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and Washington and the City of Denver and the District of Columbia. The amounts set up as accruals for Taxes on the Entrada Financial Statements are sufficient for the payment of all Taxes of Entrada and each of its Subsidiaries, whether or not disputed, for all periods ended on and prior to the respective dates thereof. In addition, the amounts set up as accruals for Taxes on the financial books of Entrada and each of its Subsidiaries on the date hereof are and will be sufficient for the payment of all Taxes of Entrada and each such Subsidiary, whether or not disputed, for all periods ended on and prior to the Closing Date. Except as disclosed in Section
3.11 of the Disclosure Schedule, the United States Federal, state and local income tax returns of Entrada and each of its Subsidiaries have been audited by the Internal Revenue Service or other Tax Authority or are closed and there are no proceedings or claims relating thereto or any facts that could give rise to the reopening thereof. Except as disclosed on the Disclosure Schedule, no deficiency in the payment of Taxes by Entrada or any of its Subsidiaries for any period has been asserted or, to the best knowledge of Entrada or the Shareholder, threatened against Entrada or any of its Subsidiaries by any Tax Authority and remains unsettled as of the date of this Agreement. Except as disclosed on the Disclosure Schedule, all Taxes required to be withheld, collected or deposited by Entrada or any of its Subsidiaries have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax Authorities. Except as disclosed on the Disclosure

Schedule, neither Entrada nor any of its Subsidiaries owe any amount pursuant to any written or unwritten Tax sharing agreement or arrangement, or will have any liability after the date hereof in respect of any written or unwritten Tax sharing agreement or arrangement executed or agreed prior to the date hereof. Except as disclosed on the Disclosure Schedule, there are no Tax liens on any of the assets of Entrada or any of its Subsidiaries, other than liens for current Taxes which are not yet due or payable. Except as set forth in Section 3.11 of the Disclosure Schedule, neither Entrada nor any of its Subsidiaries has made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Tax against Entrada or any such Subsidiary. Neither Entrada nor any of its Subsidiaries has been, or will be, subject to Tax under Section 1374 or Section 1375 of the Code for any taxable year ending on or prior to the Closing Date. Neither Entrada nor any of its Subsidiaries has filed a consent with the Internal Revenue Service pursuant to Section 341(f) of the Code or with any other Tax Authority to any similar effect or made an election under Section 338 of the Code other than as provided for in the terms of this Agreement.

    For purposes of this Agreement, the term "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state, local or foreign Tax Authority, including, but not limited to, income, service, leasing, occupation, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

    For purposes of this Agreement, the term "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Tax Authority with respect to Taxes.

    For purposes of this Agreement, the term "Tax Authority" shall mean the Internal Revenue Service and any similar state, local or foreign authority having jurisdiction over Taxes.

    3.12  EMPLOYEE BENEFITS.

        (a) Section 3.12 of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multi-employer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, stock bonus, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of Entrada or any of its Subsidiaries has any present or future right to benefits and under which Entrada or any of its Subsidiaries may have any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Entrada Plans."

        (b) With respect to each Entrada Plan, Entrada has delivered to Sync a current, accurate and complete copy (or, to the extent no such copy exists, an accurate written description) thereof and, to the extent applicable: Any related trust agreement or other funding instrument; the most recent determination letter, if the Entrada Plan is intended to qualify under Code
    Section 401(a); any summary plan description and other written communications (or a written description of any oral communications) by Entrada or any of its Subsidiaries to their respective employees concerning the extent of the benefits provided under an Entrada Plan; and, for the three most recent years, (1) the Form 5500 and attached schedules,
    (2) audited financial statements, (3) actuarial valuation reports and
    (4) attorney's responses to an auditors' requests for information.

        (c) No Entrada Plan is subject to Title IV of ERISA, and neither Entrada nor any member of its Controlled Group has ever contributed to, sponsored, or been obligated to contribute to any plan subject to Title IV of ERISA.


        (d) (i) Each Entrada Plan has been established and administered in accordance with its terms and with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) no event has occurred and no condition exists that would subject Entrada or its Subsidiaries either directly or by reason of its affiliation with any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any Tax, fine, lien or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (iii) each Entrada Plan which is intended to be qualified within the meaning of Code
    Section 401(a) is so qualified and has received a favorable determination letter pursuant to the Tax Reform Act of 1986 and subsequent legislation as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iv) for each Entrada Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; (v) no Entrada Plan provides retiree welfare benefits and neither Entrada nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither Entrada nor any member of its Controlled Group has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

        (e) With respect to any Entrada Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the best knowledge of Entrada or the Shareholder, threatened, and
    (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

        (f) Except as set forth in Section 3.12 of the Disclosure Schedule, no Entrada Plan exists that could result in the payment to any present or former employee of Entrada or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee or other service provider of Entrada or any of its Subsidiaries as a result of the transactions contemplated by this Agreement. There is no contract, plan or arrangement (written or otherwise) covering any employee or other service provider or former employee or service provider of Entrada or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of the Code.

    3.13 LABOR RELATIONS. Since January 1, 1998, neither Entrada nor any of its Subsidiaries has been or is a party to any collective bargaining or other labor agreement. Except as set forth in Section 3.13 of the Disclosure Schedule, there is no unfair labor practice charge or complaint pending or, to the best knowledge of Entrada or the Shareholder, threatened against or otherwise affecting Entrada or any of its Subsidiaries which, if adversely determined, would reasonably be likely to result in a liability having a Material Adverse Effect on Entrada; there is no labor strike, slowdown, work stoppage, or lockout in effect, or, to the best knowledge of Entrada and the Shareholder, threatened against or otherwise affecting Entrada or any of its Subsidiaries, and neither Entrada nor any of its Subsidiaries has experienced any such labor controversy within the past three years; neither Entrada nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices; and Entrada and each of its Subsidiaries is in compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. To the best knowledge of Entrada and the Shareholder, there is no effort to organize employees of Entrada or any of its Subsidiaries which is pending or threatened.

    3.14 PATENTS, TRADEMARKS, TRADE NAMES, ETC. Section 3.14 of the Disclosure Schedule contains a true and complete list of all patents, trademarks, trade names, copyrights and pending applications therefor (collectively, the "Entrada Intellectual Property") used or owned by Entrada and each of its Subsidiaries and a list of all licenses and other agreements (collectively, the "Entrada License Agreements") relating thereto. Except as set forth in Section 3.14 of the Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not materially impair any right to use the Entrada Intellectual Property or the Entrada License Agreements, (ii) all Entrada Intellectual Property and Entrada License Agreements are valid, in good standing and free and clear of liens or other security interests, (iii) neither Entrada nor any of its Subsidiaries has received written or, to the best knowledge of Entrada or the Shareholder, oral, notice of any claims by any person to the use of any such Entrada Intellectual Property, or challenging or questioning the validity or effectiveness of any such Entrada License Agreement, and (iv) to the knowledge of Entrada and the Shareholder, no other person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any of the Entrada Intellectual Property.

    3.15 CONTRACTS. The contracts and agreements listed in Section 3.15 of the Disclosure Schedule constitute each contract, instrument, lease, deed or agreement which is material to the business or operations of Entrada and each of its Subsidiaries (the "Entrada Contracts"). Complete copies (or, if oral, written summaries) of each Entrada Contract have been made available to Sync, including, without limitation, all of the following Entrada Contracts: (i) any indenture, note, mortgage, installment obligation, or other instrument for or relating to any borrowing of money; (ii) any guaranty of any obligation;
(iii) any agreement, contract, commitment or arrangement containing any covenant limiting the ability of Entrada or any of its Subsidiaries to engage in any line of business or to compete with any business or person; (iv) any agreement, contract, commitment or arrangement relating to capital expenditures with respect to Entrada or any of its Subsidiaries and involving future payments which exceed $25,000 in any 12-month period; (v) any agreement, contract, commitment or arrangement relating to the acquisition of assets or any capital stock of any business enterprise which has not been consummated; (vi) any real property lease; (vii) any contract, commitment, agreement or arrangement which requires payments in excess of $25,000 in any 12-month period, to the extent such contract, commitment, agreement or arrangement is not terminable within 30 days without payment of premium or penalty; (viii) any license agreement;
(ix) any joint venture, partnership or other agreement for the joint performance of work or services; (x) each power of attorney that is effective and outstanding; (xi) any agreement entered into other than in the ordinary course of business containing or providing for an express undertaking by Entrada or any of its Subsidiaries to be responsible for consequential damages and (xii) any contract, commitment, agreement or arrangement with any director, stockholder or Affiliate (as defined in Section 10.16) of Entrada or any of its Subsidiaries. Each Entrada Contract is in full force and effect, and is a legal, valid and binding obligation of Entrada or such Subsidiary and each of the other parties thereto, enforceable in accordance with its terms, except that (x) enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by Entrada, any of its Subsidiaries, or, to the best knowledge of Entrada and the Shareholder, any other party thereto under, or result in a right in termination of, any Entrada Contract, by any other party thereto. To the best knowledge of Entrada and the Shareholder, no party to any Entrada Contract intends (x) to terminate such Entrada Contract or materially amend the terms thereof, (y) to refuse to renew such Entrada Contract upon expiration thereof or (z) to renew such Entrada Contract upon expiration thereof on terms and conditions which are materially more onerous to Entrada or such Subsidiary than those pertaining to such existing Entrada Contract.

    3.16 ENVIRONMENTAL MATTERS. Except as to matters which would not be expected to result, individually or in the aggregate, in a Material Adverse Effect on Entrada, or as set forth in Section 3.16 of the Disclosure Schedule,
(i) neither Entrada nor any of its Subsidiaries has received any notice alleging the material violation of, or any material actual or potential liability relating to, any applicable foreign, federal, state or local statutes, laws, regulations, rules, decrees, orders, judgments, ordinances, or common law related to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, each as amended and supplemented, and any regulations promulgated pursuant to such laws, and any similar state or local statutes or regulations but excluding workers compensation or similar laws ("Environmental Laws"), which violation has not been resolved and, to the best knowledge of Entrada and the Shareholder, no such notice is threatened or otherwise expected, (ii) to the best knowledge of Entrada and the Shareholder, Entrada and each of its Subsidiaries is and has been in material compliance with all applicable Environmental Laws and there is no condition that could prevent or materially interfere with such compliance in the future, (iii) Entrada and each of its Subsidiaries has obtained and is and has been in material compliance with all required governmental environmental permits, registrations and authorizations with respect to the business of Entrada and each of its Subsidiaries as currently conducted, (iv) to the best knowledge of Entrada and the Shareholder, no hazardous waste, substance, material, or chemical, including, without limitation, petroleum and petroleum products, polychlorinated biphenyls, asbestos and any other material regulated under, or that can result in liability under, applicable Environmental Laws ("Hazardous Material"), has been transported, stored, treated, arranged to be disposed of or disposed of by Entrada or any of its Subsidiaries on or from the real estate owned, operated or otherwise used by Entrada or any of its Subsidiaries or at any other location, except in compliance with, or as otherwise would not result in material liability under all applicable Environmental Laws, (v) except for successor liability as an owner of real property, neither Entrada nor any of its Subsidiaries has assumed, contractually or by operation of law, any liabilities, potential liabilities or obligations of any other person or entity under any applicable Environmental Laws,
(vi) neither Entrada nor any of its Subsidiaries has entered into, agreed to, or is subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws, (vii) to the best knowledge of Entrada and the Shareholder, there are no (w) underground or aboveground storage tanks, (x) surface impoundments, (y) landfills or (z) sewer or septic systems currently or formerly present at or about any of the properties or facilities currently or formerly owned, operated or otherwise used by Entrada or any of its Subsidiaries that could result in material liability to Entrada or any such Subsidiary under any applicable Environmental Laws, and (viii) to the best knowledge of Entrada and the Shareholder, there are no actions, activities, events, conditions or circumstances occurring or existing, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that can reasonably be expected to result in any material liability or obligation of Entrada or any of its Subsidiaries under or relating to any Environmental Laws.

    3.17 INSURANCE. Section 3.17 of the Disclosure Schedule lists all insurance policies of Entrada and each of its Subsidiaries covering the assets, employees and operations of Entrada and each of its Subsidiaries as of the date hereof and any pending claims under such policies. All such policies are in full force and effect, all premiums due thereon have been paid by Entrada or such Subsidiary and Entrada and each of its Subsidiaries has complied in all material respects with the provisions of such policies and has not received any notice from any of its insurance brokers or carriers that any insurance policy is no longer in full force or effect or that such broker or carrier will not be willing or able to renew their existing coverage and perform its obligations thereunder. All such policies shall continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

    3.18 MATERIAL CUSTOMERS AND SUPPLIERS. Section 3.18 of the Disclosure Schedule sets forth the names of the ten suppliers of Entrada and its Subsidiaries whom Entrada and its Subsidiaries paid the greatest sum of money in respect of products, services and materials sold to Entrada and its Subsidiaries and the ten customers of Entrada and its Subsidiaries from whom Entrada and its Subsidiaries received the greatest sum of money in respect of products or services provided by Entrada and its Subsidiaries between February 1, 1999 and January 31, 2000.

    3.19  REAL PROPERTY.

        (a) The real property listed in Section 3.19(a) of the Disclosure Schedule constitutes all of the real property that any of Entrada and its Subsidiaries owns as of the date hereof (the "Entrada Owned Real Property"). Except as set forth in Section 3.19(a) of the Disclosure Schedule, with respect to each such parcel of Entrada Owned Real Property the identified owner has good and marketable fee simple title to the parcel of real property, free and clear of any Encumbrance (other than Permitted Liens).

        (b) The leases listed in Section 3.15 of the Disclosure Schedule constitute all the real property leases which are used in the conduct of the business of Entrada and its Subsidiaries as it is presently being conducted and/or to which Entrada or its Subsidiaries is a party (the "Entrada Leases" and, such property, "Entrada Leased Property"; the Entrada Leased Property, together with the Entrada Owned Real Property, the "Entrada Real Property"). The Entrada Real Property is all of the real property which is used for the conduct of the business of Entrada and its Subsidiaries as is presently conducted.

        (c) Since January 31, 2000, neither Entrada nor any of its Subsidiaries has sold, assigned, transferred or otherwise disposed of, or granted any security interest in or lien on, any Entrada Owned Real Property or any Entrada Lease. With respect to each Entrada Lease, all accrued and payable rents required by each Entrada Lease to be paid by Entrada or any of its Subsidiaries have been paid or adequate provision for such payment has been made, no written notice of default or termination has been given or received by Entrada or any of its Subsidiaries, and no material event of default has occurred, no condition exists and no event has occurred that, with the giving of notice or the lapse of time, would become a material default or permit early termination, under any Entrada Lease, and (iii) Entrada has, and immediately after the Closing, will have, good, valid and enforceable title to the leasehold estate in the Entrada Leased Property, free and clear of any Encumbrance (other than Permitted Liens). Except as set forth in
    Section 3.19(c) of the Disclosure Schedule, no third party consent or approval under any Entrada Lease is required for the consummation of the transactions contemplated herein.

        (d) Entrada has obtained all easements and rights of way required from all governmental jurisdictions or from private parties for the normal use and operation of the business on the Entrada Owned Real Property as heretofore conducted.

        (e) There is no pending or, to Entrada's knowledge, threatened condemnation, expropriation, eminent domain or similar proceeding affecting any of the Entrada Real Property and Entrada has not received any written notice of any of the same.

        (f) Each Entrada Owned Real Property and, to Entrada's knowledge, each Entrada Leased Property and all buildings, structures, fixtures and improvements on each Entrada Owned Real Property and, to Entrada's knowledge, each Entrada Leased Property, and all use of any thereof by Entrada or its subsidiaries, conform with all applicable building, zoning, subdivision, land use, fire and other laws pertaining to or affecting real property, except where the failure to so conform would not have a Material Adverse Effect on Entrada. Each occupied Entrada Owned Real

    Property and, to Entrada's knowledge, each occupied Entrada Leased Property is occupied under a valid and existing certificate of occupancy for such Entrada Real Property. Entrada has taken all corrective action indicated in all written notices or orders to Entrada to correct violations of laws issued by any governmental authority having jurisdiction against or affecting the Entrada Real Property. The Entrada Real Property is not in violation of any restrictive covenant, condition, restriction or limitation which would have a Material Adverse Effect on Entrada or a material adverse effect on the use thereof as currently utilized.

        (g) No Entrada Owned Real Property is subject to any contract or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting the right of Entrada to convey or use it as currently operated.

        (h) All Entrada Real Property and the improvements thereon are supplied with the utilities necessary for the operation of such facilities as currently operated.

        (i) Entrada has not received written notice of any special assessment relating to any Entrada Real Property or any portion thereof, and, to Entrada's knowledge, there are no pending or threatened special assessments.

        (j) Entrada has furnished Sync with all non-privileged environmental, engineering or other studies or reports prepared for Entrada or its subsidiaries since January 1, 1995 which primarily deal with the ownership, operation, maintenance or management of the Entrada Real Property.

    3.20 INVESTMENT COMPANY ACT STATUS. Neither Entrada nor any of its Subsidiaries is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940.

    3.21 PRODUCT LIABILITY. Except as set forth in Section 3.21 of the Disclosure Schedule, neither Entrada nor any of its Subsidiaries has received written notice of any claim or threatened claim against Entrada or any such Subsidiary for product liability, nor, to the best knowledge of Entrada and the Shareholder, has Entrada or any of its Subsidiaries received oral notice of any claim or threatened claim against Entrada or any of its Subsidiaries for product liability.

    3.22 BOOKS AND RECORDS. The financial books and records pertaining to the business of Entrada and its Subsidiaries are complete and correct in all material respects, have been maintained in accordance with good business practice, and reflect the basis for the financial condition and results of operations of Entrada set forth in the Entrada Financial Statements referred to in Section 3.4 hereto.

    3.23 NO BROKERS' OR OTHER FEES. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder or Entrada or any of its Subsidiaries.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF SYNC

    Sync hereby represents and warrants to Entrada as follows as of April 10, 2000:

    4.1 CORPORATE ORGANIZATION. Sync, and each Subsidiary of Sync, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Sync and each of its Subsidiaries has full corporate power and authority to own their respective assets and to carry on their respective businesses as now being conducted and are duly qualified or licensed to do business as foreign corporations in good standing in the jurisdictions in which the ownership of their respective property or the conduct of their respective businesses requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on Sync. Sync has delivered to Entrada complete and correct copies of the certificate of incorporation and all amendments thereto, the by-laws as presently in effect, and the minute books and stock transfer records of Sync and each of its Subsidiaries.

    4.2  CAPITALIZATION.

        (a) The authorized capital stock of Sync consists of 50,000,000 shares of Sync Common Stock, of which 3,531,007 shares of Sync Common Stock (the "Sync Shares") were outstanding as of March 31, 2000, and 754,280 shares of Sync Common Stock were reserved for issuance upon exercise of options outstanding as of March 31, 2000, and 2,000,000 shares of Sync Preferred Stock, par value $.001 per share, none of which shares were outstanding as of March 31, 2000. No other shares of any other class or series of capital stock of Sync or securities exercisable or convertible into or exchangeable for capital stock of Sync ("Sync Capital Stock Equivalents") were authorized, issued or outstanding as of March 31, 2000. Since March 31, 2000, there have been no issuances of Sync Common Stock or Sync Capital Stock Equivalents other than (i) issuances of shares of Sync Common Stock upon exercise of options outstanding on March 31, 2000, (ii) issuance of shares of Sync Common Stock under Sync's Employee Stock Purchase Plan and
    (iii) and 700,000 shares of Series A Preferred Stock were outstanding as of the date of this Agreement. Except as set forth in Section 4.2(a) of the Disclosure Schedule, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares, whether issued or unissued, of capital stock of Sync or Sync Capital Stock Equivalents, including any rights of issuance, conversion or exchange under any outstanding securities or other instruments, other than restrictions imposed by Federal and state securities laws. All of the Sync Shares are, and any shares of Sync Common Stock to be issued upon exercise of outstanding options will be, duly authorized, validly issued and outstanding and fully paid, nonassessable and free and clear of all Encumbrances. Neither Sync nor any of its Subsidiaries has any outstanding debt securities or other indebtedness or guarantees, except as specifically disclosed in the Sync Financial Statements (as defined in Section 4.4).

        (b) Section 4.2(b) of the Disclosure Schedule contains a complete and correct list of all direct or indirect Subsidiaries of Sync and the amount of capital stock or other equity interests owned by Sync and its Subsidiaries in such Subsidiaries. All the outstanding shares of capital stock of each of the Subsidiaries of Sync have been duly authorized, validly issued and are fully paid and non-assessable and, except as set forth in
    Section 4.2(b) of the Disclosure Schedule, are owned (of record and beneficially) by Sync or by another Subsidiary of Sync, free and clear of all Encumbrances. Except for the Subsidiaries set forth in Section
    4.2(b) of the Disclosure Schedule, neither Sync nor any of its Subsidiaries owns or has any option or right to acquire, directly or indirectly, any capital stock or other equity securities of, or has any direct or indirect equity or ownership interest or debt investment in, any corporation, association, partnership, joint venture or other business.

    4.3 AUTHORIZATION, ETC. Each of Sync and Merger Co has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sync and Merger Co (other than the approval of this Agreement by the holders of a majority of the outstanding shares of Sync Common Stock) and no other corporate proceedings on the part of Sync, Merger Co or their respective stockholders are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed by each of Sync and Merger Co and, assuming this Agreement constitutes the legal, valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of each of Sync and Merger Co, enforceable against each of Sync and Merger Co in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


    4.4  FINANCIAL STATEMENTS.  Sync has previously delivered to Entrada
(i) the audited balance sheet of Sync and its Subsidiaries as of December 31, 1999 and the related audited statements of income, stockholders' equity and cash flows for the fiscal year then ended, and the notes thereto (the "Sync Financial Statements"). The Sync Financial Statements present fairly the assets, liabilities, financial position, results of operations and cash flows of Sync and its Subsidiaries as of the dates and for the periods indicated, and have been prepared in accordance with GAAP consistently applied by Sync.

    4.5 NO UNDISCLOSED LIABILITIES. Except as disclosed in Section 4.5 of the Disclosure Schedule, neither Sync nor any of its Subsidiaries has any liabilities or obligations, whether accrued, absolute, contingent, matured or unmatured, that are required to be reflected, accrued or reserved for in an audited balance sheet of Sync or such Subsidiary or the notes thereto prepared in accordance with GAAP, other than (i) liabilities and obligations that are reflected, accrued or reserved for in the balance sheet as of December 31, 1999 included in the Sync Financial Statements (the "Sync Balance Sheet"), (ii) liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of the Sync Balance Sheet and (iii) liabilities and obligations which in the aggregate would not have a Material Adverse Effect on Sync.

    4.6 NO APPROVALS OR CONFLICTS. Except as set forth in Section 4.6 of the Disclosure Schedule, the execution, delivery and performance by Sync and Merger Co of this Agreement and the consummation by Sync and Merger Co of the transactions contemplated hereby will not violate, conflict with or result in a breach by Sync or any of its Subsidiaries of any provision of the certificate of incorporation or by-laws of Sync or any of its Subsidiaries, violate, conflict with or result in a breach of any provision of, or constitute a default by Sync or any of its Subsidiaries (or an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of Sync or any of its Subsidiaries under, any Sync Contract (as defined in Section 4.15), violate or result in a breach of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to Sync, any of its Subsidiaries, or any of their respective properties or except for those required under or in relation to the HSR Act, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority, excluding such violations, conflicts and breaches which, individually or in the aggregate, would not have a Material Adverse Effect on Sync or prevent or delay the consummation of the transactions contemplated hereby.

    4.7 COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS. Neither Sync nor any of its Subsidiaries is in violation of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of Sync or any such Subsidiary. Sync and each of its Subsidiaries have all material licenses, permits and other governmental authorizations reasonably necessary to conduct their respective businesses as currently conducted and such licenses, permits and authorizations are valid and in full force and effect.

    4.8 LITIGATION. Except as set forth in Section 4.8 of the Disclosure Schedule, there are no Claims pending or, to the best knowledge of Sync, threatened against Sync, any of its Subsidiaries, or the transactions contemplated by this Agreement before any arbitrator, court or governmental or regulatory authority or body, which, if decided unfavorably to Sync or such Subsidiary, would have a Material Adverse Effect on Sync. Except as set forth in
Section 4.8 of the Disclosure Schedule, neither Sync nor any of its Subsidiaries nor any of their respective assets is subject to any decree, order or judgment which would have a Material Adverse Effect on Sync.

    4.9 ASSETS. Except as set forth in Section 4.9 of the Disclosure Schedule, on December 31, 1999, Sync and each of its Subsidiaries had and, except with respect to assets disposed of or acquired in the ordinary course of business and consistent with past practice since such date, Sync and each of its Subsidiaries now has, good and valid title to, or holds by valid and existing lease or license, all the assets reflected as assets of Sync and its Subsidiaries on the balance sheet as of December 31, 1999 included in the Sync Financial Statements (the "1999 Sync Balance Sheet") or which would have been reflected on the 1999 Sync Balance Sheet if acquired prior to such date, free and clear of Encumbrances except for: Encumbrances which secure indebtedness or obligations which are properly reflected on the 1999 Sync Balance Sheet and Permitted Liens. Except as set forth in Section 4.9 of the Disclosure Schedule, Sync and its Subsidiaries own, or have valid leasehold interests in, all material tangible assets necessary for the operation or conduct of Sync's or such Subsidiary's business as currently conducted and all such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of Sync's or such Subsidiary's business.

    4.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section 4.10 of the Disclosure Schedule, since December 31, 1999, the business of Sync and each of its Subsidiaries has been conducted only in the ordinary course and consistent with past practice in all material respects, there has not been any event or development prior to the date hereof which, if it had occurred or existed after the date hereof, would be a violation of Section 5.2(c), and there has not been any change, event or development which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Sync.

    4.11 TAXES. Sync and each of its Subsidiaries has filed or caused to be filed all Tax Returns (including estimated Tax Returns) required to be filed by Sync and each such Subsidiary. To the best knowledge of Sync, all Tax Returns are complete and accurate in all material respects. All Taxes required to be shown on such Tax Returns or otherwise due or payable and all additional assessments of any such Taxes received prior to the date hereof have been paid in full on the due date for payment thereof. Neither Sync nor any of its Subsidiaries is required to file any income or franchise tax returns in any jurisdiction other than the United States and the States of Arizona, Delaware, Colorado, Connecticut, Florida, Georgia, Illinois, California, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New Jersey, New York, Ohio, Oklahoma, Pennsylvania, Rhode Island, Texas and Virginia. The amounts set up as accruals for Taxes on the Sync Financial Statements are sufficient for the payment of all Taxes of Sync and each of its Subsidiaries, whether or not disputed, for all periods ended on and prior to the respective dates thereof. In addition, the amounts set up as accruals for Taxes on the financial books of Sync and each of its Subsidiaries on the date hereof are and will be sufficient for the payment of all Taxes of Sync and each such Subsidiary, whether or not disputed, for all periods ended on and prior to the Closing Date. Except as disclosed in Section 4.11 of the Disclosure Schedule, the United States Federal, California and Massachusetts income tax returns of Sync and each of its Subsidiaries have been audited by the Internal Revenue Service or other Tax

Authority or are closed and, to the best knowledge of Sync, there are no proceedings or claims relating thereto or any facts that could give rise to the reopening thereof or in connection with any other state or local income tax returns. No deficiency in the payment of Taxes by Sync or any of its Subsidiaries for any period has been asserted or, to the best knowledge of Sync, threatened against Sync or any of its Subsidiaries by any Tax Authority and remains unsettled as of the date of this Agreement. All Taxes required to be withheld, collected or deposited by Sync or any of its Subsidiaries have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax Authorities. Neither Sync nor any of its Subsidiaries owe any amount pursuant to any written or unwritten Tax sharing agreement or arrangement, or will have any liability after the date hereof in respect of any written or unwritten Tax sharing agreement or arrangement executed or agreed prior to the date hereof. There are no Tax liens on any of the assets of Sync or any of its Subsidiaries, other than liens for current Taxes which are not yet due or payable. Except as set forth in Section 4.11 of the Disclosure Schedule, neither Sync nor any of its Subsidiaries has made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Tax against Sync or any such Subsidiary. Neither Sync nor any of its Subsidiaries has been, or will be, subject to Tax under Section 1374 or
Section 1375 of the Code for any taxable year ending on or prior to the Closing Date. Neither Sync nor any of its Subsidiaries has filed a consent with the Internal Revenue Service pursuant to Section 341(f) of the Code or with any other Tax Authority to any similar effect or made an election under Section 338 of the Code other than as provided for in the terms of this Agreement.

    4.12  EMPLOYEE BENEFITS.

        (a) Section 4.12 of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, stock bonus, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of Sync or any of its Subsidiaries has any present or future right to benefits and under which Sync or any of its Subsidiaries may have any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Sync Plans."

        (b) With respect to each Sync Plan, Sync has delivered to Entrada a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: any related trust agreement or other funding instrument; the most recent determination letter, if the Sync Plan is intended to qualify under Code Section 401(a); any summary plan description and other written communications (or a description of any oral communications) by Sync or any of its Subsidiaries to their respective employees concerning the extent of the benefits provided under a Sync Plan; and, for the three most recent years, (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.


        (c) No Sync Plan is subject to Title IV of ERISA, and neither Sync nor any member of its Controlled Group has ever contributed to, sponsored, or been obligated to contribute to any plan subject to Title IV of ERISA.


        (d) (i) Each Sync Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations;
    (ii) no event has occurred and no condition exists that would subject Sync or its Subsidiaries either directly or by reason of its affiliation with any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any Tax, fine, lien or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations;
    (iii) each Sync Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter pursuant to the Tax Reform Act of 1986 and subsequent legislation as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iv) for each Sync Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof;
    (v) except as set forth on Section 4.12 of the Disclosure Schedule, no Sync Plan provides retiree welfare benefits and neither Sync nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither Sync nor any member of its Controlled Group has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

        (e) With respect to any Sync Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Sync, threatened, and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

        (f) Except as set forth in Section 4.12 of the Disclosure Schedule, no Sync Plan exists that could result in the payment to any present or former employee of Sync or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee or other service provider of Sync or any of its Subsidiaries as a result of the transactions contemplated by this Agreement. There is no contract, plan or arrangement (written or otherwise) covering any employee or other service provider or former employee or other service provider of Sync or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

    4.13 LABOR RELATIONS. Except as set forth in Section 4.13 of the Disclosure Schedule, there is no unfair labor practice charge or complaint pending or, to the best knowledge of Sync, threatened against or otherwise affecting Sync or any of its Subsidiaries which, if adversely determined, would reasonably be likely to result in a liability having a Material Adverse Effect on Sync; there is no labor strike, slowdown, work stoppage, or lockout in effect, or, to the best knowledge of Sync, threatened against or otherwise affecting Sync or any of its Subsidiaries, and neither Sync nor any of its Subsidiaries has experienced any such labor controversy within the past three years; neither Sync nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices; and Sync and each of its Subsidiaries is in compliance with their obligations pursuant to the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. To the best knowledge of Sync, there is no effort to organize employees of Sync or any of its Subsidiaries which is pending or threatened.

    4.14 PATENTS, TRADEMARKS, TRADE NAMES, ETC. Section 4.14 of the Disclosure Schedule contains a true and complete list of all patents, trademarks, trade names, copyrights and pending applications therefor (collectively, the "Sync Intellectual Property") used or owned by Sync and each of its Subsidiaries and a list of all licenses and other agreements (collectively, the "Sync License Agreements") relating thereto. Except as set forth in Section 4.14 of the Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not materially impair any right to use the Sync Intellectual Property or the Sync License Agreements, (ii) all Sync Intellectual Property and Sync License Agreements are valid, in good standing and free and clear of liens or other security interests, (iii) neither Sync nor any of its Subsidiaries has received written or, to the best knowledge of Sync, oral, notice of any claims by any person to the use of any such Sync Intellectual Property, or challenging or questioning the validity or effectiveness of any such Sync License Agreement, and (iv) to the knowledge of Sync, no other person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any of the Sync Intellectual Property.

    4.15 CONTRACTS. The contracts and agreements listed in Section 4.15 of the Disclosure Schedule constitute each contract, instrument, lease, deed or agreement which is material to the business or operations of Sync and each of its Subsidiaries (the "Sync Contracts"). Complete copies (or, if oral, written summaries) of each Sync Contract have been made available to Entrada, including all of the following Sync Contracts: (i) any indenture, note, mortgage, installment obligation, or other instrument for or relating to any borrowing of money; (ii) any guaranty of any obligation; (iii) any agreement, contract, commitment or arrangement containing any covenant limiting the ability of Sync or any of its Subsidiaries to engage in any line of business or to compete with any business or person; (iv) any agreement, contract, commitment or arrangement relating to capital expenditures with respect to Sync or any of its Subsidiaries and involving future payments which exceed $25,000 in any 12-month period;
(v) any agreement, contract, commitment or arrangement relating to the acquisition of assets or any capital stock of any business enterprise which has not been consummated; (vi) any real property lease; (vii) any contract, commitment, agreement or arrangement which requires payments in excess of $25,000 in any 12-month period, to the extent such contract, commitment, agreement or arrangement is not terminable within 30 days without payment of premium or penalty; (viii) any license agreement; (ix) any joint venture, partnership or other agreement for the joint performance of work or services;
(x) each power of attorney that is effective and outstanding; (xi) any agreement entered into other than in the ordinary course of business containing or providing for an express undertaking by Sync or its Subsidiaries to be responsible for consequential damages and (xii) any contract, commitment, agreement or arrangement with any director, stockholder or Affiliate of Sync or any of its Subsidiaries. Each Sync Contract is in full force and effect, and is a legal, valid and binding obligation of Sync or such Subsidiary and, to the best knowledge of Sync, each of the other parties thereto, enforceable in accordance with its terms, except that (x) enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by Sync, any of its Subsidiaries, or, to the best knowledge of Sync, any other party thereto under, or result in a right in termination of, any Sync Contract, by any other party thereto. To the best knowledge of Sync, no party to any Sync Contract intends (x) to terminate such Sync Contract or materially amend the terms thereof, (y) to refuse to renew such Sync Contract upon expiration thereof or (z) to renew such Sync Contract upon expiration thereof on terms and conditions which are materially more onerous to Sync or such Subsidiary than those pertaining to such existing Sync Contract.

    4.16 ENVIRONMENTAL MATTERS. Except as to matters which would not be expected to result, individually or in the aggregate, in a Material Adverse Effect on Sync, or as set forth in Section 4.16 of the Disclosure Schedule,
(i) neither Sync nor any of its Subsidiaries has received any notice alleging the material violation of, or any material actual or potential liability relating to, any applicable Environmental Laws which violation has not been resolved and, to the best knowledge of Sync, no such notice is threatened or otherwise expected, (ii) to the best knowledge of Sync, Sync and each of its Subsidiaries is and has been in material compliance with all applicable Environmental Laws and, to the best knowledge of Sync, there is no condition that could prevent or materially interfere with such compliance in the future,
(iii) Sync and each of its Subsidiaries has obtained and is and has been in material compliance with all required governmental environmental permits, registrations and authorizations with respect to the business of Sync and each of its Subsidiaries as currently conducted, (iv) to the best knowledge of Sync, no Hazardous Material has been transported, stored, treated, arranged to be disposed of or disposed of by Sync or any of its Subsidiaries on or from the real estate owned, operated or otherwise used by Sync or any of its Subsidiaries or at any other location, except in compliance with or as otherwise would not result in material liability under any applicable Environmental Laws, (v) except for successor liability as owner of real property, neither Sync nor any of its Subsidiaries has assumed, contractually or by operation of law, any liabilities, potential liabilities or obligations of any other person or entity under any applicable Environmental Laws, (vi) neither Sync nor any of its Subsidiaries has entered into, agreed to, or is subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws,
(vii) to the best knowledge of Sync, there are no (w) underground or aboveground storage tanks, (x) surface impoundments, (y) landfills or (z) sewer or septic systems currently or formerly present at or about any of the properties or facilities currently or, to the best knowledge of Sync, formerly owned, operated or otherwise used by Sync or any of its Subsidiaries that could result in material liability to Sync or any such Subsidiary under any applicable Environmental Laws, and (viii) to the best knowledge of Sync, there are no actions, activities, events, conditions or circumstances occurring or existing, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that can reasonably expected to result in any material liability or obligation of Sync or any of its Subsidiaries under or relating to any Environmental Laws.

    4.17 INSURANCE. Section 4.17 of the Disclosure Schedule lists all insurance policies of Sync and each of its Subsidiaries covering the assets, employees and operations of Sync and each of its Subsidiaries as of the date hereof and any pending claim under such policies. All such policies are in full force and effect, all premiums due thereon have been paid by Sync or such Subsidiary and Sync and each of its Subsidiaries has complied in all material respects with the provisions of such policies and has not received any notice from any of its insurance brokers or carriers that such broker or carrier will not be willing or able to renew their existing coverage.

    4.18 MATERIAL CUSTOMERS AND SUPPLIERS. Section 4.18 of the Disclosure Schedule sets forth the names of the ten suppliers of Sync and its Subsidiaries whom Sync and its Subsidiaries paid the greatest sum of money in respect of products, services and materials sold to Sync and its Subsidiaries and the ten customers of Sync and its Subsidiaries from whom Sync and its Subsidiaries received the greatest sum of money in respect of products or services provided by Sync and its Subsidiaries between January 1, 1999 and December 31, 1999.

    4.19  REAL PROPERTY.

        (a) The real property listed in Section 4.19(a) of the Disclosure Schedule constitutes all of the real property that any of Sync and its Subsidiaries owns as of the date hereof (the "Sync Owned Real Property"). Except as set forth in Section 4.19(a) of the Disclosure Schedule, with respect to each such parcel of Sync Owned Real Property the identified owner has good and marketable fee simple title to the parcel of real property, free and clear of any Encumbrance (other than Permitted Liens).

        (b) The leases listed in Section 4.15 of the Disclosure Schedule constitute all the real property leases which are used in the conduct of the business of Sync and its Subsidiaries as it is presently being conducted and/or to which Sync or its Subsidiaries is a party (the "Sync Leases," and such property, "Sync Leased Property"; the Sync Leased Property, together with the Sync Owned Real Property, the "Sync Real Property"). The Sync Owned Real Property and the Sync Leased Property is all of the real property which is used for the conduct of the business of Sync and its Subsidiaries as is presently conducted.

        (c) Since December 31, 1999, neither Sync nor any of its Subsidiaries has sold, assigned, transferred or otherwise disposed of, or granted any security interest in or lien on, any Sync Lease.

    With respect to each Sync Lease, all accrued and payable rents required by each Sync Lease to be paid by Sync or any of its Subsidiaries have been paid or adequate provision for such payment has been made, no written notice of default or termination has been given or received by Sync or any of its Subsidiaries, and, to the best knowledge of Sync, no material event of default has occurred, no condition exists and no event has occurred that, with the giving of notice or the lapse of time, would become a material default or permit early termination, under any Sync Lease, and (iii) Sync has, and immediately after the Closing, Entrada will have, good, valid and enforceable title to the leasehold estate in the Sync Leased Property, free and clear of any Encumbrance (other than Permitted Liens). Except as set forth in Section 4.19(c) of the Disclosure Schedule, no third party consent or approval under any Sync Lease is required for the consummation of the transactions contemplated herein.

        (d) Sync has obtained all easements and rights of way required from all governmental jurisdictions or from private parties for the normal use and operation of the business on the Sync Owned Real Property as heretofore conducted.

        (e) There is no pending or, to Sync's knowledge, threatened condemnation, expropriation, eminent domain or similar proceeding affecting any of the Sync Real Property and Sync has not received any written notice of any of the same.

        (f) Each Sync Owned Real Property and, to Sync's knowledge, each Sync Leased Property and all buildings, structures, fixtures and improvements on each Sync Owned Real Property and, to Sync's knowledge, each Sync Leased Property, and all use of any thereof by Sync, conform with all applicable building, zoning, subdivision, land use, fire and other laws pertaining to or affecting real property, except where the failure to so conform would not have a Material Adverse Effect on Sync. Each occupied Sync Owned Real Property and, to Sync's knowledge, each occupied Sync Leased Property is occupied under a valid and existing certificate of occupancy for such Sync Real Property. Sync has taken all corrective action indicated in all written notices or orders to Sync to correct violations of laws issued by any governmental authority having jurisdiction against or affecting the Sync Real Property. The Sync Real Property is not in violation of any restrictive covenant, condition, restriction or limitation which would have a Material Adverse Effect on Sync or a material adverse effect on the use thereof as currently utilized.

        (g) No Sync Owned Real Property is subject to any contract or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting the right of Sync to convey or use it as currently operated.

        (h) All Sync Real Property and the improvements thereon are supplied with the utilities necessary for the operation of such facilities as currently operated.

        (i) Sync has not received written notice of any special assessment relating to any Sync Real Property or any portion thereof, and, to Sync's knowledge, there are no pending or threatened special assessments.

        (j) Sync has not obtained any environmental, engineering or other studies or reports prepared for Sync since January 1, 1995 which primarily deal with the ownership, operation, maintenance or management of the Sync Real Property.

    4.20 INVESTMENT COMPANY ACT STATUS. Neither Sync nor any of its Subsidiaries is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940.

    4.21 PRODUCT LIABILITY. Except as set forth in Section 4.21 of the Disclosure Schedule, neither Sync nor any of its Subsidiaries has received written notice of any claim or threatened claim against Sync or any such Subsidiary for product liability, nor, to the best knowledge of Sync, has Sync or any of its Subsidiaries received oral notice of any claim or threatened claim against Sync or any of its Subsidiaries for product liability.

    4.22 BOOKS AND RECORDS. The financial books and records pertaining to the business of Sync and its Subsidiaries are complete and correct in all material respects, have been maintained in accordance with good business practice, and reflect the basis for the financial condition and results of operations of Sync set forth in the Sync Financial Statements referred to in Section 4.4 hereto.

    4.23 NO BROKERS' OR OTHER FEES. No broker, finder or investment banker (other than Alliant Partners) is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sync or any of its Subsidiaries.

    4.24 SYNC REPORTS. Since January 1997, Sync has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder (the "Sync Commission Filings"), and all such forms, reports and documents filed with the Commission have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. Sync has made available to Entrada true and complete copies of all Sync Commission Filings filed by Sync with the Commission since January 1, 1997. As of their respective dates, the Sync Commission Filings did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    4.25 NASDAQ. Sync's Common Stock is currently trading on the NASDAQ National Market and Sync currently satisfies the "maintenance criteria" for continued trading thereon. Except as set forth in Section 4.25 of the Disclosure Schedule, Sync has received no notice from NASDAQ of a potential revocation of its National Market listing, nor is Sync aware of any facts that would form the basis of such a notice.

                                   ARTICLE V
                            COVENANTS AND AGREEMENTS

    5.1  CONDUCT OF BUSINESS BY ENTRADA.  The Shareholder covenants that, except
(i) as otherwise expressly contemplated by this Agreement or (ii) as consented to by Sync in writing, from and after April 10, 2000 and until the Effective Time, the Shareholder shall cause Entrada to, and Entrada shall and shall cause each of its Subsidiaries to:

        (a) use all reasonable efforts consistent with good business judgment to
    (i) preserve intact the present business organization of Entrada and its Subsidiaries and pay payables and collect receivables in a manner consistent with past practice and otherwise operate Entrada and its Subsidiaries in the ordinary and regular course of business consistent with past practice; (ii) maintain Entrada's and its Subsidiaries' books and records in accordance with past practices; (iii) keep available the services of Entrada's and its Subsidiaries' officers and employees; and (iv) maintain satisfactory relationships with licensors, suppliers, creditors, distributors, customers and others having material business relationships with Entrada and its Subsidiaries;

        (b) notify Sync of any change in the normal course of business or operations of Entrada or its Subsidiaries and of any governmental complaints, investigations or hearings of which Entrada or its Subsidiaries is notified (or communications received by Entrada or its Subsidiaries indicating that the same may be contemplated), or the institution or settlement of litigation or any claim, in each case involving Entrada or its Subsidiaries, and to keep Sync informed of such events;

        (c) not (i) cause to be issued or sold any shares of capital stock or debt or equity securities of Entrada or its Subsidiaries or Entrada Capital Stock Equivalents or issue, grant or enter into any options, warrants, rights, subscription agreements or commitments of any kind with respect thereto; (ii) directly or indirectly cause to be purchased, redeemed or otherwise acquired or disposed of any shares of capital stock of Entrada or its Subsidiaries; (iii) declare, set aside or pay any dividend or other distribution; (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any Entrada Capital Stock Equivalents, other than pursuant to Entrada Plans in accordance with their terms as in effect on the date hereof; (v) permit or allow Entrada or its Subsidiaries to borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business and consistent with past practice; (vi) subject any of the assets of Entrada or any of its Subsidiaries (real, personal or mixed, tangible or intangible) to any Encumbrance or otherwise permit or allow the sale, lease, transfer or disposition of any assets of Entrada or its Subsidiaries (real, personal or mixed, tangible or intangible), other than in the ordinary course of business and consistent with past practice; (vii) assume, guarantee, or otherwise become responsible for the obligations of, or make any loans or advances to, any other individual, firm or corporation;
    (viii) waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to Entrada or its Subsidiaries or any material claims held by Entrada or its Subsidiaries;
    (ix) except for capital expenditures not to exceed $5,000, make any investment or expenditure of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise; (x) enter into any new material line of business; (xi) cancel or terminate any insurance policy naming Entrada or its Subsidiaries as a beneficiary or a loss payable payee; (xii) enter into any collective bargaining agreements;
    (xiii) increase the compensation or fringe benefits of any of the officers or directors of Entrada or any of its Subsidiaries or, other than in accordance with past practice, effect any material general increase in the compensation or fringe benefits of the employees of Entrada or any of its Subsidiaries or pay or agree to pay any pension, retirement allowance, or other benefit not required by any existing employee benefit plan or any bonus to any such officers or employees, commit Entrada or any of its Subsidiaries to any employment agreement or employee benefit plan with or for the benefit of any of Entrada's or its Subsidiaries' officers or employees or any other person, or alter, amend, terminate in whole or in part, or curtail or permanently discontinue contributions to, any pension plan or any other employee benefit plan; (xiv) except as may be required as a result of a change in law or in GAAP, change any of the accounting practices or principles used by Entrada or its Subsidiaries; (xv) enter into or terminate any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or any contract, agreement or transaction involving a total remaining commitment of at least $25,000;
    (xvi) except as may be required by law, make any material Tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Returns that may have a Material Adverse Effect on the Tax position of Entrada or any of its Subsidiaries or settle or compromise any material Federal, state, local or foreign Tax liability; (xvii) enter into any "non-compete" or similar agreement; (xviii) amend the certificate of incorporation or by-laws of Entrada or any of its Subsidiaries; (xix) take any action with knowledge that such action would reasonably be expected to result in any of the conditions contained in Article VII not being satisfied; (xx) or agree to do any of the foregoing; and

        (d) comply in all material respects with all applicable laws, including, without limitation, applicable Environmental Laws.

    5.2 CONDUCT OF BUSINESS BY SYNC. Sync covenants that, except (i) as otherwise expressly contemplated by this Agreement or (ii) as consented to by the Shareholder in writing, from and after April 10, 2000 and until the Effective Time Sync shall, and shall cause each of its Subsidiaries to:

        (a) use all reasonable efforts consistent with good business judgment to
    (i) preserve intact the present business organization of Sync and its Subsidiaries and pay payables and collect receivables in a manner consistent with past practice and otherwise operate Sync and its Subsidiaries in the ordinary and regular course of business consistent with past practice; (ii) maintain Sync's and its Subsidiaries' books and records in accordance with past practices; (iii) keep available the services of Sync's and its Subsidiaries' officers and employees; and (iv) maintain satisfactory relationships with licensors, suppliers, creditors, distributors, customers and others having material business relationships with Sync and its Subsidiaries;

        (b) notify Entrada of any change in the normal course of business or operations of Sync or its Subsidiaries and of any governmental complaints, investigations or hearings of which Sync or its Subsidiaries is notified (or communications received by Sync or its Subsidiaries indicating that the same may be contemplated), or the institution or settlement of litigation or any Claim, in each case involving Sync or its Subsidiaries, and to keep Entrada informed of such events;

        (c) not (i) cause to be issued or sold any shares of capital stock or debt or equity securities of Sync or its Subsidiaries or Sync Capital Stock Equivalents, except for (x) the exercise of outstanding stock options, or issue, grant or enter into any options, warrants, rights, subscription agreements or commitments of any kind with respect thereto, except in the ordinary course to non-executive employees of Sync, (y) the issuance of the Contribution Shares and (z) the sale of 700,000 shares of Sync's Series A Preferred Stock to Entrada Holdings, LLC (which occurred on May 12, 2000),
    (ii) directly or indirectly cause to be purchased, redeemed or otherwise acquired or disposed of any shares of capital stock of Sync or its Subsidiaries; (iii) declare, set aside or pay any dividend or other distribution; (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any Sync Capital Stock Equivalents, other than pursuant to Sync Plans in accordance with their terms as in effect on the date hereof; (v) permit or allow Sync or its Subsidiaries to borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business and consistent with past practice; (vi) subject any of the assets of Sync or any of its Subsidiaries (real, personal or mixed, tangible or intangible) to any Encumbrance or otherwise permit or allow the sale, lease, transfer or disposition of any assets of Sync or its Subsidiaries (real, personal or mixed, tangible or intangible), other than in the ordinary course of business and consistent with past practice; (vii) assume, guarantee, or otherwise become responsible for the obligations of, or make any loans or advances to, any other individual, firm or corporation; (viii) waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to Sync or its Subsidiaries or any material claims held by Sync or its Subsidiaries; (ix) except for (A) capital expenditures in the ordinary course of business and (B) capital expenditures not to exceed $5,000, make any investment or expenditure of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise; (x) enter into any new material line of business; (xi) cancel or terminate any insurance policy naming Sync or its Subsidiaries as a beneficiary or a loss payable payee; (xii) enter into any collective bargaining agreements; (xiii) increase the compensation or fringe benefits of any of the officers or directors of Sync or any of its Subsidiaries or, other than in accordance with past practice, effect any material general increase in the compensation or fringe benefits of the employees of Sync or any of its Subsidiaries or pay or agree to pay any pension, retirement allowance, or other benefit not required by any existing employee benefit plan to any such officers or employees, commit Sync or any of its Subsidiaries to any employment agreement or employee benefit plan with or for the benefit of any of Sync's or its Subsidiaries' officers or employees or any other person, or alter, amend, terminate in whole or in part, or curtail or permanently discontinue contributions to, any pension plan or any other employee benefit plan; (xiv) except as may be required as a result of a change in law or in GAAP, change any of the accounting practices or principles used by Sync or its Subsidiaries; (xv) enter into or terminate any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or any contract, agreement or transaction involving a total remaining commitment of at least $25,000;

    (xvi) except as may be required by law, make any material Tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Returns that may have a Material Adverse Effect on the Tax position of Sync or any of its Subsidiaries or settle or compromise any material Federal, state, local or foreign Tax liability; (xvii) enter into any "non-compete" or similar agreement; (xviii) amend the certificate of incorporation or by-laws of Sync or any of its Subsidiaries; (xix) take any action with knowledge that such action would reasonably be expected to result in any of the conditions contained in Article VI not being satisfied; or (xx) agree to do any of the foregoing; and

        (d) comply in all material respects with all applicable laws, including, without limitation, applicable Environmental Laws.

    5.3  ACCESS TO BOOKS AND RECORDS; COOPERATION.

        (a) ENTRADA. During the period commencing on the date hereof and ending on the Closing Date, Entrada will afford to Sync and its counsel, accountants and other authorized representatives access, at all reasonable times upon reasonable advance notice, to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts of Entrada and its Subsidiaries, and the right to make copies and extracts from such books, records and contracts, and to furnish Sync with all financial, operating and other data and information concerning Entrada and its Subsidiaries as Sync and its advisors may reasonably request. Sync will hold, and will use its best efforts to cause its representatives to hold, any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated April 19, 1999 between Sync and Entrada (the "Confidentiality Agreement").

        (b) SYNC. During the period commencing on the date hereof and ending on the Closing Date, Sync will afford to Entrada and its counsel, accountants and other authorized representatives access, at all reasonable times upon reasonable advance notice, to the officers, directors, employees, accountants and other advisors and agents, books, records and contracts of Sync and its Subsidiaries, and the right to make copies and extracts from such books, records and contracts, and to furnish Entrada with all financial, operating and other data and information concerning Sync and its Subsidiaries as Entrada may reasonably request. Entrada will hold, and will use its best efforts to cause its representatives to hold, any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

    5.4 FILINGS AND CONSENTS. Sync and Entrada shall use all reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. The parties made all appropriate filings under the HSR Act and obtained early termination of the waiting period under such act.

    5.5  NO SOLICITATION.

        (a) Sync, the Shareholder and its Subsidiaries, and the officers, directors, employees or other agents of Sync, the Shareholder and its Subsidiaries, will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or
    (ii) subject to the terms of Section 5.5(b), engage in negotiations with, or disclose any nonpublic information relating to Sync or Entrada (as applicable) to, or afford access to the properties, books or records of Sync or Entrada (as applicable) to, any person that has advised Sync, the Shareholder or Entrada that it may be considering making, or that has made, a Takeover Proposal. Each of Sync and the Shareholder will promptly notify the other after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Sync or Entrada, as applicable, or for access to the properties, books or records of Sync or Entrada, as applicable, by any person that has advised Sync or the Shareholder, as applicable, that it may be considering making, or that has made, a Takeover Proposal and will keep the Shareholder or Sync, as applicable, fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Sync or Entrada, or the acquisition of any significant equity interest in, or a significant portion of the assets of, Sync or Entrada, other than the transactions contemplated by this Agreement.

        (b) Notwithstanding Section 5.5(a), if an unsolicited Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall be received by the Board of Directors of Sync or the Shareholder, then, to the extent the Board of Directors of Sync or the Shareholder, as applicable, believes in good faith (after consultation with its financial advisor) that such Takeover Proposal would, if consummated, result in a transaction more favorable to Sync's or the Shareholder's stockholders, as applicable, from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "SUPERIOR PROPOSAL"), and the Board of Directors of Sync or the Shareholder, as applicable, determines in good faith after consultation with outside legal counsel that it is necessary for such Board of Directors to evaluate the Superior Proposal in order to comply with its fiduciary duties to stockholders under applicable law, Sync or the Shareholder, as applicable, and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of its Board of Directors, and such actions shall not be considered a breach of this Section 5.5 or any other provisions of this Agreement; PROVIDED, HOWEVER, that Sync and the Shareholder shall not, and shall not permit any of their respective officers, directors, employees or other representatives to, agree to or endorse any Takeover Proposal regarding Sync or Entrada, as applicable, unless Sync or the Shareholder, as applicable, shall have (i) terminated this Agreement pursuant to Section 8.1(e), and (ii) agreed to pay, without interest, to the Shareholder or Sync, as applicable, the sum of $1,000,000 (the "Break-up Fee") no later than thirty (30) days after the closing of the transaction resulting from the Superior Proposal.

    5.6 PROXY; REGISTRATION STATEMENT. As soon as practicable after the date hereof, Sync shall prepare and file with the Commission an amendment to its pending Registration Statement on Form S-4 (Commission Registration Number 333-37510) with respect to the shares of Sync Common Stock to be issued constituting the Merger Consideration and the Contribution Shares and a proxy statement and related materials to be furnished by the Company to the holders of Sync Common Stock in connection with the Merger and the name change referred to in Section 1.6 of this Agreement (the "Proxy Statement"). As soon as practicable following receipt of final comments from the staff of the Commission on the Proxy Statement and the Registration Statement (or advice that such staff will not review such filing), Sync shall use its best efforts to have the Registration Statement declared effective by the Commission and to maintain the effectiveness of such Registration Statement until completion of the Merger. Promptly after the effectiveness of the Registration Statement, Sync shall mail the Proxy Statement to all holders of Sync Common Stock. Sync, the Shareholder and Entrada shall cooperate with each other in the preparation of the Proxy Statement and the Registration Statement and shall advise the other in writing if, at any time prior to the Sync Meeting, any such party shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement or the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Notwithstanding the foregoing, each party shall be responsible for the information and disclosures which it makes or incorporates by reference in all regulatory filings, the Proxy Statement and the Registration Statement.

    5.7 SHAREHOLDERS' MEETING. Sync shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-Laws, to convene a meeting of the holders of the Sync Common Stock (the "Sync Meeting") as promptly as practicable for the purpose of considering and taking action required by this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties, the Board of Directors of Sync shall recommend that the holders of the Sync Common Stock vote in favor of and approve the Merger and adopt this Agreement at the Sync Meeting.

    5.8 LISTING. Sync shall use its best efforts to list on the Nasdaq National Market upon official notice of issuance the Sync Common Stock to be issued in the Merger and the Contribution Shares.

    5.9 COVENANT TO SATISFY CONDITIONS. Each party hereto agrees to use all reasonable efforts to insure that the conditions set forth in Article VI and
Article VII, respectively hereof are satisfied, insofar as such matters are within the control of such party.

    5.10 BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall at any time execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable, including without limitation the transfer to Entrada of all right, title and interest in the Entrada Assets, for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI
                  CONDITIONS TO THE SHAREHOLDER'S OBLIGATIONS

    The obligation of the Shareholder to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by the Shareholder.

    6.1 REPRESENTATIONS AND WARRANTIES. (a) Each of the representations and warranties of Sync set forth in this Agreement shall be true and correct as of April 10, 2000 and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case they shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

    6.2 PERFORMANCE. Sync shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it prior to the Closing.

    6.3 OFFICER'S CERTIFICATE. Sync shall have delivered to the Shareholder a certificate, dated as of the Closing Date and executed by the President or a Senior Vice President of Sync, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof.

    6.4 HSR ACT. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

    6.5 SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of shareholders of Sync.

    6.6 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

    6.7 NASDAQ. The Sync Common Stock issuable pursuant to the Merger shall have been designated for inclusion in the Nasdaq National Market (the "Nasdaq").

    6.8 INJUNCTIONS. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a United States Federal or state court or governmental authority of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

    6.9 CONSENTS. All material orders, consents, approvals, permits, authorizations, notices, declarations, filings, applications, qualifications and registrations identified in Section 4.6 of the Disclosure Schedule and necessary to effect the Closing or continue the business of Entrada after the Closing shall have been obtained.

    6.10 NON-COMPETITION AGREEMENT. Prior to the Closing, pursuant to Section 1.7(d), Sync shall have entered into a Non-Competition Agreement with the Shareholder in such form and substance as Sync and the Shareholder may mutually agree.

                                  ARTICLE VII
                        CONDITIONS TO SYNC'S OBLIGATION

    The obligation of Sync to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by Sync.

    7.1 REPRESENTATIONS AND WARRANTIES. (a) Each of the representations and warranties of the Shareholder set forth in this Agreement that shall be true and correct as of April 10, 2000 and as of the Closing Date as if made at and as of the Closing Date, (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case they shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

    7.2 PERFORMANCE. The Shareholder and Entrada shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by the Shareholder and Entrada prior to the Closing.

    7.3 OFFICER'S CERTIFICATE. The Shareholder and Entrada shall have delivered to Sync a certificate, dated as of the Closing Date and executed by the President or a Senior Vice President each of the Shareholder and Entrada, certifying to the fulfillment of the conditions specified in Sections 7.1 and
7.2 hereof.

    7.4 HSR ACT. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

    7.5 SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of shareholders of Sync.

    7.6 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

    7.7 INJUNCTIONS. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a United States Federal or state court or governmental authority of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

    7.8 CONSENTS. All material orders, consents, approvals, permits, authorizations, notices, declarations, filings, applications, qualifications and registrations identified in Section 3.6 of the Disclosure Schedule and necessary to effect the Closing or continue the business of Entrada after the Closing shall have been obtained. Without limiting the foregoing, Coast Business
Credit, Inc. shall have agreed to continue to provide financing to the Surviving Corporation in the same amount and on the same terms and conditions as it has provided such financing to Entrada prior to the date of this Agreement.

    7.9 NON-COMPETITION AGREEMENT. Prior to the Closing, pursuant to Section 1.7(d), Sync shall have entered into a Non-Competition Agreement with the Shareholder in such form and substance as Sync and the Shareholder may mutually agree.

                                  ARTICLE VIII
                                  TERMINATION

    8.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

        (a) by the mutual consent of Sync and the Shareholder;

        (b) by Sync, if the Closing has not occurred on or before September 15, 2000, unless the failure of such consummation shall be due to any materially false, inaccurate or misleading representations and warranties of Sync contained herein or the breach or failure of Sync to comply in all material respects with the agreements and covenants contained herein to be performed by Sync on or before September 15, 2000;

        (c) by the Shareholder, if the Closing has not occurred on or before September 15, 2000, unless the failure of such consummation shall be due to any materially false, inaccurate or misleading representations and warranties of the Shareholder contained herein or the breach or failure of the Shareholder to comply in all material respects with the agreements and covenants contained herein to be performed by the Shareholder on or before September 15, 2000;

        (d) by either Sync or the Shareholder, if any court or governmental authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable;

        (e) by either Sync or the Shareholder, upon (i) receipt of an unsolicited proposal that constitutes a Superior Proposal and
    (ii) agreement to pay the Break-up Fee; or

        (f) by Sync in the event its Shareholders vote not to approve this Agreement, provided that Sync shall then pay to Entrada a fee of Two Hundred Fifty Thousand Dollars ($250,000.00) within thirty (30) days of such shareholder vote.

    8.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby by Sync or the Shareholder pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein, no party to this Agreement will have any liability under this Agreement to any other except (i) that nothing herein shall relieve any party from any liability for making any false, inaccurate or misleading representations or warranties, or the breach of any covenants and agreements set forth in this Agreement and (ii) as contemplated by Section 9.1 and (iii) if applicable, payment of the Break-up Fee pursuant to Section 5.5(b) or the $250,000.00 fee pursuant to Section 8.1(f).

                                   ARTICLE IX
                                INDEMNIFICATION

    9.1 INDEMNIFICATION BY THE SHAREHOLDER OF SYNC. Subject to the limits set forth in this Section 9.1, the Shareholder agrees that from and after the date hereof the Shareholder shall, indemnify, defend and hold Sync, its Subsidiaries (including, without limitation, Entrada after the Effective Date) and their respective officers, directors, partners, stockholders, employees, agents and representatives (collectively, the "Sync Indemnified Persons") harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively, "Losses"), that such Sync Indemnified Persons or Sync or its Subsidiaries may incur arising out of or due to (i) any false, inaccurate, or misleading representation or warranty or the breach of any covenant by the Shareholder or Entrada in the Agreement,
(ii) the termination of the Case Defined Benefit Plan; (iii) the early termination by Entrada of its real estate lease for property located in Aurora, Illinois; and (iv) the failure of Entrada to pay any owed Taxes and to file all required Tax Returns, and all fines and penalties associated therewith. The matters referred to in clause (i) of this paragraph (a) shall be subject to indemnification only as to claims made within the period ending twenty-four (24) months following the Effective Date (except as to matters referred to in Section 3.16, for which the time limit is the applicable statute of limitations).

    9.2 INDEMNIFICATION BY SYNC OF THE SHAREHOLDER. Subject to the limits set forth in this Section 9.1, Sync agrees that from and after the date hereof Sync shall, for claims made within the period ending twenty-four (24) months following the Effective Date (except as to matters referred to in Section 4.16, for which the time limit is the applicable statute of limitations) indemnify, defend and hold the Shareholder and its officers, directors, partners, stockholders, employees, agents and representatives (collectively, the "Entrada Indemnified Persons" and, together with the Sync Indemnified Persons, the "Indemnified Persons") harmless from and in respect of any and all Losses that such Entrada Indemnified Persons may incur arising out of or due to any false, inaccurate, or misleading representation or warranty or the breach of any covenant by Sync in the Agreement. The matters referred to in this paragraph
(b) shall be subject to indemnification only as to claims made within the period ending twenty-four (24) months following the Effective Date (except as to matters referred to in Section 3.16, for which the time limit is the applicable statute of limitations).

    9.3 NOTICE AND OPPORTUNITY TO DEFEND. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 9.1(a) or 9.1(b), then Sync or the Shareholder as applicable, shall promptly notify the Shareholder or Sync, respectively (the "Indemnifying Party"). If such event involves any claim, or the commencement of any action or proceeding, by a third person against any of the Indemnified Persons, the Indemnified Person will give the Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; PROVIDED, HOWEVER, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and the Indemnified Person shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein or, following the delivery by the Indemnifying Party to the Indemnified Person of Indemnified Party's acknowledgment in writing that the relevant Loss is an indemnified liability hereunder and that the Indemnifying Party, in its good faith judgment, will be able to pay any award of money damages against the Indemnified Person in connection with such action, to assume the defense thereof, with legal counsel reasonably satisfactory to such Indemnified Person and, after notice from the Indemnified Person to such Indemnified Person of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party or parties seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party or parties in connection with the defense thereof. The Indemnifying Party and the Indemnified Person agree to cooperate fully with each other and their respective legal counsel in connection with the defense, negotiation or settlement of any such action or asserted liability. The Indemnified Person shall have the right to participate at his own expense in the defense of such action or asserted liability. If the Indemnifying Party assumes the defense of an action (a) no settlement or compromise thereof may be effected (i) by the Indemnifying Party without the written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any person by any Indemnified Person and no adverse effect on any other claims that may be made against any Indemnified Person and (y) all relief provided is paid or satisfied in full by the Indemnifying Party or (ii) by the Indemnified Person without the written consent of Indemnifying Party (which consent shall not be unreasonably withheld or delayed) and (b) the Indemnified Person may subsequently assume the defense of such action if a court of competent jurisdiction determines that the Indemnifying Party is not vigorously defending such action and the Indemnifying Party shall bear all costs and expenses incurred by the Indemnified Party in its defense of such action, including without limitation, fees and expenses of legal counsel. In no event shall the Indemnifying Party be liable for any settlement effected without its written consent

    9.4 PAYMENT. On each occasion that any Indemnified Person shall be entitled to indemnification or reimbursement under this Section 9.1, the Indemnifying Party shall, at each such time, promptly pay by wire transfer, to the Indemnified Person the aggregate amount of such Loss. To the extent the Indemnified Person is the Shareholder and/or Entrada and Sync makes a payment to a third party or incurs defense costs subsequent to the Effective Date with respect to a matter subject to indemnification hereunder, then the Loss payable to the Shareholder shall equal the amount of such payment and costs, which the Surviving Corporation shall pay to the Shareholder. To the extent that the Indemnified Person is a Sync Indemnified Person, and Sync makes a payment to a third party or incurs defense costs subsequent to the Effective Date with respect to a matter subject to indemnification hereunder by the Shareholder, then the Loss payable to Sync shall equal the amount of such payment and costs, which the Shareholder shall pay to Sync. If any Indemnified Person shall be entitled to indemnification under this Section 9.1, the Indemnifying Party shall reimburse in cash the Indemnified Person's actual out-of-pocket expenses, if any, arising as a result of defending against any such claim, action or proceeding.

    9.5 MINIMUM LIABILITY. Neither party shall have any liability to the other under this Article IX unless such party's aggregate Losses exceed $250,000, in which event the Indemnifying Party shall be liable only for all such Losses above that amount. Neither party shall have any liability under this Article IX in an amount greater that Sync's market capitalization as of the date of this Agreement.

                                   ARTICLE X
                                 MISCELLANEOUS

    10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time for a period of two (2) years, except for (a) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part prior to or at the Effective Time, and (b) those representations concerning Taxes, which will survive for the statute of limitations period applicable to the payment of such taxes, and (c) those representations concerning matters under or relating to any Environmental Laws, which will survive for the statute of limitations period applicable to such matters.

    10.2 FEES AND EXPENSES. Except as otherwise provided in this Agreement, Entrada and Shareholder shall bear their own expenses and the expenses of their Affiliates and Sync shall bear its own expenses and the expenses of its Affiliates in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. Each of Entrada. Shareholder and Sync shall bear the fees and expenses of any broker or finder retained by such party or parties and their respective Affiliates (including, in the case of Sync, Merger Co) in connection with the transactions contemplated herein.

    10.3 GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of California applicable to contracts made and to be performed therein.

    10.4 AMENDMENT. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by Sync, the Shareholder.

    10.5 NO ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the Shareholder, in the case of assignment by Sync, and Sync, in the case of any assignment by the Shareholder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    10.6 WAIVER. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

    10.7 NOTICES. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered, (b) mailed by registered or certified first-class mail, prepaid with return receipt requested, (c) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (d) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (c) above:

       If to Sync:

          Sync Research, Inc.
           12 Morgan
           Irvine, California 92618
           Attn: William K. Guerry, President
           (949) 460-4481 (telecopier)
           (949) 588-2070 (telephone)

       With copies to:

           Orrick, Harrington & Sutcliffe, LLP
           777 South Figueroa Street, Suite 3200
           Los Angeles, California 90017
           Attn: Blase P. Dillingham, Esq.
           (213) 612-2499 (telecopier)
           (213) 629-2020 (telephone)
           Venture Law Group
           2775 and 2800 Sand Hill Road
           Menlo Park, California 94025
           Attn: Mark Medearies, Esq.
           (650) 233-8386 (telecopier)
           (650) 854-4488 (telephone)

       If to the Shareholder:

           Osicom Technologies, Inc.
           2800 28th Street

           Suite 100
           Santa Monica, California 90405
           Attn: President
           (310) 581-4032 (telecopier)
           (310) 581-4030 (telephone)

       With copies to:

           Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP
           Metro Corporate Campus I
           99 Wood Avenue South
           P.O. Box 5600
           Woodbridge, New Jersey 07095
           Attn: W. Raymond Felton
           (732) 549-1881 (telecopier)
           (732) 549-5600 (telephone)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

    Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) four days after the date of mailing if sent by certified or registered mail or (z) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

    10.8 COMPLETE AGREEMENT. This Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

    10.10 PUBLICITY. Sync and the Shareholder will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.

    10.11 HEADINGS. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    10.12 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

    10.13 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

    10.14 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE AREA ENCOMPASSED BY THE SOUTHERN DISTRICT OF THE STATE OF CALIFORNIA AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES HERETO EACH ACCEPT FOR ITSELF AND HIMSELF, AS THE CASE MAY BE, AND IN CONNECTION WITH ITS OR HIS, AS THE CASE MAY BE, RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE SHAREHOLDER DESIGNATES LIZ BIANCHI AT HER BUSINESS ADDRESS, 9990 MESA RIM ROAD, SAN DIEGO, CALIFORNIA 92121 AND SUCH OTHER PERSON AS MAY HEREINAFTER BE SELECTED BY THE SHAREHOLDER WHO IRREVOCABLY AGREES IN WRITING TO SO SERVE AS AGENT FOR THE SHAREHOLDER TO RECEIVE ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE PARTIES HERETO TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. SYNC DESIGNATES WILLIAM K. GUERRY AT HIS BUSINESS ADDRESS SET FORTH IN SECTION 10.7 AND SUCH OTHER PERSON AS MAY HEREINAFTER BE SELECTED BY SYNC WHO IRREVOCABLY AGREES IN WRITING TO SO SERVE AS AGENT FOR SYNC TO RECEIVE ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE PARTIES HERETO TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE PARTIES HERETO, AS PROVIDED HEREIN, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.

    10.15 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS OR HIS, AS THE CASE MAY BE, JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS

WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

    10.16  DEFINITIONS.  As used in this Agreement:

    "AFFILIATE" of a person means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    "BEST KNOWLEDGE" means the knowledge of the Shareholder's or Sync's, as the case may be, officers, as such knowledge has been obtained in the normal course of its business or in connection with the preparation of the Disclosure Schedule and the furnishing of information to Sync or the Shareholder as contemplated by this agreement, after having made a reasonable investigation of the accuracy of the representations and warranties made by the Shareholder or Sync in this Agreement or in any document, certificate or other writing furnished by Entrada or Sync to the other pursuant hereto or in connection therewith.

    "MATERIAL ADVERSE EFFECT" means, with respect to any entity, to the extent not reflected on such entity's Balance Sheet, any liability, obligation, impairment, restriction, lien, cost, expense, loss, compensation, payment, reimbursement, damage, judgment or settlement to, of, by or on the business (including on assets that has such effect on the business), operations, cash flow, property, assets, prospects or condition (financial or otherwise) of such entity and its Subsidiaries taken as a whole in the amount of $250,000 or more for an individual occurrence or $500,000 or more in the aggregate for multiple occurrences, arising outside the ordinary course of business. "Material Adverse Effect" includes, without limitation, any effect that impairs the ability of any of the parties hereto to consummate any transaction contemplated hereby.

    "PERMITTED LIENS" means (a) any mechanic's, materialman's or other liens arising by operation of law in the ordinary course of business consistent with past practice, (b) liens for Taxes, assessments and other governmental charges not yet due and payable or which the taxpayer is contesting in good faith through appropriate proceedings and for which any required reserves have been established, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith, and (e) Encumbrances which, individually and in the aggregate, do not materially impair the current use or continued use (in the same manner as they are being used on the date hereof) of the asset to which they attach.

    "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    IN WITNESS WHEREOF, Sync and the Shareholder has caused this Agreement to be executed by its duly authorized officer, in both cases as of the day and year first above written.

                                          SYNC RESEARCH, INC., a Delaware
                                          Corporation


                                          By: /s/ WILLIAM K. GUERRY
                                          Name: William K. Guerry
                                          Title: Chief Executive Officer



                                          OSICOM TECHNOLOGIES, INC. a New Jersey
                                          corporation
                                          By: /s/ CHRISTOPHER E. SUE
                                          Name: Christopher E. Sue
                                          Title: Vice President of Finance

                                    ANNEX B
                      OPINION OF FINANCIAL ADVISOR TO SYNC

                        [letterhead of Alliant Partners]

April 10, 2000

Board of Directors
Sync Research, Inc.
12 Morgan
Irvine, CA 92618

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Sync Research, Inc. ("Sync" or the "Company") in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Agreement") dated April 10, 2000 by and among

    1.  Sync Research, Inc. ("Sync"), a Delaware corporation

    2.  Osicom Technologies, Inc. ("Parent"), a New Jersey corporation

    3. Osicom Technologies, Inc., doing business as Entrada Networks ("Entrada" or "Entrada"), a Delaware Corporation in which reside substantially all of the assets of the Network Access division of Osicom Technologies Inc. New Jersey

    4. a wholly-owned subsidiary of Sync Research, Inc. (yet to be created), formed for the purpose of this transaction and the issuance of common stock, par value $0.001, of Sync (the "Shares") pursuant thereto. The total consideration to be paid to Parent for Entrada is equal to the number of shares of Sync Common Stock outstanding at the time of closing, to be issued at closing. As of April 10, 2000, that number was 3,531,007. The transactions described above are collectively referred to herein as the "Transaction".

    Alliant Partners, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and corporate partnering transactions. We have acted as financial advisor to Sync in connection with the Transaction and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Transaction.

    In arriving at our opinion, we have reviewed the Agreement and all of the Exhibits and schedules, and have reviewed financial, product and other information that was furnished to us by Sync and Parent. We also have held discussions with members of the senior management of Sync and Parent regarding the historic and current business operations and future risks and prospects of the Company, including their expectation for certain strategic benefits of the transaction. As part of these discussions, we also reviewed other transactions contemplated by the Company over the last twelve months. In addition, we have compared certain financial and securities data, both historic and projected, of Entrada with those of various other companies engaged in businesses we considered comparable with securities which are traded in public markets, analyzed prices paid in certain other similar business combinations, and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    We have assumed, without independent verification, the accuracy, completeness and fairness of all of the financial statements, product information, marketing strategies and other information regarding Entrada that has been provided to us by Parent and its representatives. We did not make any independent evaluation of Entrada's assets or intellectual property, nor did we review any of Parent's corporate records.

    Based on the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the consideration to be paid by Sync in connection with the Transaction is fair, from a financial point of view, to Sync and its shareholders.

Sincerely Yours,

/s/ ALLIANT PARTNERS

                                    ANNEX C
                BRING-DOWN OPINION OF FINANCIAL ADVISOR TO SYNC



                        [letterhead of Alliant Partners]



August 2, 2000
Board of Directors
Sync Research, Inc.
12 Morgan
Irvine, CA 92618
Gentlemen:



    You have requested our updated opinion as to the fairness, from a financial point of view, to the shareholders of Sync Research, Inc., a Delaware corporation, ("Sync" or the "Company"), in connection with the transactions contemplated by the Amended and Restated Agreement and Plan of Merger (the "Agreement") dated August 2, 2000 by and between Sync and Osicom Technologies, Inc., a New Jersey corporation, ("Parent") and the issuance of common stock, par value $0.001, of Sync (the "Shares") pursuant thereto.



    The total consideration to be paid to Parent for the stock of Parent's wholly-owned subsidiary doing business as Entrada Networks ("Entrada") is equal to the number of shares of Sync common stock outstanding at the time of closing, to be issued at closing. As of July 31, 2000, consequent to the terms of Sync's private placement financing of May 12, that number is 4,237,401.



    As part of the Agreement, Parent agrees to contribute cash to Entrada at or shortly prior to the closing in exchange for an additional 1,000,000 to 3,000,000 shares of Sync common stock. The price for these shares is based on the average closing price per share of Sync's common stock as reported on NASDAQ for the thirty trading days immediately preceding the closing with a minimum price of $3.30 and a maximum price of $3.811.



    The transactions described above are collectively referred to herein as the "Transaction".



    Alliant Partners, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and corporate partnering transactions. We have acted as financial advisor to Sync in connection with the Transaction and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Transaction.

Sync Research, Inc.                                                       Page 2
Board of Directors                                                August 2, 2000



    In arriving at our opinion, we have reviewed the Agreement and all of the Exhibits and schedules, as well as the agreements and details pertaining to Sync's private placement financing on May 12, 2000. In addition, we have reviewed financial, product and other information that was furnished to us by Sync and Parent. We also have held discussions with members of the senior management of Sync and Parent regarding the historic and current business operations and future risks and prospects of the Company, including their expectation for certain strategic benefits of the transaction. As part of these discussions, we also reviewed other transactions contemplated by the Company over the last twelve months. In addition, we have compared certain financial and securities data, both historic and projected, of Entrada with those of various other companies engaged in businesses we considered comparable with securities which are traded in public markets, analyzed prices paid in certain other similar business combinations, and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.



    We have assumed, without independent verification, the accuracy, completeness and fairness of all of the financial statements, product information, marketing strategies and other information regarding Entrada that has been provided to us by Parent and its representatives. We did not make any independent evaluation of Entrada's assets or intellectual property, nor did we review any of Parent's corporate records.



    Based on the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the consideration to be paid by Sync in connection with the Transaction remains fair, from a financial point of view, to Sync and its shareholders.



Sincerely Yours,
Alliant Partners

                             The Transfer Agent is:


                                EQUISERVE, L.P.



           BY MAIL:                   BY OVERNIGHT COURIER                   BY HAND:

        EquiServe, L.P.                  EquiServe, L.P.          Securities Transfer & Reporting
    Attn: Corporate Actions          Attn: Corporate Actions              Services, Inc.
        P. O. Box 8029                  150 Royall Street               c/o EquiServe, L.P.
     Boston, MA 02266-8029              Canton, MA 02021            100 William Street/Galleria
                                                                        New York, NY 10038

                                   BY FACSIMILE TRANSMISSIONS
                                   (FOR ELIGIBLE INSTITUTIONS
                                      ONLY) (781) 575-2232
                                      CONFIRM BY TELEPHONE:
                                         (800) 733-5001


    If you have any questions or need an additional copy of the proxy statement, please contact

                          The Proxy Soliciation Agent:

                                   MACKENZIE
                                 PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         CALL TOLL-FREE (800) 322-2885

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

    Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

    Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

    Article X of the Registrant's Certificate of Incorporation (incorporated by reference herein) provides for indemnification of directors, officers and other persons as follows:

        "A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        B. The Corporation shall indemnify to fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

        C. Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
    Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

    Article VI of the Registrant's Bylaws (incorporated by reference herein) provides in pertinent part that:

        "INDEMNIFICATION OF DIRECTORS AND OFFICERS. The corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a "director" or "officer" of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

        INDEMNIFICATION OF OTHERS. The corporation shall have the power, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this
    Section 6.2, an "employee" or "agent" of the corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

        INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the General Corporation Law of Delaware."

    The Registrant has entered into indemnification agreements with its directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director's insurance if available on reasonable terms.

    The Registrant has also obtained directors and officers' liability insurance covering, subject to certain exceptions, actions taken by the Registrant's directors and officers in their capacities as such.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits

    The following exhibits are filed herewith or incorporated herein by reference.


       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
      2.01*             Amended and Restated Agreement and Plan of Merger, dated as of August 2, 2000, by and between the Registrant and Osicom
                        Technologies, Inc., a New Jersey corporation.

      3.1*              Amended and Restated Certificate of Incorporation of
                        Registrant.

      3.3(14)           Bylaws of Registrant.

      5.01*             Form of opinion of Orrick, Herrington & Sutcliffe LLP as to the legality of the Registrant's Common Stock being
                        registered hereby.

     10.01(1)           Form of Indemnification Agreement.

     10.02(8)           Amended and Restated 1991 Stock Plan (amended as of June 12,
                        1998) and form of Option Agreement.

     10.03(4)           Amended 1995 Employee Stock Purchase Plan (amended as of
                        September 27, 1996) and form of Subscription Agreement.

     10.04(8)           Amended and Restated 1995 Directors' Option Plan (amended as of June 12, 1998) and form of Option Agreement.

     10.05(1)           Amended and Restated Investors' Rights Agreement among the
                        Registrant and certain security holders of the Registrant, dated as of April 25, 1994.

     10.06(1)           Consulting Agreement between the Registrant and Gregorio
                        Reyes dated January 1995.

     10.07(1)           401(k) Plan.

     10.08(5)           Assumed TyLink Corporation 1994 Equity Incentive Plan.

     10.09(4)           Form of Severance Agreement between the Registrant and other executive officers of the Registrant.

     10.10(4)           Real Estate Lease between TyLink and Thomas J. Flatley d/b/a
                        The Flatley Company, dated May 14, 1991.

     10.11(13)          Third Amendment to Lease for 10C Commerce Way, Norton, MA
                        dated July 28, 1999.

     10.12(9)           Amended and Restated 1996 Non-Executive Stock Option Plan
                        (amended as of August 21, 1998).

     10.13(7)           Letter Agreement dated June 6, 1997 between William K.
                        Guerry and the Registrant.

     10.14(10)          Form of Severance Agreement between the Registrant and
                        Gregorio Reyes, dated October 24, 1997.

     10.15(13)          Standard Industrial Lease for 12 Morgan, Irvine, CA dated
                        July 19, 1999.

     10.16(14)          Form of Amended and Restated Severance Agreement between the
                        Registrant and William Guerry, dated October 8, 1999.

     10.17(15)          Stock Purchase Agreement between the Registrant and Entrada
                        Holdings LLC, dated May 12, 2000.

     10.18(15)          Certificate of Designation of Rights, Preferences and
                        Privileges of Series A Preferred Stock of the Registrant,
                        dated May 12, 2000.

     10.19(15)          Registration Rights Agreement between the Registrant and
                        Entrada Holdings LLC, dated May 12, 2000.

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
     10.20**            Distribution Agreement, dated February 25, 1997, between
                        Entrada and Ingram Micro, Inc.

     10.21**            Distribution Agreement, dated March 25, 1997, between
                        Entrada and Tech Data Product Management, Inc.

     10.22**            Lease Agreement, dated October 4, 1989, between
                        Case/Datatel Inc. and Chippewa Limited Partnership.

     10.22(a)**         First Amendment of Lease Agreement, dated October 19, 1994, between Chippewa Limited Partnership and Case/Datatel Inc.

     10.22(b)**         Amendment No. 2 to Lease Agreement, dated April 22, 1999,
                        between Entrada and Chippewa Limited Partnership.

     10.23**            Lease Agreement, dated July 1, 1999, between Entrada and
                        West Park Realty Trust.

     10.23(a)**         First Amendment to Lease Agreement, dated July 1999, between
                        Entrada and West Park Realty Trust.

     10.24**            Supply Agreement, dated May 1, 1998, between Entrada and
                        NETsilicon, Inc.

     10.25** Loan and Security Agreement, dated September 27, 1996, between Entrada and Coast Business Credit.

     10.25(a)**         Addendum to Loan and Security Agreement between Entrada and
                        Coast Business Credit dated January 8, 1999.

     10.25(b)**         1st Amendment to Loan and Security Agreement between Entrada and Coast Business Credit dated April 16, 1999.

     10.26**            Secured Term Note between Entrada and Coast Business Credit dated April 16, 1999.

     10.27**            OEM Agreement, dated December 24, 1997, between Entrada and
                        Cisco Systems, Inc.

     10.27(a)**         Amendment No. 1 to OEM Agreement, dated November 20, 1998, between Entrada and Cisco Systems, Inc.

     21.01(10)          Subsidiaries of the Registrant.

     23.01*             Consent of Orrick, Herrington & Sutcliffe LLP (contained in
                        Exhibit 5.01).

     23.02* Consent of Ernst & Young LLP, Independent Auditors, with respect to financial statements of Registrant.

     23.03* Consent of BDO Seidman, LLP, Independent Auditors, with respect to financial statements of Entrada.

     24.01**            Power of Attorney.

     99.01* Form of Proxy Card to be mailed to holders of Registrant's stock.


------------------------

   * Filed herewith.


  ** Previously filed.

 (1) Incorporated by reference from exhibits filed in response to Item 16(a), "Exhibits," of the Registrant's Registration Statement on Form S-1, as amended (File No. 33-06910), which became effective on November 9, 1995.

 (2) Incorporated by reference from exhibits filed in response to Item 14, "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

 (3) Incorporated by reference from Exhibit 2.1 included with the Current Report on Form 8-K filed April 18, 2000. Exhibits filed in response to Item 6.

 (4) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, filed November 14, 1996.

 (5) Incorporated by reference from Registrant's Registration Statement on Form S-8 (No. 333-12315), filed on September 19, 1996.

 (6) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, filed August 14, 1997.

 (7) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, filed November 14, 1997.

 (8) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, filed August 14, 1998.

 (9) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, filed November 16, 1998.

 (10) Incorporated by reference from exhibits filed in response to Item 14, "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

 (11) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, filed May 16, 1999.

 (12) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, filed August 16, 1999.

 (13) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, filed November 15, 1999.

 (14) Incorporated by reference from exhibits filed in response to Item 14, "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed March 24, 2000.


 (15) Incorporated by reference from exhibits filed with the Registrant's Current Report on Form 8-K, filed May 19, 2000.


------------------------

+   Confidential Treatment Requested.

    (b)  Financial Statement Schedules

        None.

ITEM 22.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
    1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

        (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of this registration statement through the date of responding to such request; and

        (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

    Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 2, 2000.


                                                       SYNC RESEARCH, INC.

                                                       By:  /s/ WILLIAM K. GUERRY
                                                            -----------------------------------------
                                                            William K. Guerry
                                                            President and Chief Executive Officer


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



                      SIGNATURE                                    TITLE                      DATE
                      ---------                                    -----                      ----
                                                       President, Chief Executive
/s/ WILLIAM K. GUERRY                                    Officer (Principal Executive
-------------------------------------------              Officer) and Chief Financial   August 2, 2000
William K. Guerry                                        Officer (Principal Financial
                                                         Officer) and Director

                     *
-------------------------------------------            Chairman of the Board of         August 2, 2000
Gregorio Reyes                                           Directors

                     *
-------------------------------------------            Director                         August 2, 2000
Charles A. Haggerty

                     *
-------------------------------------------            Director                         August 2, 2000
William J. Schroeder



*By:  /s/ WILLIAM K. GUERRY
      --------------------------------------
      William K. Guerry
      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
      2.01*             Amended and Restated Agreement and Plan of Merger, dated as of August 2, 2000, by and between the Registrant, and Osicom
                        Technologies, Inc., a New Jersey corporation.

      3.1*              Amended and Restated Certificate of Incorporation of
                        Registrant.

      3.3(14)           Bylaws of Registrant.

      5.01*             Form of opinion of Orrick, Herrington & Sutcliffe LLP as to the legality of the Registrant's Common Stock being
                        registered hereby.

     10.01(1)           Form of Indemnification Agreement.

     10.02(8)           Amended and Restated 1991 Stock Plan (amended as of June 12,
                        1998) and form of Option Agreement.

     10.03(4)           Amended 1995 Employee Stock Purchase Plan (amended as of
                        September 27, 1996) and form of Subscription Agreement.

     10.04(8)           Amended and Restated 1995 Directors' Option Plan (amended as of June 12, 1998) and form of Option Agreement.

     10.05(1)           Amended and Restated Investors' Rights Agreement among the
                        Registrant and certain security holders of the Registrant, dated as of April 25, 1994.

     10.06(1)           Consulting Agreement between the Registrant and Gregorio
                        Reyes dated January 1995.

     10.07(1)           401(k) Plan.

     10.08(5)           Assumed TyLink Corporation 1994 Equity Incentive Plan.

     10.09(4)           Form of Severance Agreement between the Registrant and other executive officers of the Registrant.

     10.10(4)           Real Estate Lease between TyLink and Thomas J. Flatley d/b/a
                        The Flatley Company, dated May 14, 1991.

     10.11(13)          Third Amendment to Lease for 10C Commerce Way, Norton, MA
                        dated July 28, 1999.

     10.12(9)           Amended and Restated 1996 Non-Executive Stock Option Plan
                        (amended as of August 21, 1998).

     10.13(7)           Letter Agreement dated June 6, 1997 between William K.
                        Guerry and the Registrant.

     10.14(10)          Form of Severance Agreement between the Registrant and
                        Gregorio Reyes, dated October 24, 1997.

     10.15(13)          Standard Industrial Lease for 12 Morgan, Irvine, CA dated
                        July 19, 1999.

     10.16(14)          Form of Amended and Restated Severance Agreement between the
                        Registrant and William Guerry, dated October 8, 1999.

     10.17(15)          Stock Purchase Agreement between the Registrant and Entrada
                        Holdings LLC, dated May 12, 2000.

     10.18(15)          Certificate of Designation of Rights, Preferences and
                        Privileges of Series A Preferred Stock of the Registrant,
                        dated May 12, 2000.

     10.19(15)          Registration Rights Agreement between the Registrant and
                        Entrada Holdings LLC, dated May 12, 2000.

     10.20**            Distribution Agreement, dated February 25, 1997, between
                        Entrada and Ingram Micro, Inc.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
     10.21**            Distribution Agreement, dated March 25, 1997, between
                        Entrada and Tech Data Product Management, Inc.

     10.22**            Lease Agreement, dated October 4, 1989, between Case/Datatel
                        Inc. and Chippewa Limited Partnership.

     10.22(a)**         First Amendment of Lease Agreement, dated October 19, 1994, between Chippewa Limited Partnership and Case/Datatel Inc.

     10.22(b)**         Amendment No. 2 to Lease Agreement, dated April 22, 1999,
                        between Entrada and Chippewa Limited Partnership.

     10.23**            Lease Agreement, dated July 1, 1999, between Entrada and
                        West Park Realty Trust.

     10.23(a)**         First Amendment to Lease Agreement, dated July 1999, between
                        Entrada and West Park Realty Trust.

     10.24**            Supply Agreement, dated May 1, 1998, between Entrada and
                        NETsilicon, Inc.

     10.25** Loan and Security Agreement, dated September 27, 1996, between Entrada and Coast Business Credit.

     10.25(a)**         Addendum to Loan and Security Agreement between Entrada and
                        Coast Business Credit dated January 8, 1999.

     10.25(b)**         1st Amendment to Loan and Security Agreement between Entrada and Coast Business Credit dated April 16, 1999.

     10.26**            Secured Term Note between Entrada and Coast Business Credit dated April 16, 1999.

     10.27**            OEM Agreement, dated December 24, 1997, between Entrada and
                        Cisco Systems, Inc.

     10.27(a)**         Amendment No. 1 to OEM Agreement, dated November 20, 1998, between Entrada and Cisco Systems, Inc.

     21.01(10)          Subsidiaries of the Registrant.

     23.01*             Consent of Orrick, Herrington & Sutcliffe LLP (contained in
                        Exhibit 5.01).

     23.02* Consent of Ernst & Young LLP, Independent Auditors, with respect to financial statements of Registrant.

     23.03* Consent of BDO Seidman, LLP, Independent Auditors, with respect to financial statements of Entrada.

     24.01**            Power of Attorney.

     99.01* Form of Proxy Card to be mailed to holders of Registrant's stock.


------------------------

*   Filed herewith.


**  Previously filed.


(1) Incorporated by reference from exhibits filed in response to Item 16(a), "Exhibits," of the Registrant's Registration Statement on Form S-1, as amended (File No. 33-06910), which became effective on November 9, 1995.

(2) Incorporated by reference from exhibits filed in response to Item 14, "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(3) Incorporated by reference from Exhibit 2.1 included with the Current Report on Form 8-K filed April 18, 2000. Exhibits filed in response to Item 6.

(4) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, filed November 14, 1996.

(5) Incorporated by reference from Registrant's Registration Statement on Form S-8 (No. 333-12315), filed on September 19, 1996.

(6) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, filed August 14, 1997.

(7) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, filed November 14, 1997.

(8) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, filed August 14, 1998.

(9) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, filed November 16, 1998.

(10) Incorporated by reference from exhibits filed in response to Item 14, "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(11) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, filed May 16, 1999.

(12) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, filed August 16, 1999.

(13) Incorporated by reference from exhibits filed in response to Item 6, "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, filed November 15, 1999.

(14) Incorporated by reference from exhibits filed in response to Item 14, "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed March 24, 2000.


(15) Incorporated by reference from exhibits filed with the Registrant's Current Report on Form 8-K, filed May 19, 2000.


------------------------

+   Confidential Treatment Requested.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              SYNC RESEARCH, INC.

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